As filed with the Securities and Exchange Commission on June 26, 2000
                              Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
             Registration Statement Under the Securities Act of 1933

                           HUDSON RIVER BANCORP, INC.
             (Exact name of registrant as specified in its charter)




        Delaware                         6036                    14-1803212
--------------------------------------------------------------------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                                                   CARL A. FLORIO
 One Hudson City Centre                        Hudson River Bancorp, Inc.
 Hudson, New York 12534                        One Hudson City Centre
     (518) 828-4600                            Hudson, New York 12534
                                                    (518) 828-4600
--------------------------------------------------------------------------------
(Address,  including ZIP code, and      (Name, address, including ZIP code,
 telephone number,including area code,   and telephone number, including area
 of registrant's principal executive     code, of agent for service)
 offices)

                                   COPIES TO:

BETH A. FREEDMAN, ESQ.                                  RAYMOND A. TIERNAN, ESQ.
MARTIN L. MEYROWITZ, P.C.        HARRY L. ROBINSON      GERALD F. HEUPEL, JR., ESQ.
Silver, Freedman & Taff, L.L.P.  Cohoes  Bancorp, Inc.  Elias, Matz, Tiernan & Herrick, L.L.P.
1100 New York Avenue, N.W.       75 Remsen Street       734 15th Street, N.W., 12th Floor
Washington, D.C.  20005          Cohoes, NY 12047       Washington, D.C.  20005

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------------------------------
                                    Calculation of Registration Fee
-------------------------------------------------------------------------------------------------------
                                                 Proposed maximum  Proposed maximum
Title of each class of         Amount to         offering price    aggregate offering  Amount of
securities to be registered    be registered(1)  per share(2)      price(2)            registration fee

Common Stock, $.01 par value  10,395,744 shares  $10.97            $114,046,140        $30,108

(1) Based upon the estimated maximum number of shares that may be issued upon consummation of the merger ("Merger") with Cohoes Bancorp, Inc.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f)(1) and 457(c), and solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $114,046,140, which equals (x) the average of the high and low sale prices of the common stock, of Cohoes Bancorp, Inc., of $13.00 as reported on the Nasdaq National Market on June 20, 2000, multiplied by (y) 8,772,780, the total number of shares of Cohoes Bancorp, Inc. common stock (including shares issuable pursuant to the exercise of outstanding options to be canceled in the Merger. The proposed maximum offering price per share is equal to the proposed maximum aggregate offering price determined in the manner described in the preceding sentence divided by the maximum number of shares of Hudson River common stock that could be issued in the Merger.

--------------------------------------------------------------------------------

[HUDSON RIVER BANCORP, INC. LOGO]                                                                     [COHOES BANCORP, INC. LOGO]

                                  Merger Proposed -- Your Vote Is Very Important


The Boards of Directors of Hudson River Bancorp, Inc. and           Upon completion of the merger, Cohoes' shareholders will
Cohoes Bancorp, Inc. have agreed to merge and are seeking           receive 1.185 shares of Hudson River common stock in
your approval of this important transaction.  The merger is         exchange for each share of Cohoes common stock they own.
governed by the Agreement and Plan of Merger dated April            Hudson River shareholders will continue to own their existing
25, 2000 between Hudson River Bancorp, Inc. and Cohoes              shares.
Bancorp, Inc.  We commonly refer to it in this document as the
"merger agreement."                                                 On July ___, 2000, the closing price of Hudson River common stock was $______, making 1.185 shares worth $______.  The
Hudson River believes that the merger will, among other             closing price of Cohoes common stock on that date was
things, create a dominant franchise with assets of                  $______.  These prices will fluctuate between now and the
approximately $1.8 billion and a market capitalization of           completion of the merger.  Hudson River common stock is
approximately $275 million, create opportunities for                listed on the Nasdaq National Market under the symbol
significant cost savings and revenue enhancement, and               "HRBT."  Cohoes common stock is listed on the Nasdaq
strengthen the combined businesses' competitive position in         National Market under the symbol "COHB."
the rapidly changing financial services industry.  Cohoes is
recommending the merger because, among other things, it             The merger cannot be completed unless the shareholders of
enables Cohoes' shareholders to participate in the future           each company adopt the merger agreement by the affirmative
growth of the combined businesses, which are expected to            vote of a majority of the total outstanding shares. Hudson
benefit from opportunities for significant cost savings, strong     River has scheduled its annual meeting and Cohoes has
capital position and revenue enhancements.                          scheduled a special meeting to vote on the matters necessary to complete the merger.

--------------------------------------------------------------      -------------------------------------------------------------
We are asking Hudson River shareholders to:                         We are asking Cohoes shareholders to adopt the merger
                                                                    agreement.
     o     adopt the merger agreement and approve the issuance
           of Hudson River common stock;

     o     approve  an  amendment  to the Hudson  River  1998
           Stock  Option and Incentive Plan and an amendment
           to the Hudson River 1998  Recognition and Retention
           Plan;

     o     elect three directors of Hudson River; and

     o     ratify the appointment of auditors.

The annual meeting of Hudson River shareholders will be             The special meeting of Cohoes shareholders will be held:
held:
     _________________, August __, 2000                                 _________________, August __, 2000
     3:00 p.m., local time                                              ___:___  __.m., local time
     The St. Charles Hotel and Restaurant                               Century House
     16 Park Place, Hudson, New York                                    997 New Loudon Road, Latham, New York
--------------------------------------------------------------      -------------------------------------------------------------

Whether  or not you plan to attend  your  shareholder  meeting,     Both  Boards of Directors have unanimously approved the
please take the time to vote by signing, dating and  mailing        merger and  recommend  you vote "FOR"  approval of the
your enclosed proxy card. Regardless of the number of               merger.
shares you own, your vote is very important.  Please act
today.                                                              We encourage you to read this document carefully.

                              Thank you for your continued interest and support.

--------------------------------------------------------------      -------------------------------------------------------------
Carl A. Florio                                                      Harry L. Robinson
President and Chief Executive Officer                               President and Chief Executive Officer
  Hudson River Bancorp, Inc.                                           Cohoes Bancorp, Inc.
--------------------------------------------------------------      -------------------------------------------------------------

Neither the SEC nor any state securities regulator has approved the Hudson River common shares to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This document is dated as of July ____, 2000 and is first being mailed to shareholders on or about July ___, 2000.

                           HUDSON RIVER BANCORP, INC.
                             One Hudson City Centre
                             Hudson, New York, 12534
                                 (518) 828-4600


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To be held on August ___, 2000

           Notice is hereby given that the annual meeting of shareholders of Hudson River Bancorp, Inc. will be held at the St. Charles Hotel and Restaurant located at 16 Park Place, Hudson, New York on August __, 2000 at 3:00 p.m., local time.

           A proxy card and proxy statement for the meeting are enclosed.

           The meeting is for the purpose of considering and acting upon:

           1. The adoption of an Agreement and Plan of Merger between Cohoes Bancorp, Inc. and Hudson River Bancorp, Inc., dated April 25, 2000 and the approval of the issuance of shares of Hudson River common stock in the merger; and

           2. The approval of amendments to the Hudson River 1998 Stock Option and Incentive Plan and the Hudson River 1998 Recognition and Retention Plan, respectively, to increase the number of shares of Hudson River common stock reserved for issuance thereunder from 1,785,375 to 1,930,241 in the case of the Hudson River 1998 Stock Option and Incentive Plan and from 714,150 to 918,324 in the case of the Hudson River 1998 Recognition and Retention Plan;

           3.        The election of three directors of Hudson River;

           4. The ratification of the appointment of KPMG LLP as auditors of Hudson River for the fiscal year ending March 31, 2001;

and such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors is not aware of any such other business.

           Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. Only shareholders of record at the close of business on June 20, 2000 are entitled to vote at the meeting or any adjournments or postponements.

           You are requested to complete and sign the enclosed proxy card which is solicited on behalf of the board of directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

           Remember, if your shares are held in the name of a broker, only your broker can vote your shares on the merger agreement and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf. You should also sign, date and mail your proxy at your earliest convenience.

           Please review the document accompanying this notice for more complete information regarding the matters proposed for your consideration at the annual meeting. Should you have any questions or require assistance, please call Regan & Associates, who is assisting us, at (___) ___-____.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Earl Schram, Jr.
                                              Chairman of the Board
Hudson, New York
July ____, 2000

The Board of Directors of Hudson River unanimously recommends that you vote "FOR" each of the proposals. Your support is appreciated.

                              Cohoes Bancorp, Inc.
                                75 Remsen Street
                             Cohoes, New York 12047
                                 (518) 233-6500


                    Notice of Special Meeting of Shareholders
                        to be held on August _____, 2000


           Notice is hereby given that a special meeting of shareholders of Cohoes Bancorp, Inc. will be held at the Century House, 997 New Loudon Road, Latham, New York on August ___, 2000 at __:___ __.m., local time.

           A proxy card and proxy statement for the meeting are enclosed.

           The meeting is for the purpose of considering and acting upon the adoption of an Agreement and Plan of Merger between Cohoes Bancorp, Inc. and Hudson River Bancorp, Inc., dated April 25, 2000, and such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors is not aware of any such other business.

           Any action may be taken on the foregoing proposal at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned. Only shareholders of record at the close of business on June 22, 2000 are entitled to vote at the meeting or any adjournments or postponements.

                           YOUR VOTE IS VERY IMPORTANT

           To ensure that your shares are voted at the special meeting, please sign, date and promptly mail the accompanying proxy card in the enclosed envelope. Any shareholder of record present at this meeting or at any adjournments or postponements of the meeting may revoke his or her proxy and vote personally on each matter brought before the meeting.
You may revoke your proxy at any time before it is voted.

           Remember, if your shares are held in the name of a broker, only your broker can vote your shares and only after receiving your instructions. Please contact the person responsible for your account and instruct him/her to execute a proxy card on your behalf. You should also sign, date and mail your proxy at your earliest convenience.

           Please review the document accompanying this notice for more complete information regarding the matter proposed for your consideration at the special meeting. Should you have any questions or require assistance, please call Regan & Associates, who is assisting us, at (___) ___-____.

                                            BY ORDER OF THE BOARD OF DIRECTORS



                                           Harry L. Robinson
                                           President and Chief Executive Officer

Cohoes, New York
July ___, 2000

The Board of Directors of Cohoes unanimously recommends that you vote "FOR" the adoption of the merger agreement. Your support is appreciated.

                                TABLE OF CONTENTS

                                                                            Page

TABLE OF CONTENTS.............................................................i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS.......................1

SUMMARY    ...................................................................2
           THE COMPANIES......................................................2
           The Merger and the Merger Agreement................................2
           The Stock Option Agreements........................................4
           The Shareholder Meetings...........................................4
           Share Ownership of Management and Directors........................5
           Comparative Market Value Information...............................6

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION..............................7

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA..............................8
           Selected Historical Financial Data of Hudson River.................8
           Selected Historical Financial Data of Cohoes.......................9
           Unaudited Historical and Pro Forma Per Share Data.................10

THE MERGER ..................................................................11
           Overview of the Merger............................................11
           Merger Consideration..............................................11
           Background of the Merger..........................................11
           Hudson River's Reasons for the Merger.............................12
           Cohoes' Reasons for the Merger....................................13
           Opinion of Hudson River's Financial Advisor.......................15
           Opinion of Cohoes' Financial Advisor..............................20
           Accounting and Tax Treatment......................................22
           Corporate Structure after the Merger..............................23
           Regulatory Matters................................................23
           Obligations of the Post-Merger Corporation........................24
           What We Must Do to Complete the Merger............................24
           Amendments to Hudson River's Certificate of Incorporation.........24
           Interests of Directors and Officers in the Merger
               that are Different from Your Interests........................25
           Other Provisions of the Merger Agreement..........................29
           The Stock Option Agreements.......................................29
           Exchange of Certificates..........................................30
           Resales of Hudson River Common Stock by Affiliates of Cohoes......30
           Dissenters' Rights................................................30

COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION............................31

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...........................31
           Unaudited Pro Forma Condensed Combined Balance
               Sheet as of March 31, 2000....................................33
           Unaudited Pro Forma Condensed Combined Income Statement for the
               Twelve Months Ended March 31, 2000............................34

COMPARISON OF SHAREHOLDER RIGHTS.............................................36

AMENDMENTS TO THE HUDSON RIVER 1998 STOCK OPTION AND INCENTIVE PLAN AND
           THE HUDSON RIVER 1998 RECOGNITION AND RETENTION PLAN..............37
           Description of the 1998 Stock Option and Incentive Plan...........38
           Description of the 1998 Recognition and Retention Plan............40

THE SHAREHOLDER MEETINGS.....................................................42
           Times and Places of the Shareholder Meetings; Matters
               to be Considered at the Shareholder Meetings..................42
           Voting Rights of Shareholders; Votes Required for Approval........42
           Voting of Proxies; Revocability of Proxies;
               Proxy Solicitation Costs......................................44

ADDITIONAL INFORMATION REGARDING THE HUDSON RIVER ANNUAL MEETING.............44
           Election of Directors.............................................45
           Executive Compensation............................................49
           Ratification of the Appointment of Auditors.......................56

LEGAL MATTERS................................................................56

EXPERTS    ..................................................................56

INDEPENDENT PUBLIC ACCOUNTANTS...............................................56

FUTURE SHAREHOLDER PROPOSALS.................................................56

WHERE YOU CAN FIND MORE INFORMATION..........................................57


APPENDICES

 A   Agreement and Plan of Merger between Hudson River and Cohoes
 B   Opinion of Sandler O'Neill & Partners, L.P.
 C   Opinion of Keefe Bruyette & Woods, Inc.
 D   Amendments to Hudson River Certificate of Incorporation
 E   Stock option grant of Hudson River to Cohoes
 F   Stock option grant of Cohoes to Hudson River
 G   Hudson River Amended 1998 Stock Option and Incentive Plan
 H   Hudson River Amended 1998 Recognition and Retention Plan

             QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS


Q: What will happen to outstanding      Q: Should I send in my stock
   shares of Cohoes and Hudson River       certificates now?
   common stock?
                                        A: No. After we complete the merger,
A: Upon completion of the merger, each     Hudson River will send instructions
   outstanding share of Cohoes common      to Cohoes shareholders whose shares
   stock will be converted into 1.185      are converted in the merger. These
   shares of Hudson River common           instructions will explain how to
   stock, with fractional shares paid      exchange your Cohoes stock
   in cash. Outstanding shares of          certificates for Hudson River stock
   Hudson River common stock will          certificates. Hudson River
   remain outstanding with no change.      shareholders will keep their
   After the merger, shares of Hudson      current stock certificates.
   River common stock will represent
   the combined assets and business of  Q: How do I vote?
   Hudson River and Cohoes.
                                        A: Just mail your signed proxy card in
Q: Is the merger taxable?                  the enclosed return envelope as
                                           soon as possible so that your
A: Hudson River and Cohoes each expect     shares may be represented at your
   the merger to be tax-free. Our          shareholders' meeting. In order to
   legal counsel have delivered            assure that your vote is counted,
   opinions that neither Hudson River,     please give your proxy as
   Cohoes nor the Cohoes shareholders      instructed on your proxy card even
   should recognize any gain or loss       if you currently plan to attend the
   for U.S. federal income tax             meeting in person. If you sign and
   purposes in the merger, except with     send in your proxy card and do not
   respect to any cash that Cohoes         indicate how you want to vote, we
   shareholders will receive instead       will count your proxy card as a
   of fractional shares. In addition,      vote in favor of each proposal
   no gain or loss should be               submitted at your shareholders'
   recognized by Hudson River              meeting.
   shareholders with respect to their
   Hudson River common stock as a       Q: Can I change my vote?
   result of the merger.
                                        A: Yes. You can change your vote at
   We describe the material federal        any time prior to the shareholders'
   income tax consequences of the          meeting by submitting a later-
   transaction in more detail on page      dated signed proxy card or by
   __. The tax consequences to you         attending the meeting and voting in
   will depend on the facts of your        person.
   own situation. Please consult your
   tax advisor for a full               Q: If my shares are held in "street
   understanding of the tax                name" by a broker, will the broker
   consequences that the merger will       vote the shares for me on the
   have on you.                            merger?

Q: Am I entitled to appraisal rights?   A: No. You must instruct your broker
                                           to vote your shares on the merger,
A: No. Hudson River and Cohoes             following the directions provided
   shareholders are not entitled to        to you by your broker. Your failure
   appraisal rights in connection with     to instruct your broker to vote on
   the merger.                             the merger will be the equivalent
                                           of voting against the merger.
Q: When do you expect the merger to be
   completed?                           Q: Who do I call if I have questions
                                           about the meetings or the merger?
A: We expect to complete the merger in
   the fourth quarter of 2000.          A: Hudson River shareholders may call
   However, because the merger is          (___) ___- _____.
   subject to governmental approvals,
   we cannot predict the exact timing.     Cohoes shareholders may call (___)
                                           ___-____.

                                     SUMMARY

This section highlights selected information in this document and may not contain all of the information important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including Appendices, and the documents to which we refer to in this document. A list of the documents that we incorporate by reference appears on page ___ under the heading "Where You Can Find More Information."


             THE COMPANIES              shareholders will receive a check for
                                        any fractional share in an amount
Hudson River Bancorp, Inc.              equal to the share fraction multiplied
One Hudson City Centre                  by the closing price of Hudson River
Hudson, New York 12534                  common stock on the last trading day
Telephone: (518) 828-4600               before we complete the merger.

Headquartered in Hudson, New York,      For example, if you currently own 100
Hudson River Bancorp, Inc. is the       shares of Cohoes common stock, after
publicly traded parent company of       the merger you will receive 118 shares
Hudson River Bank & Trust Company.      of Hudson River common stock and a
With over $1.1 billion in total         check for an amount equal to .5
assets, Hudson River Bank & Trust       multiplied by the closing price of one
Company is one of the largest locally   share of Hudson River common stock on
based savings banks in the              the last trading day before we
Albany/Capital District Region. Hudson  complete the merger. The value of the
River Bank & Trust Company currently    stock that you will receive will
operates through its main office and    fluctuate as the price of Hudson River
17 branch offices located throughout    common stock changes.
the greater Albany region. As of March
31, 2000, Hudson River Bancorp, Inc.    On July ___, 2000, the latest
had total consolidated assets of $1.1   available date prior to the mailing of
billion, deposits of $748.6 million     this document, the closing share price
and shareholders' equity of $200.7      of Hudson River common stock as
million.                                reported on the Nasdaq National Market
                                        was $____. Applying the 1.185 exchange
Cohoes Bancorp, Inc.                    ratio to the Hudson River closing
75 Remsen Street                        price on that date, each holder of
Cohoes, New York 12047                  Cohoes common stock would be entitled
Telephone: (518) 233-6556               to receive Hudson River common stock
                                        with a market value of approximately
Cohoes Bancorp, Inc. is the holding     $____ for each share of Cohoes common
company for Cohoes Savings Bank         stock. The value of Hudson River and
located in Cohoes, New York. At March   Cohoes common stock, however, is
31, 2000, Cohoes' branch network        likely to change between now and
consisted of 21 locations throughout    completion of the merger. You should
the counties of Albany, Greene,         obtain current price quotes for Hudson
Rensselaer, Saratoga, Schenectady and   River and Cohoes common stock. See
Warren in New York. As of March 31,     "Selected Historical and Pro Forma
2000, Cohoes Bancorp, Inc. had total    Financial Data" on page __.
consolidated assets of $704.4 million,
deposits of $491.5 million and          Ownership of Hudson River After the
shareholders' equity of $121.1          Merger
million.
                                        Hudson River will issue approximately
 THE MERGER AND THE MERGER AGREEMENT    9.4 million shares of Hudson River
              (page __)                 common stock to Cohoes shareholders in
                                        the merger. The shares of Hudson River
We have attached the Agreement and      common stock to be issued to Cohoes
Plan of Merger to this document as      shareholders in the merger will
Appendix A. Please read the merger      represent approximately 38% of the
agreement carefully. It is the legal    outstanding Hudson River common stock
document that governs the merger.       after the merger. This information
                                        does not take into account outstanding
What Cohoes Shareholders Will Receive   Cohoes or Hudson River stock options.
(page __)

As a result of the merger, Cohoes
shareholders will receive, for each
share of Cohoes common stock, 1.185
shares of Hudson River common stock.
Hudson River will not issue any
fractional shares. Cohoes

Board of Directors of Hudson River      o  widen the combined company's
After the Merger                           product range through a broadened
                                           customer base with similar
Following the merger, Hudson River's       demographics;
board of directors will have 12
members, of which six members will be   o  enable shareholders of both
selected by the pre-merger board of        companies to participate in the
Hudson River and six members will be       future growth of the combined
selected by the pre-merger board of        businesses of Hudson River and
Cohoes. The merger agreement includes      Cohoes;
amendments to Hudson River's
certificate of incorporation intended   o  enable shareholders of both
to maintain this balance for six years     companies to benefit from
after the merger.                          opportunities for significant cost
                                           savings and revenue enhancements;
Interests of Hudson River's and            and
Cohoes' Officers and Directors in the
Merger (page __)                        o  provide customers of both companies
                                           with a broader range of products
You should be aware that a number of       and services.
Hudson River and Cohoes directors and
executive officers may have interests   Hudson River's board of directors
in the merger that are different from,  believes the merger is in its
or in addition to, their interests as   shareholders' best interests and
shareholders. These interests exist     unanimously recommends that Hudson
because of the rights that these        River's shareholders vote "FOR" the
directors and executive officers have   proposal to adopt the merger agreement
under the terms of their benefit and    and approve the issuance of shares of
compensation plans and also, in the     Hudson River common stock in the
case of the executive officers, under   merger.
the terms of various agreements. These
agreements provide some executive       Cohoes' board of directors believes
officers with severance benefits if     the merger is in its shareholders'
Hudson River terminates their           best interests and unanimously
employment under specified              recommends that Cohoes' shareholders
circumstances following the merger.     vote "FOR" the proposal to adopt the
These interests also arise from         merger agreement.
provisions of the merger agreement
relating to appointments to the Hudson  You should note, however, that
River board, employment arrangements    achieving these objectives is subject
and employee benefits after the         to particular risks and uncertainties,
merger, the granting of additional      including possible difficulties in
stock options and restricted stock      combining the operations of the two
awards, and indemnification and         companies, in achieving anticipated
insurance after the merger.             cost savings and other financial and
                                        operating benefits from the merger and
The members of Hudson River's and       in the introduction and acceptance of
Cohoes' boards of directors knew about  new products and services into Cohoes'
and considered these additional         market place. See "Disclosure
interests when they approved the        Regarding Forward-Looking
merger agreement.                       Information." To review our reasons
                                        for the merger in greater detail, as
Our Reasons and Recommendations for     well as how we came to agree on the
the Merger (page ____)                  merger, please see pages [___] through
                                        [____].
Hudson River and Cohoes believe that
the merger will:                        Opinions of Financial Advisors (pages
                                        __ through ___)
o  create a dominant Capital District
   Region franchise with an expanded    Hudson River. Among other factors
   core market area;                    considered in deciding to approve the
                                        merger, the Hudson River board of
o  create opportunities for             directors received the opinion of its
   significant operational benefits     financial advisor, Sandler O'Neill &
   and financial cost savings and       Partners, L.P., to the effect that, as
   revenue enhancements through the     of the date of the opinion, the
   integration of Hudson River's and    exchange ratio was fair to the holders
   Cohoes' operations;                  of Hudson River common stock from a
                                        financial point of view. We have
o  strengthen the combined company's    attached a copy of the opinion to this
   competitive and capital position in  document as Appendix B. You should
   the financial services industry,     read this opinion completely to
   which is rapidly changing and        understand the assumptions made,
   growing more competitive;            matters considered and
limitations of the review undertaken    o  receipt of opinions regarding the
by Sandler O'Neill & Partners, L.P. in     federal income tax consequences and
providing its opinion.                     accounting treatment of the merger;
                                           and
Cohoes. Among other factors considered
in deciding to approve the merger, the  o  the absence of any injunction or
Cohoes board of directors received the     legal restraint blocking the merger
opinion of its financial advisor,          or government proceeding preventing
Keefe Bruyette & Woods, Inc. that, as      the completion of the merger.
of the date of the opinion, the
exchange ratio was fair to the holders  Hudson River or Cohoes could decide to
of Cohoes common stock from a           complete the merger even though one or
financial point of view. We have        more of the conditions in the merger
attached a copy of the opinion to this  agreement has not been met. We cannot
document as Appendix C. You should      be certain when (or if) the conditions
read this opinion completely to         to the merger will be satisfied or
understand the assumptions made,        waived, or that the merger will be
matters considered and limitations of   completed.
the review undertaken by Keefe
Bruyette & Woods, Inc. in providing     Termination of the Merger Agreement
its opinion.                            (page __)

Material Federal Income Tax             We can mutually agree at any time to
Consequences of the Merger (page __)    terminate the merger agreement prior
                                        to completing the merger. In addition,
We have structured the merger so that   either of us may terminate the merger
Hudson River, Cohoes and the holders    agreement if:
of Cohoes common stock will not
recognize any income, gain or loss for  o  the other party violates a material
federal income tax purposes as a           provision of the merger agreement
result of the merger, except for gain      and does not cure the violation
on cash received by Cohoes                 within 30 days;
shareholders for fractional shares.
                                        o  any required approval of
It is a condition to closing the           shareholders or regulatory
merger that each company receive an        authorities is not received; or
updated opinion of counsel that the
merger will be a tax-free               o  the merger has not been completed
reorganization for federal income tax      by February 28, 2001.
purposes.
                                              THE STOCK OPTION AGREEMENTS
Tax matters are very complicated and                 (page _____)
the tax consequences that the merger
will have on you will depend on the     To increase the likelihood that the
facts of your own situation. You        merger will be completed, and to
should consult your tax advisors for a  discourage other persons who may be
complete description of the tax         interested in acquiring Cohoes or
consequences of the merger to you.      Hudson River, each party to the
                                        agreement required the other party to
Shareholders Do Not Have Appraisal      grant it a stock option. The option
Rights                                  allows either party to purchase up to
                                        19.9% of the outstanding shares of the
Under Delaware law, neither company's   other party's common stock after
shareholders have a right to an         giving effect to the exercise of the
appraisal of the value of their shares  entire option. Under the Hudson River
in connection with the merger.          option, Cohoes may acquire up to
                                        3,093,765 shares at a price of $9.3125
What We Must Do to Complete the Merger  per share and under the Cohoes option,
(page ____)                             Hudson River may acquire up to
                                        1,574,538 shares at a price of $9.8125
The completion of the merger depends    per share.
on a number of conditions being met.
In addition to compliance with the             THE SHAREHOLDER MEETINGS
merger agreement, these conditions
include:                                Hudson River Shareholders (page __ )

o  adoption of the merger agreement by  The Hudson River annual meeting has
   Hudson River and Cohoes              been called for August __, 2000, at
   shareholders;                        3:00 p.m. local time, at the St.
                                        Charles Hotel and Restaurant located
o  approval of the merger by federal    at 16 Park Place,
   and state regulatory authorities;

Hudson, New York. At this meeting,      this special meeting, Cohoes
Hudson River shareholders will be       shareholders will be asked to adopt
asked to:                               the merger agreement.

1. Adopt the merger agreement and       Record Date. You can vote at the
   approve the issuance of shares of    Cohoes special meeting if you owned
   Hudson River common stock in the     Cohoes common stock at the close of
   merger.                              business on June 22, 2000. You can
                                        cast one vote for each share of Cohoes
2. Amend the Hudson River 1998 Stock    common stock you owned at that time.
   Option and Incentive Plan and the
   Hudson River 1998 Recognition and    Vote Required. Adoption of the merger
   Retention Plan to increase the       agreement will require the affirmative
   number of shares of Hudson River     vote of a majority of the outstanding
   common stock reserved for issuance   Cohoes common stock.
   thereunder from 1,785,375 to
   1,930,241 in the case of the Hudson  Proxies. You can vote your shares at
   River 1998 Stock Option and          the Cohoes special meeting by marking
   Incentive Plan and from 714,150 to   the enclosed proxy card with your
   918,324 in the case of the Hudson    vote, signing it and mailing it in the
   River 1998 Recognition and           enclosed return envelope. You can
   Retention Plan.                      revoke your proxy at any time before
                                        it is voted either by sending to
3. Elect three directors.               Cohoes a revocation notice or a new
                                        proxy or by attending the Cohoes
4. Ratify the appointment of KPMG LLP   special meeting and voting in person.
   as auditors for fiscal 2001.         Simply attending the Cohoes special
                                        meeting will not revoke your proxy.
Record Date. You can vote at the
Hudson River annual meeting if you         SHARE OWNERSHIP OF MANAGEMENT AND
owned Hudson River common stock at the                 DIRECTORS
close of business on June 20, 2000.
You can cast one vote for each share    On June 20, 2000, the record date for
of Hudson River common stock you owned  the Hudson River special meeting,
at that time.                           directors and executive officers of
                                        Hudson River and their affiliates
Vote Required. Adoption of the merger   beneficially owned and were entitled
agreement will require the affirmative  to vote _________ shares of Hudson
vote of a majority of the outstanding   River common stock, or ____% of the
Hudson River common stock. Approval of  Hudson River shares outstanding on
the amendments to the Hudson River      that date. The Hudson River directors
1998 Stock Option and Incentive Plan    have entered into voting agreements
and the Hudson River 1998 Recognition   with Cohoes whereby they have agreed
and Retention Plan and ratification of  to vote at the Hudson River annual
the appointment of KPMG LLP as the      meeting _________ shares of Hudson
auditors for fiscal 2001 will require   River common stock owned or controlled
the affirmative vote of a majority of   by them in favor of the proposal to
the shares of Hudson River common       adopt the merger agreement. Hudson
stock present and voting on these       River believes its executive officers
matters. Directors shall be elected by  also intend to vote in favor of the
a plurality of the votes cast.          proposal to adopt the merger
                                        agreement.
Proxies. You can vote your shares at
the Hudson River annual meeting by      On June 22, 2000, the record date for
marking the enclosed proxy card with    the Cohoes special meeting, directors
your vote, signing it and mailing it    and executive officers of Cohoes and
in the enclosed return envelope. You    their affiliates beneficially owned
can revoke your proxy at any time       and were entitled to vote _______
before it is voted either by sending    shares of Cohoes common stock, or
to Hudson River a revocation notice or ____% of the Cohoes shares outstanding a new proxy or by attending the Hudson on that date. The Cohoes directors
River annual meeting and voting in      have entered into voting agreements
person. Simply attending the Hudson     with Hudson River whereby they have
River annual meeting will not revoke    agreed to vote at the Cohoes special
your proxy.                             meeting _________ shares of Cohoes
                                        common stock owned or controlled by
Cohoes Shareholders                     them in favor of the proposal to adopt
                                        the merger agreement. Cohoes believes
The Cohoes special meeting has been     its executive officers also intend to
called for August __, 2000 at ______    vote in favor of the proposal to adopt
_.m., local time, at the Century        the merger agreement.
House, 997 New Loudon Road, Latham,
New York. At

                      COMPARATIVE MARKET VALUE INFORMATION

The following table sets forth the last reported sale prices per share of Hudson River common stock and Cohoes common stock and the equivalent per share price for Cohoes common stock giving effect to the merger on (1) April 25, 2000, the last trading day before public announcement of the signing of the merger agreement; and (2) July ___, 2000, the latest available date prior to the mailing of this document. The equivalent price per Cohoes share at each specified date in the following table represents the closing market price of a share of Hudson River common stock on that date multiplied by the exchange ratio of 1.185.

                         Hudson River          Cohoes       Equivalent Price per
                         Common Stock       Common Stock        Cohoes Share

April 25, 2000........       $9.75              $9.813               $11.55
July ___, 2000........       $                  $                    $

As of the June 20, 2000 and June 22, 2000 record dates for voting at the Hudson River annual meeting and Cohoes special meeting, respectively, outstanding shares of Hudson River common stock were held by approximately record owners and 7,912,255 outstanding shares of Cohoes common stock were held by approximately 4,600 record owners.

Cohoes shareholders should obtain current market quotations for Hudson River common stock. The market price of Hudson River common stock may fluctuate between the date of this document and completion of the merger. We cannot give you any assurance about the market price of Hudson River common stock before or after the merger.

                DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This document, including information included or incorporated by reference, contains forward-looking statements about Hudson River, Cohoes and the combined company which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information in this document regarding the financial condition, results of operations and business of Hudson River following the consummation of the merger. They also include statements relating to the synergies, efficiencies, cost savings and funding advantages that are expected to be realized from the merger and the expected impact of the merger on Hudson River's financial performance and earnings estimates for the combined company. Forward-looking statements are also identified by words such as "believes," "anticipates," "estimates," "expects," "intends," "plans" or similar expressions.

Forward-looking statements involve certain risks and uncertainties. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated into this document by reference, could affect the future results of Hudson River and Cohoes, and of Hudson River after the merger and could cause those results to differ materially from those expressed in our forward-looking statements:

     o expected cost savings from the merger may not be fully realized or may not be realized within the expected time frame;

     o revenues following the merger may be lower than expected, or withdrawals of customer deposits, operating costs, customer loss and business disruption following the merger may be greater than expected;

     o costs or difficulties related to the integration of the businesses of Hudson River and Cohoes may be greater than expected;

     o changes in the interest rate environment may reduce margins more than expected;

     o general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in the credit quality of our loans;

     o legislative or regulatory changes may adversely affect the business in which we are engaged;

     o the willingness of users to substitute our products and services for competitors' products and services may be less than expected; and

     o competitive pressure in the banking industry, and in particular our regional market, may increase.

Further information on other factors which could affect the financial results of Hudson River after the merger is included in the SEC filings incorporated by reference into this document. See "Where You Can Find More Information."

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Selected Historical Financial Data of Hudson River


(Dollars in thousands, except for per share data)                      At or for the Years Ended March 31,
                                                            -----------------------------------------------------------
                                                                2000         1999        1998       1997         1996
                                                            -----------  -----------  ---------   ---------   ---------
Earnings
Interest  income                                            $    76,423  $    63,526  $  55,387   $  52,881   $  49,082
Interest expense                                                 30,509       26,000     25,977      25,426      24,086
                                                            -----------  -----------  ---------   ---------   ---------
Net interest income                                              45,914       37,526     29,410      27,455      24,996
                                                            -----------  -----------  ---------   ---------   ---------
Provision for loan losses                                         6,200        7,341      8,491       3,826       1,090
Other operating income                                            2,588        2,418      2,845       1,825       1,635
Other operating expenses                                         27,788       26,612     19,030      16,187      14,199
                                                            -----------  -----------  ---------   ---------   ---------
Income before  tax expense                                       14,514        5,991      4,734       9,267      11,342
Tax expense                                                       4,988        2,184      1,903       3,607       4,298
                                                            -----------  -----------  ---------   ---------   ---------
Net income                                                  $     9,526  $     3,807  $   2,831   $   5,660   $   7,044
                                                            ===========  ===========  =========   =========   =========
Per Share Data (1)
Basic earnings per share                                    $      0.65  $      0.17        ---         ---         ---
Diluted earnings per share                                         0.65         0.17        ---         ---         ---
Book value at year end                                            14.50        14.02        ---         ---         ---
Book value at year end, including unallocated ESOP
    shares and unvested RRP shares                                12.85        12.39        ---         ---         ---
Tangible book value per share at year end                         13.66        13.81        ---         ---         ---
Tangible book value per share, including unallocated
    ESOP shares and unvested RRP shares                           12.11        12.21        ---         ---         ---
Closing market price                                              10.00        10.94        ---         ---         ---
Average Balances and Shares
Total assets                                                $   996,448  $   809,385  $ 659,984   $ 640,867   $ 597,435
Earning assets                                                  950,380      778,691    628,747     612,296     571,263
Loans                                                           698,403      522,974    507,293     471,295     444,645
Securities available for sale                                   231,931      156,405     39,357      53,445      26,889
Securities held to maturity                                      14,899       47,738     71,966      83,343      92,243
Deposits                                                        682,029      608,936    577,721     562,922     530,339
Short-term FHLB advances                                         65,542        2,916      3,699       4,459         745
Long-term FHLB borrowings                                        18,386          ---        ---         ---         ---
Shareholders' equity                                            207,953      185,770     67,780      63,322      56,261
Shares outstanding:
     Basic                                                   14,556,648   16,302,268        ---         ---         ---
     Diluted                                                 14,577,742   16,302,268        ---         ---         ---
Financial Ratios
Return on average assets                                          0.96%        0.47%      0.43%       0.88%       1.18%
Return on average equity                                           4.58         2.05       4.18        8.94       12.52
Net interest margin                                                4.83         4.82       4.68        4.48        4.38
Efficiency ratio (2)                                              52.61        50.48      56.78       54.18       51.89
Expense ratio (2)                                                  2.56         2.49       2.77        2.47        2.31
Equity to assets at year end                                      17.46        24.89      10.18       10.00        9.56
Tangible equity to tangible assets at year end                    16.62        24.62      10.10        9.96        9.50
Allowance to nonperforming loans                                 190.50       143.77      52.32       29.37       32.57
Allowance to loans                                                 2.38         2.47       1.62        1.19        0.79

(1) Per share data only applies to periods since Hudson River's initial public offering on July 1, 1998.

(2) Ratio does not include other real estate owned and repossessed property expenses, net securities transactions, and goodwill and other intangibles amortization for each period. The 1999 ratio does not include a charitable contribution to the Hudson River Bank & Trust Company Foundation.

Selected Historical Financial Data of Cohoes

                                                 At March 31,                                At June 30,
                                            ------------------------  ---------------------------------------------------------
                                               2000         1999        1999        1998         1997        1996       1995
                                            -----------  -----------  ---------   ---------   ---------   ---------   ---------
                                                                               (In thousands)
Selected Consolidated Financial Data:
Total assets                                 $ 704,414   $  628,219   $ 650,470   $535,716    $491,700    $463,363    $459,336
Cash and cash equivalents                       11,970       22,731      11,114     14,229      16,664       8,900      15,179
Loans, net                                     577,442      489,527     521,005    412,759     398,530     393,970     379,088
Investment securities                           56,096       54,921      54,455     45,424      25,273      25,969      40,052
Securities available for sale                   41,225       43,147      44,742     48,720      35,475      20,886      10,433
Deposits                                       491,508      429,004     446,123    449,541     429,390     404,539     398,963
Borrowings                                      79,652       49,263      49,045     19,897          --       2,116       6,117
Shareholders' equity                           121,136      138,430     139,430     53,282      49,092      44,290      40,130
Real estate owned                                  697          507         724        509       1,874         421         396
Nonperforming loans                              4,383        4,942       4,993      5,649       6,688       7,793       5,063


                                              For the nine months
                                                 ended March 31,                 For the fiscal year ended June 30,
                                            ------------------------  ---------------------------------------------------------
                                               2000         1999        1999        1998         1997        1996       1995
                                            -----------  -----------  ---------   ---------   ---------   ---------   ---------
                                                                               (In thousands)
Selected Operating Data:
Interest income                              $   36,628  $   31,829  $   43,038    $ 38,423   $ 36,285    $ 35,383    $ 32,100
Interest expense                                 16,443      15,531      20,334      19,262     17,821      18,164      15,405
Net interest income                              20,185      16,298      22,704      19,161     18,464      17,219      16,695
Provision for loan losses                         1,250         785       1,235       1,400      1,325         490         330
Net interest income after
   provision for loan losses                     18,935      15,513      21,469      17,761     17,139      16,729      16,365
Noninterest income                                1,476       2,176       2,916       2,743      2,790       2,467       2,191
Noninterest expense                              13,504      16,405      20,443      13,767     12,314      11,919      12,152
Income before income taxes                        6,907       1,284       3,942       6,737      7,615       7,277       6,404
Income taxes                                      2,517         519       1,511       2,650      2,972       2,882       2,565
Net income                                   $    4,390  $      765  $    2,431    $  4,087   $  4,643    $  4,395    $  3,839

Selected Operating Ratios and Other Data:
Performance Ratios:
Yield on average interest-earning assets          7.36%       7.48%       7.42%       7.96%      8.04%       7.98%       7.76%
Rate paid on average interest-bearing
   liabilities                                    3.97%       4.12%       4.06%       4.33%      4.27%       4.42%       3.99%
Net interest rate spread                          3.39%       3.36%       3.36%       3.63%      3.77%       3.56%       3.77%
Net interest income after provision for loan
losses to noninterest expense                   140.22%      94.56%     105.02%     129.01%    139.18%     140.36%     134.67%
Noninterest expense as a percent of average
assets                                            2.62%       3.71%       3.40%       2.75%      2.62%       2.59%       2.82%
Return on average assets                          0.85%       0.17%       0.40%       0.82%      0.99%       0.95%       0.89%
Return on average equity                          4.52%       1.25%       2.53%       7.88%      9.87%      10.28%       9.95%
Ratio of average equity to average assets        18.86%      13.89%      15.95%      10.35%     10.03%       9.28%       8.95%
Efficiency ratio                                 62.34%      88.80%      79.79%      62.85%     57.94%      60.55%      64.34%
Basic earnings per share(1)                  $    0.53   $    0.18   $    0.37         N/A        N/A         N/A         N/A
Diluted earnings per share(1)                $    0.53   $    0.18   $    0.37         N/A        N/A         N/A         N/A
Dividends per share                          $    0.19         N/A   $    0.06         N/A        N/A         N/A         N/A
Dividend payout ratio                            35.85%       0.00%      16.22%        N/A        N/A         N/A         N/A
Book value per share                         $   15.12   $   14.52   $   14.62         N/A        N/A         N/A         N/A
Weighted average shares outstanding
Basic                                        8,249,339   8,790,918   8,797,601         N/A        N/A         N/A         N/A
Diluted                                      8,249,339         N/A         N/A         N/A        N/A         N/A         N/A

Asset Quality Ratios:
Nonperforming loans as a percent of total
   loans                                         0.76%       1.00%       0.95%       1.36%      1.66%       1.96%       1.32%
Nonperforming assets as a percent of total
   assets                                        0.72%       0.87%       0.88%       1.15%      1.74%       1.77%       1.19%
Allowance for loan losses as a percent of
   total loans                                   0.82%       0.77%       0.77%       0.85%      0.77%       0.82%       0.82%
Allowance for loan losses as a percent of
nonperforming loans                            108.63%      76.14%      80.62%      62.54%     46.43%      41.69%      61.88%
Net loans charged-off to average loans           0.09%       0.12%       0.16%       0.24%      0.37%       0.10%       0.06%

-------------
(1) Earnings per share for the fiscal year 1999 and the nine months ended March 31, 1999 reflects earnings since conversion.

Unaudited Historical and Pro Forma Per Share Data

Set forth below are the book value, cash dividends, and basic and diluted earnings per common share data for each of Hudson River and Cohoes on an historic basis, for Hudson River on a pro forma combined basis and on a pro forma combined basis per Cohoes equivalent share. The pro forma per Cohoes equivalent share shows the effect of the merger from the perspective of an owner of Cohoes common stock. The information was computed by multiplying the combined pro forma amounts for the merger by the exchange ratio of 1.185.


                                                                                     Combined   Pro Forma
                                                              Hudson                 Pro Forma  Per Cohoes
                                                             River as    Cohoes     Amounts for Equivalent
                                                             Reported  as Reported  the Merger    Share
                                                            ---------  -----------  ----------- ----------
Book value per share including unallocated ESOP
   shares and unvested RRP shares at March 31,
   2000.....................................................  $ 12.85   $ 15.12       $ 11.56     $ 13.70

Cash dividends declared per common share for
   the twelve months ended March 31, 2000...................  $  0.12   $  0.25       $  0.12     $  0.14

Basic earnings per share for the twelve months
   ended March 31, 2000.....................................  $  0.65   $  0.72       $  0.83     $  0.98

Diluted earnings per share for the twelve months
   ended March 31, 2000.....................................  $  0.65   $  0.72       $  0.83     $  0.98

                                   THE MERGER

This summary of the terms of the merger may not contain all the information that is important to you. You should read the full text of the merger agreement which is attached as Appendix A. This summary is qualified in its entirety by reference to the merger agreement.

Overview of the Merger

Cohoes will be merged into Hudson River. Hudson River will be the surviving entity of the merger, but its name will be changed to "Cohoes-Hudson Bancorp, Inc." Each outstanding share of Cohoes common stock will be converted into the right to receive 1.185 shares of Hudson River common stock. After this merger of equals, current Hudson River shareholders will own approximately 62% of the combined company and current Cohoes shareholders will own the remainder.

Merger Consideration

Each outstanding share of Cohoes common stock will be converted into the right to receive 1.185 shares of Hudson River common stock. No fractional shares of Hudson River common stock will be issued in the merger. Instead of a fractional share, you will receive the cash value (without interest) of the fractional share based on the closing price of Hudson River common stock on the last trading day before the merger.

On ___________, 2000, Hudson River common stock closed at $______ per share. Based on that price, the value of 1.185 shares of Hudson River common stock would have been approximately $__________ and the aggregate market value of the merger consideration would have been approximately $____________. These values, however, may increase or decrease as a result of fluctuations in the market price of Hudson River common stock.

Each outstanding option to purchase shares of Cohoes common stock will be converted into an option to purchase 1.185 times as many shares of Hudson River common stock. The per share exercise price will be divided by 1.185, but the other terms and conditions of the converted option will not change. Fractional shares will be rounded to the nearest whole share and per share exercise prices will be rounded to the nearest whole cent. Options for 860,555 shares of Cohoes common stock were outstanding on July ___, 2000.

Background of the Merger

Over the last several years the financial services industry has become increasingly competitive and has undergone industry-wide consolidation. The market in which Hudson River and Cohoes operate has been affected by this trend, experiencing a period of rapid acquisition and consolidation that has affected many of the banks and thrift institutions. In addition, large financial institutions have entered this market through acquisitions of local financial institutions. In response to these developments, the board of each of Hudson River and Cohoes has, on an ongoing basis, considered strategic options for increasing shareholder value, including potential acquisitions of other institutions.

At a trade association meeting during the summer of 1999, the chief executive officers of each of Hudson River and Cohoes discussed the possibility of increasing shareholder value through a merger of equals of the two companies. On the basis of this discussion, the chief financial officers of each company met on August 3, 1999 to further explore the possibility of a business combination. From January through March of 2000, the two chief executive officers met several more times to explore common ground and discuss the possible terms of a merger of equals.

On April 13, 2000, the Cohoes board formally authorized retaining Keefe Bruyette & Woods, Inc. to act as Cohoes' financial advisor in connection with the proposed business combination. Keefe, Bruyette & Woods, Inc. has provided general merger and acquisition advisory services to Cohoes since the completion of Cohoes' initial public offering in December, 1998. On April 6, 2000, the Hudson River board authorized retaining Sandler O'Neill & Partners, L.P. to act as Hudson River's financial advisor in connection with the proposed business combination. Each financial advisor made an independent analysis of the proposal. See "Opinion of Hudson River's Financial Advisor" on page __ and "Opinion of Cohoes' Financial Advisor" on page ___.

On April 13, 2000, the boards of each company met and considered the terms of the proposed transaction. After consultation with each company's executive officers and financial advisors, the consensus of each board was to move ahead with the transaction. During the period from April 14 to April 25, 2000, the parties negotiated the terms of the merger agreement and completed their respective due diligence efforts.

On April 25, 2000, the board of each company met with their respective financial advisors and special counsel to review the financial and legal arrangements of the definitive agreement. After careful consultation, each board authorized the execution of the merger agreement. Following the conclusion of the board meetings, Hudson River and Cohoes executed and delivered the merger agreement and the stock option agreements. Each director of both companies also executed a voting agreement obligating them to vote for the adoption of the merger agreement.

Subsequent to April 25, 2000, after the merger had been publicly announced, each of Hudson River and Cohoes received an unsolicited acquisition proposal from TrustCo Bank Corp NY. The proposals were exchange offers of TrustCo's common stock equal to $14.00 per Hudson River share and $16.00 per Cohoes share. The unsolicited TrustCo proposals were each contingent upon, among other factors, Hudson River and Cohoes terminating its merger of equals agreement with the other party. A week later, Cohoes received an unsolicited acquisition proposal from Ambanc Holding Company, Inc. This proposal was a cash offer of $14.75 for each share of Cohoes common stock. Ambanc subsequently increased its proposal to $15.25 per share in cash and indicated that it would be willing to have the consideration paid in a combination of cash and stock. After considering their duties and responsibilities to shareholders, including the price of each proposal, the respective boards of directors of Hudson River and Cohoes each decided not to pursue any discussions with the third parties making the proposals.

Hudson River's Reasons for the Merger

Hudson River believes that the merger will:

     o create a dominant franchise with assets of approximately $1.8 billion and a market capitalization of approximately $275 million, based on recent market prices;

     o create opportunities for significant operational benefits and financial cost savings and revenue enhancements through the integration of Hudson River's and Cohoes' operations;

     o be immediately accretive to earnings per share estimated to be 13% accretive to Hudson River's earnings per share, and significantly enhance the combined company's future earnings per share growth rate;

     o expand its core market area and create critical mass in upstate New York with a strong local presence;

     o strengthen its competitive and capital position in the financial services industry, which is rapidly changing and growing more competitive; and

     o    provide an additional platform for further growth.

The Hudson River board has determined that the terms of the merger and the merger agreement and the issuance of Hudson River common stock in connection with the merger are advisable and fair to, and in the best interests of, Hudson River and its shareholders. In reaching its determination, the Hudson River board considered the opinion of its financial advisor with respect to the fairness of the exchange ratio from a financial point of view. In arriving at its determination, the Hudson River board also considered a number of factors, including that the merger should produce a well capitalized institution with an enhanced retail lending franchise as well as a number of financial benefits that should foster the potential for earnings growth. The Hudson River board did not assign any specific or relative weights to the factors considered, and individual directors may have given different weights to different factors. The material factors considered were as follows:

     o Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Cohoes, individually and as combined with Hudson River.

     o The opinion rendered by Hudson River's financial advisor that as of the date of the opinion the exchange ratio was fair, from a financial point of view, to the holders of Hudson River common stock. See "--Opinion of Hudson River's Financial Advisor" for the assumptions made in connection with, and limitations on, such opinion.

     o The terms of the merger agreement, the stock option agreements and the other documents executed in connection with the merger. See "The Merger."

     o The anticipated cost savings available to the combined company as a result of the merger totaling approximately $3.6 million, consisting of savings in (1) salaries and benefits of approximately $1.7 million;
          (2) occupancy expense of approximately $104,000; (3) ESOP expense of approximately $616,000; and (4) other operating expenses of $1.2 million.

     o The current and prospective economic, competitive and regulatory environment facing each institution and financial institutions generally.

     o The results of the due diligence investigation conducted by the management of Hudson River, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

     o The expectation that the merger would be tax-free to Hudson River and its shareholders for federal income tax purposes. See "-- Federal Income Tax Consequences of the Merger."

     o The ability to continue to enhance shareholder value through stock repurchase programs since the merger will be accounted for as a purchase.

     o The existence of the reciprocal stock option agreements, which might discourage third parties from seeking to acquire Hudson River by increasing the cost of such an acquisition and which might also preclude any third party from being able to effect a merger with Hudson River that would qualify for "pooling-of-interests" accounting treatment.

     o The prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Hudson River and Cohoes, respectively.

     o Additional revenue enhancement opportunities including (1) incremental earnings potential through the ability to leverage excess capital; (2) trust services; (3) expansion of small business lending; (4) cash management services; and (5) expanded legal lending limit.

Hudson River's board unanimously recommends to its shareholders that they vote "FOR" adoption of the merger agreement and approval of the issuance of shares of Hudson River common stock in the merger.

Cohoes' Reasons for the Merger

The Cohoes board of directors believes that the merger presents a unique opportunity to combine two strong companies to create a dominant franchise in the greater Albany, New York region with a commitment and the resources to significantly enhance shareholder value.

In deciding to approve the merger agreement, the stock option agreement and the transactions contemplated by such agreements, the Cohoes board considered the following material factors:

     o The Cohoes board's familiarity with and review of Cohoes' business, operations, earnings, prospects, financial condition, asset quality, and capital levels.

     o The Cohoes board's review of the business, operations, prospects, earnings, financial condition, asset quality and capital levels of Hudson River on both an historical and a prospective basis. The Cohoes board considered the results of the due diligence investigation conducted by Cohoes' management and legal and financial advisors, including, among other things, assessments of Hudson River's credit policies, asset quality, interest rate risk and adequacy of loan loss reserves.

     o The opportunities for expense reductions, operating efficiencies and revenue enhancements in the combined entity, including the belief of both parties that the merger will be immediately accretive to earnings per share, estimated to be 16% accretive to Cohoes' earnings per share, and significantly enhance the combined company's future earnings per share growth rate.

     o The respective contributions of each party to the combined entity, including the 38% equity position that the Cohoes shareholders would have in the combined entity.

     o The presentation of Keefe, Bruyette & Woods, Inc., to the Cohoes board and the opinion of Keefe, Bruyette & Woods, Inc., rendered on April 25, 2000, that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations on the analyses undertaken, the exchange ratio was fair, from a financial point of view, to the Cohoes shareholders. For a discussion of the opinion of Keefe, Bruyette & Woods, Inc., see "- Opinion of Cohoes' Financial Advisor."

     o The complementary nature of the businesses, business strategies, cultures and products of Cohoes and Hudson River, including the fact that Cohoes' core deposits would enhance the combined organization's deposit mix.

     o The merger is expected to be tax-free for Cohoes for federal income tax purposes as well as to Cohoes shareholders (except for cash paid in lieu of fractional shares). See "-- Federal Income Tax Consequences of the Merger."

     o The nature of, and likelihood of obtaining, the regulatory approvals that would be required with respect to the merger. See "-- Regulatory Matters." The Cohoes board also considered the nature and scope of the conditions to the merger and the likelihood of these conditions being satisfied.

     o The existence of the reciprocal stock option agreements, which might discourage third parties from seeking to acquire Cohoes by increasing the cost of such an acquisition and which might also preclude any third party from being able to effect a merger with Cohoes that would qualify for "pooling-of-interests" accounting treatment.

     o The non-financial terms of the merger agreement, including that Cohoes will have equal representation on the board of directors of Hudson River, that the President and Chief Executive Officer of Cohoes will be the Chairman and Chief Executive Officer of the combined company, and that the name of the combined company will be Cohoes-Hudson Bancorp, Inc.

     o The current and prospective economic and competitive environment facing the financial services industry generally, and Cohoes in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competition.

The Cohoes board has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Cohoes and its shareholders. In reaching its determination to approve and deem advisable the merger agreement, and to approve the stock option agreement and the transactions contemplated therein, the Cohoes board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors.

Cohoes' board of directors unanimously recommends that the holders of Cohoes common stock vote "FOR" adoption of the Merger Agreement.

Opinion of Hudson River's Financial Advisor

By letter agreement dated as of April 13, 2000, Hudson River retained Sandler O'Neill as an independent financial advisor in connection with Hudson River's consideration of a possible business combination with Cohoes. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O'Neill acted as financial advisor to Hudson River in connection with the merger and participated in certain of the negotiations leading to the merger agreement. At the request of the Hudson River Board, representatives of Sandler O'Neill attended the April 25, 2000 meeting of the Hudson River Board at which the Board considered and approved the merger agreement. At the meeting, Sandler O'Neill delivered to the Hudson River Board its oral opinion, subsequently confirmed in writing, that as of such date, the Exchange Ratio was fair to the Hudson River shareholders from a financial point of view. Sandler O'Neill has also delivered to the Hudson River Board a written opinion dated the date of this proxy statement/prospectus (the "Sandler Opinion") which is substantially identical to the April 25, 2000 opinion.

The full text of the Sandler Opinion is attached as Appendix B to this proxy statement/prospectus. The Sandler Opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering the opinion. The Sandler Opinion is incorporated by reference into this description of the opinion and this description is qualified in its entirety by reference to the Sandler Opinion. Hudson River shareholders are urged to carefully read the Sandler Opinion in connection with their consideration of the proposed merger.

The Sandler Opinion was directed to the Hudson River Board and was provided to Hudson River for its information in considering the merger. The Sandler Opinion is directed only to the fairness of the Exchange Ratio to Hudson River shareholders from a financial point of view. It does not address the underlying business decision of Hudson River to engage in the merger or any other aspect of the merger and is not a recommendation to any Hudson River shareholder as to how such shareholder should vote at the Hudson River annual meeting with respect to the merger or any other related matter.

In rendering its April 25, 2000 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Hudson River or Cohoes and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Hudson River or Cohoes and the companies to which they are being compared.

The earnings projections for Hudson River and Cohoes relied upon by Sandler O'Neill in its analyses were reviewed with management and were based upon 2001 and 2002 internal projections of Hudson River and Cohoes provided to Sandler O'Neill and on published I/B/E/S International consensus earnings estimates for 2001. For periods after 2002, Sandler O'Neill assumed an annual growth rate on earning assets of 5.00%. The 2001 and 2002 earnings projections furnished to Sandler O'Neill were prepared by the senior managements of Hudson River and Cohoes for internal purposes only and not with a view towards public disclosure. Those projections, as well as the other earnings estimates relied upon by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Hudson River, Cohoes and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Hudson River Board at the April 25th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Hudson River common stock or the prices at which Hudson River common stock may be sold at any time.

Summary of Proposal. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based on the closing price of Hudson River common stock on April 24, 2000 of $9.31 and an exchange ratio of 1.185, Sandler O'Neill calculated an implied transaction value per share of Cohoes common stock of $11.04. The implied aggregate transaction value was approximately $88 million.

Stock Trading History. Sandler O'Neill reviewed the history of the reported trading prices and volume of Hudson River common stock and Cohoes common stock, and the relationship between the movements in the prices of Hudson River common stock and Cohoes common stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index, and the median performance of a composite group of publicly traded regional savings institutions selected by Sandler O'Neill. During the one year period ended April 20, 2000, both the Hudson River and Cohoes common stock outperformed the Nasdaq Bank and composite indices, and underperformed the S&P Index.

Comparable Company Analysis. Sandler O'Neill used publicly available information to compare selected financial and market trading information for Hudson River and Cohoes and two groups of financial institutions selected by Sandler O'Neill. The "Regional Group" consisted of Hudson River, Cohoes, and the following 13 publicly traded regional savings institutions:

Niagara Bancorp, Inc. (1)                 Flushing Financial Corp. (1)
WSFS Bancorp, Inc.                        Parkvale Financial Corp. (1)
PennFed Financial Services, Inc.          ESB Financial Corp.
OceanFirst Financial Corp. (1)            Troy Financial Corp.
GA Financial Inc.                         Provident Bancorp, Inc.
First Bell Bancorp, Inc. (1)              FMS Financial Corp.
Progress Financial Corp.

The "Highly Valued Group" consisted of the following 13 publicly traded savings institutions which had a return on average equity (based on last twelve months' earnings) of greater than 13.5% and a price-to-tangible book value of greater than 134%.

First Financial Holdings Inc. (1)         First Federal Capital Corp. (1)
Queens County Bancorp Inc.                WSFS Financial Corp.
Andover Bancorp Inc. (1)                  First Essex Bancorp Inc. (1)
Medford Bancorp Inc. (1)                  People's Bancshares Inc.
First Bell Bancorp Inc. (1)               American Bank of Connecticut (1)
Progress Financial Corp.                  MetroWest Bank
Coastal Financial Corp.

The analysis compared publicly available financial information for Hudson River and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1994 through 1998 and as of and for the twelve months ended December 31, 1999 (or as of and for the twelve months ended March 31, 2000 where noted).

-------------------------
(1)  Last twelve month information is for the period ended March 31, 2000.

The table below sets forth the comparative data as of and for the twelve months ended March 31, 2000. For Cohoes, the data below is as of and for the twelve months ended December 31, 1999.

                                          Hudson
                                          River       Cohoes   Regional      Highly
                                         Bancorp     Bancorp    Group        Valued
                                       ----------   --------  ---------   ----------

Total assets                           $1,149,547   $708,884  1,090,996   $1,248,561
Annual growth rate of total assets         30.46%     (.05)%      8.02%       10.10%
Tangible equity/assets                     16.45%     18.34%      7.97%        6.01%
Intangible assets/total equity              5.79%      0.00%      1.52%        1.12%
Net loans/total assets                     69.96%     80.00%     65.64%       66.25%
Cash & securities/total assets             23.68%     17.57%     31.02%       30.56%
Gross loans/total deposits                110.06%    119.88%     97.98%       99.99%
Total borrowings/total assets              13.16%     12.50%     21.25%       25.68%
Non-performing assets/total assets          1.04%      0.74%      0.47%        0.48%
Loan loss reserve/gross loans               2.38%      0.78%      1.17%        1.08%
Net interest margin                         4.83%      4.14%      3.27%        3.11%
Loan loss provision/average assets          0.62%      0.28%      0.12%        0.08%
Non-interest income/average assets          0.25%      0.43%      0.36%        0.48%
Non-interest expense/average assets         2.80%      2.55%      2.13%        2.27%
Efficiency ratio                           52.77%     59.36%     59.02%       54.10%
Return on average assets                    0.96%      0.92%      0.97%        1.09%
Return on average equity                    4.58%      4.47%     10.43%       15.69%
Price/tangible book value per share        70.01%     67.66%    117.31%      155.04%
Price/earnings per share                   14.71x     15.97x      9.17x        9.53x
Dividend yield                              1.25%      1.79%      1.52%        3.62%
Dividend payout ratio                      18.46%     26.09%     23.12%       32.25%

Analysis of Selected Merger Transactions. Sandler O'Neill reviewed certain other transactions involving publicly traded savings institutions with transaction values greater than $15 million. Sandler O'Neill reviewed nine transactions announced nationwide from January 1, 2000 to April 24, 2000 and three transactions announced from January 1, 2000 to April 24, 2000 in the Mid Atlantic and New England Regions. Sandler O'Neill also reviewed certain other transactions involving publicly traded commercial banks and savings institutions with transaction values greater than $15 million and less than $2 billion involving mergers of equals. Sandler O'Neill reviewed twelve merger of equals transactions announced nationwide for commercial banks and three merger of equals transactions announced nationwide for savings institutions from January 1, 1998 to April 24, 2000. Sandler O'Neill reviewed and computed high, low , mean and median multiples and premiums for the respective groups of transactions.

Discounted Dividend Stream and Terminal Value Analysis. Sandler O'Neill also performed an analysis which estimated the future stream of after-tax dividend flows of Hudson River through March 31, 2005 under various circumstances, assuming Hudson River's current dividend payout ratio and that Hudson River performed in accordance with the earnings forecasts reviewed with management. To approximate the terminal value of Hudson River common stock at March 31, 2005, Sandler O'Neill applied price/earnings multiples ranging from 8x to 19x and applied multiples of tangible book value ranging from 50% to 175%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Hudson River common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Hudson River common stock of $5.08 to $14.16 when applying the price/earnings multiples and $4.96 to $19.23 when applying multiples of tangible book value.

                    Price/Earnings Multiples     Tangible Book Value Multiples
                    ------------------------     -----------------------------
Discount Rate          8x     14x      19x           .50x   1.40x   1.75x
-------------        ------ ------- -------         ------ ------- -------
    9%                $6.61  $10.73  $14.16         $6.43   $15.65  $19.23
    12                 5.79    9.35   12.31          5.64    13.60   16.70
    15                 5.08    8.16   10.73          4.96    11.84   14.52

Sandler O'Neill discussed the above ranges of multiples with the Hudson River board of directors, with particular focus on transactions having price/earnings multiples of between 10x and 14x, and on transactions having tangible book value multiples of between .75x and 1.50x.

In connection with its analysis, Sandler O'Neill considered and discussed with the Hudson River Board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Contribution Analysis. Sandler O'Neill reviewed the relative contributions to, among other things, total assets, total securities, total net loans, total deposits, total borrowings, total equity and net income to be made by Hudson River and Cohoes to the combined institution based on data at and for the quarter ended March 31, 2000. This analysis indicated that Hudson River's implied contribution was 62.0% of total assets, 71.4% of total securities, 58.2% of total net loans, 60.0% of total deposits, 65.5% of total borrowings, 62.4% of total equity, and 61.9% of last twelve months net income. Based upon an Exchange Ratio of 1.185, holders of the Hudson River Common Stock would own approximately 60.1% of the fully diluted outstanding shares of the combined institution.

Pro Forma Merger Analysis. Sandler O'Neill analyzed certain potential pro forma effects of the merger, based upon an exchange ratio of 1.185, Hudson River's and Cohoes' current and projected income statements and balance sheets, and assumptions regarding the economic environment, accounting and tax treatment of the merger, charges associated with the merger, operating efficiencies and other adjustments discussed with the senior managements of Hudson River and Cohoes. As illustrated in the following table, this analysis indicated that the merger would be accretive to Hudson River's projected earnings per share, and slightly dilutive to tangible book value per share for the twelve months ended March 31, 2002. Also, it indicated the merger would enhance its tangible equity ratio. The analysis indicated that the merger would be accretive to Cohoes' projected earnings per share and slightly dilutive to tangible book value per share for the twelve months ended March 31, 2002. The actual results achieved by Cohoes and Hudson River may vary from projected results and the variations may be material.


                                           Hudson River                    Cohoes
                                     --------------------------  ----------------------------
Twelve months ending March 31, 2002   Stand-alone    Pro Forma    Stand-alone    Pro Forma(1)
-----------------------------------  -------------  -----------  -------------- -------------
Projected EPS                           $ .87         $ .98         $ 1.00          $ 1.16
Projected tangible book value(2)        $12.81        $12.64        $15.95          $14.97
Projected tangible equity ratio(2)      16.06%        16.10%          NM              NM
-------------------

(1) Determined by multiplying the Hudson River pro forma values by an exchange ratio of 1.185.
(2)  Projected book values and equity ratios are at closing.

In connection with rendering its April 25, 2000 opinion, Sandler O'Neill reviewed, among other things: (1) the merger agreement and exhibits thereto; (2) the stock option agreements, dated April 25, 2000, by and between Hudson River and Cohoes; (3) certain publicly available financial statements of Hudson River and other historical financial information provided by Hudson River that they deemed relevant; (4) certain publicly available financial statements of Cohoes and other historical financial information provided by Cohoes that they deemed relevant; (5) certain internal financial analyses and forecasts of Hudson River prepared by and reviewed with management of Hudson River and the views of senior management of Hudson River, based on certain limited discussions with certain members of senior management, regarding Hudson River's past and current business, financial condition, results of operations and future prospects; (6) certain internal financial analyses and forecasts of Cohoes prepared by and reviewed with management of Cohoes and the views of senior management of Cohoes, based on certain limited discussions with certain members of senior management, regarding Cohoes' past and current business, financial condition, results of operations and future prospects; (7) the pro forma impact of the merger; (8) the publicly reported historical price and trading activity for Hudson River's and Cohoes' common stock, including a comparison of certain financial and stock market information for Hudson River and Cohoes with similar publicly available information for certain other companies the securities of which are publicly traded; (9) the financial terms of recent business combinations in the banking industry, to the extent publicly available; (10) the current market environment generally and the banking environment in particular; and (11) such other information, financial studies, analyses and investigations and financial, economic and market criteria as they considered relevant.

In connection with rendering the Sandler Opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its April 25, 2000 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the other factors considered in rendering its opinion.

In performing its reviews and analyses, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it, and Sandler O'Neill did not assume any responsibility or liability for independently verifying the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Hudson River or Cohoes or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Hudson River or Cohoes, nor has it reviewed any individual credit files relating to Hudson River or Cohoes. With Hudson River's consent, Sandler O'Neill has assumed that the respective allowances for loan losses for both Hudson River and Cohoes are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill has not conducted any physical inspection of the properties or facilities of Hudson River or Cohoes. With respect to all financial projections reviewed with each company's management and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Hudson River and Cohoes and that such performances will be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based.

Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O'Neill also assumed, with Hudson River's consent, that there has been no material change in Hudson River's and Cohoes' assets, financial condition, results of operations, business or prospects since the date of the last publicly filed financial statements available to them, that Hudson River and Cohoes will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase and will qualify as a tax-free reorganization for federal income tax purposes.

Hudson River has agreed to pay Sandler O'Neill a transaction fee in connection with the merger, a substantial portion of which is contingent upon the closing of the merger. Hudson River will pay Sandler O'Neill a transaction fee of approximately $250,000, of which approximately $50,000 has been paid and the balance will be paid when the merger is closed. Hudson River has agreed to pay Sandler O'Neill a fee of $150,000 for rendering its fairness opinion, which shall be credited against any transaction fee that will become due and payable upon closing. Hudson River has also agreed to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Sandler O'Neill has in the past provided certain other investment banking services to Hudson River and has received compensation for such services. In addition, Sandler O'Neill currently provides and may in the future provide investment banking services to Hudson River and will receive compensation for such services. In the ordinary

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



course of its business as a broker-dealer, Sandler O'Neill may also purchase securities from and sell securities to Hudson River and Cohoes and may actively trade the equity securities of Hudson River and Cohoes and their respective affiliates for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of Cohoes' Financial Advisor

In April 2000, Keefe, Bruyette & Woods, Inc. was retained by Cohoes Bancorp, Inc. to evaluate a potential strategic combination between Cohoes and Hudson River Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of business and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Keefe, Bruyette & Woods, Inc. is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Cohoes board selected Keefe, Bruyette & Woods, Inc. on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior work for and relationship with Cohoes since the conversion of Cohoes Savings Bank from mutual to stock form in 1998.

Pursuant to its engagement, Keefe, Bruyette & Woods, Inc. was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to shareholders of Cohoes. Keefe, Bruyette & Woods, Inc. delivered its opinion to the Cohoes board that, as of April 25, 2000, the merger consideration is fair, from a financial point of view, to the shareholders of Cohoes. No limitations were imposed by the Cohoes Board upon Keefe, Bruyette & Woods, Inc. with respect to the investigations made or procedures followed by it in rendering its opinion. Keefe, Bruyette & Woods, Inc. has also delivered to the Cohoes board of directors a written opinion dated the date of this proxy statement/prospectus (the "KBW Opinion"), which is substantially identical to its April 25, 2000 opinion. Keefe, Bruyette & Woods, Inc. has consented to the inclusion herein of the summary of its opinion to the Cohoes Board and to its entire opinion being attached hereto as Appendix C.

The full text of the opinion of Keefe, Bruyette & Woods, Inc., which is attached as Appendix C to this proxy statement/prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by Keefe, Bruyette & Woods, Inc., and should be read in its entirety. The summary of the opinion of Keefe, Bruyette & Woods, Inc. set forth in this proxy statement/prospectus is qualified in its entirety by reference to the opinion. Cohoes shareholders are urged to carefully read the KBW Opinion in connection with their consideration of the proposed merger.

The KBW Opinion was directed to the Cohoes Board and was provided to Cohoes for its information in considering the merger. The KBW Opinion is directed only to the fairness of the exchange ratio to Cohoes shareholders from a financial point of view. It does not address the underlying business decision of Cohoes to engage in the merger or any other aspect of the merger and is not a recommendation to any Cohoes shareholder as to how such shareholder should vote at the Cohoes special meeting with respect to the merger or any other related matter.

In rendering its opinion, Keefe, Bruyette & Woods, Inc. (1) reviewed the merger agreement, (2) reviewed Cohoes' annual reports, proxy statements and Form 10-K's since completing its initial public offering in December 1998 and Hudson River annual reports, proxy statements and Form 10-K's since it completed its initial public offering in July 1998 and certain other information considered relevant,
(3) discussed with senior management and the boards of directors of Cohoes and its wholly-owned subsidiary, Cohoes Savings Bank, the current position and prospective outlook for Cohoes to enhance future shareholder value, (4) discussed with senior management of Hudson River their operations, financial performance and future plans and prospects, (5) considered historical quotations, levels of activity and prices of recorded transactions in Cohoes' and Hudson River's common stock, (6) reviewed financial and stock market data of other thrifts in a comparable asset range to Cohoes and Hudson River, (7) reviewed certain recent business combinations of strategic alliance transactions which Keefe, Bruyette & Woods, Inc. deemed comparable in whole or in part, and
(8) performed other analyses which Keefe, Bruyette & Woods, Inc. considered appropriate.

In rendering its opinion, Keefe, Bruyette & Woods, Inc. assumed and relied upon the accuracy and completeness of the financial information provided to it by Cohoes and Hudson River. In its review, with the consent of the Cohoes. Board, Keefe, Bruyette & Woods, Inc. did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities, and potential or contingent liabilities of Cohoes or Hudson River.

The following is a summary of the material analyses performed by Keefe, Bruyette & Woods, Inc., but is not a complete description of all the analyses underlying Keefe, Bruyette & Woods, Inc.'s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Keefe, Bruyette & Woods, Inc. believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Keefe, Bruyette & Woods, Inc.'s comparative analyses described below is identical to Cohoes or Hudson River and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Cohoes or Hudson River and the companies to which they are being compared. . Keefe, Bruyette & Woods, Inc. presented the following analyses:

Pro Forma Analysis of Affiliation. Keefe, Bruyette & Woods, Inc. analyzed certain pro forma effects resulting from the strategic alliance. This analysis, based upon historical annualized March 31, 2000 quarterly results and estimates for the next three to five years for Cohoes and Hudson River based upon business plan assumptions provided by management of each institution, projected an earnings per share accretion of 16% for the twelve months ended March 31, 2002 for Cohoes. This assumes annual cost savings of $3.6 million (pre-tax). The purpose of this analysis is to project the financial effects of the merger on the balance sheet and income statement of Cohoes and the per share impact on the stock of Cohoes. The outcome of this analysis, both independently as well as in conjunction with other analyses, partially formulates the basis for Keefe, Bruyette & Woods, Inc.'s opinion.

Regional Group Analysis. Keefe, Bruyette & Woods, Inc. reviewed the financial performance of Cohoes based on various financial measures of asset size, earnings performance, tangible equity/assets, market pricing ratios, market capitalization, dividend-related ratios and deposit market share to all publicly-traded thrift institutions headquartered in New York (25 in the group). This analysis showed among other things, that as of March 31, 2000, Cohoes and the combined company compared as follows:

                              Tangible          Market     Price to  Price to  Dividend
                   Assets   Equity/Assets  Capitalization    EPS      Book      Yield
                  --------- ------------- ---------------- -------- --------- ---------
Cohoes             $   704     18.34%       $ 84 million    18.7x     67.6%     2.87%
Combined Company     1,800     15.88         230 million      N/A       N/A       N/A
Median                 915      9.30         113 million     11.7     113.8      2.57

Analysis of Selected Merger of Equals Transactions. Keefe, Bruyette & Woods, Inc. analyzed 18 merger of equals transactions which occurred between thrift institutions since 1995. Keefe, Bruyette & Woods, Inc. reviewed the terms of the merger transactions with regard to the respective parties in each transaction and the pro forma effect of each transaction. The merger of equals transactions reviewed by Keefe, Bruyette & Woods, Inc. included the following: Golden State Bancorp, Inc./First Nationwide Holdings, Dime Bancorp, Inc./Anchor Bancorp, Inc., Charter One Financial, Inc./FirstFed Michigan Corporation, Associated Banc-Corp/First Financial Corporation, Hudson Chartered Bancorp, Inc./Progressive Bank, Inc., Pinnacle Financial Services/Indiana Federal Corporation, Hinsdale Financial Corporation/Liberty Bancorp, Inc., Security Capital Bancorp/Omni Capital Group, Coal City Corporation/Avondale Financial Corp., Main Street Community Bancorp, Inc./Lexington Savings Bank, Fidelity Financial of Ohio, Inc./Glenway Financial Corp., FCB Financial Corp./OSB Financial Corp, TriState Bancorp/First Savings Bancorp, Mutual Bancorp of the Berkshires, Inc./Lenox Financial Services Corporation, North Country Savings Bank/Canton Federal Savings & Loan Association, Liberty National Bank/Key Florida Bancorp, Inc., Perpetual Federal Savings & Loan Association/Progressive Federal Savings Bank, and Peoples Building Loan & Savings Company/Oakley Improved Building & Loan Company.

Based on the above information Keefe, Bruyette & Woods, Inc. concluded that the merger consideration was fair from a financial point of view relative to comparable transactions. Further, the fairness analysis considered (1) the relative market performance of the thrift stocks in general, especially small cap stocks, over the past year; (2) the relative historical returns on equity of Cohoes and Hudson River and (3) the expected performance of each company given additional considerations such as the business plan, asset mix, net interest margin, net interest spread and asset quality. The summary does not purport to be a complete description of the analysis performed by Keefe, Bruyette & Woods, Inc. and should not be construed independently of the other information considered by Keefe, Bruyette & Woods, Inc. in rendering its opinion. Selecting portions of Keefe, Bruyette & Woods, Inc.'s analysis or isolating certain aspects of the comparable transactions, without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

In preparing its analysis, Keefe, Bruyette & Woods, Inc. made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Keefe, Bruyette & Woods, Inc., Cohoes and Hudson River. The analyses performed by Keefe, Bruyette & Woods, Inc. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

Keefe, Bruyette & Woods, Inc. will receive a fee of approximately $250,000 for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of this proxy statement/prospectus, Keefe, Bruyette & Woods, Inc. has received $100,000 of such fee, and the remainder of the fee is due upon closing of the merger. In addition, Keefe, Bruyette & Woods, Inc. has provided general merger and acquisition advisory services to Cohoes since the completion of Cohoes' initial public offering in December 1998, for which Keefe, Bruyette & Woods, Inc. will receive a $175,000 fee upon closing of the merger.

Accounting and Tax Treatment

This summary of the federal income tax consequences of the merger may not contain all the information that is important to you. It is not a complete analysis or listing of all potential tax effects of the merger agreement; it does not address tax consequences to persons subject to special treatment under tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons and shareholders who acquired their shares as compensation); and it does not address the tax laws of any state, local or foreign jurisdiction. It is based upon the Internal Revenue Code, treasury regulations and administrative rulings and court decisions as of the date of this document, all of which are subject to change. Cohoes shareholders should consult their tax advisors as to the particular effect of their own particular facts and circumstances on the federal income tax consequences of the merger to them, and also as to the effect of any state, local, foreign and other federal tax laws.

The merger will be treated as a purchase under generally accepted accounting principles. Under current federal income tax law, based upon assumptions and representations made by Hudson River and Cohoes, and assuming that the merger is consummated in the manner set forth in the merger agreement, it is anticipated that the following federal income tax consequences would result:

     o the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

     o no gain or loss will be recognized by Hudson River or Cohoes as a result of the merger;

     o no gain or loss will be recognized by any Cohoes shareholder upon the exchange of Cohoes common stock solely for Hudson River common stock in the merger;

     o the aggregate tax basis of Hudson River common stock received will be the same as the basis of the Cohoes common stock surrendered in exchange (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share interest in Hudson River common stock);

     o the holding period of the shares of Hudson River common stock received will include the holding period of the Cohoes common stock surrendered in exchange, provided that the surrendered shares of Cohoes common stock were held as a capital asset at the time of the merger; and

     o cash received in the merger in lieu of a fractional share interest will be treated as having been received as a distribution in full payment in exchange for the fractional share interest, and will qualify as capital gain or loss (assuming the Cohoes common stock surrendered in exchange was held as a capital asset by the shareholder at the time of the merger).

Each of Hudson River and Cohoes have received an opinion from its tax counsel that the merger will have the anticipated tax consequences. Each counsel has based its opinion upon representations made by Hudson River and Cohoes and upon the assumption that the merger will be consummated in accordance with the terms of the merger agreement. Both opinions are based entirely upon the Internal Revenue Code, regulations then in effect or proposed under the Internal Revenue Code, then current administrative rulings and practice and judicial authority, all of which are subject to change, possibly with retroactive effect. It is a condition to the merger agreement that each of Hudson River and Cohoes receive an updated opinion from its tax counsel as of the effective time of the merger, based upon the federal tax laws then in effect. You can find the details of the tax opinion requirement in Section 7.1(f) of Appendix A.

No ruling has been or will be requested from the IRS. Unlike a ruling from the IRS, the opinions of counsel are not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinions or that such opinions would be upheld by the courts if challenged.

Corporate Structure after the Merger

The merger will combine Hudson River and Cohoes into a single corporation under the name "Cohoes-Hudson Bancorp, Inc." We also plan to merge Cohoes' savings bank subsidiary into Hudson River's savings bank subsidiary.

Immediately after the merger, the combined corporation will have six pre-merger Hudson River directors selected by the pre-merger Hudson River board and six pre-merger Cohoes directors selected by the pre-merger Cohoes board. The merger agreement also includes amendments to Hudson River's certificate of incorporation designed to maintain this arrangement for six years, and designates current officers of Hudson River and Cohoes as the initial officers of the post-merger corporation. You can find the details of our plans for the post-merger corporation in Section 2.2 of Appendix A. The amendments to Hudson River's certificate of incorporation are discussed on page ___ and included as Appendix D.

Regulatory Matters

Hudson River is subject to regulation and supervision by the Office of Thrift Supervision as a savings and loan holding company. Hudson River Bank & Trust Company and Cohoes Savings Bank are New York chartered savings banks regulated by the New York State Banking Department and the Federal Deposit Insurance Corporation. The merger of Cohoes with and into Hudson River must be approved by the Office of Thrift Supervision and the New York State Banking Department. The merger of Cohoes Savings Bank with and into Hudson River Bank & Trust Company must be approved by the Federal Deposit Insurance Corporation and the New York State Banking Department. In their reviews, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New York State Banking Department will evaluate, among other things, the financial and managerial resources of the parties, the convenience and needs of the communities to be served and the performance of the subsidiary banks under the Community Reinvestment Act.

Federal law prohibits the approval of a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the anti-competitive effects of the proposed merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

The bank merger may not be consummated for a period of 30 days after receipt of the final approval of the Federal Deposit Insurance Corporation, unless no adverse comment has been received from the Department of Justice, in which case the merger may be consummated on or after the 15th day after such final approval.

The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that all regulatory approvals will be obtained or the dates of those approvals. There can also be no assurance that regulatory approvals received will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the merger agreement. See "The Merger Agreement -- What We Must Do to Complete the Merger."

Obligations of the Post-Merger Corporation

If the merger is completed:

     o The post-merger corporation must indemnify former officers, directors and employees of the parties and their subsidiaries.

     o The post-merger corporation must provide employment benefits to persons who were employees of Hudson River or Cohoes or their respective subsidiaries immediately prior to the merger.

You can find the details of these obligations in Sections 6.9 and 6.11 of Appendix A.

What We Must Do to Complete the Merger

To complete the merger we must:

     o    Obtain approvals from the shareholders of both companies.

     o Obtain regulatory approvals (without burdensome conditions) from each of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New York State Banking Department.

     o    Obtain federal and state authorization to issue shares in the merger.

     o    Obtain tax opinions from legal counsel.

     o Obtain Nasdaq National Market approval to list the Hudson River shares to be issued in the merger.

     o    Avoid any material adverse effect on either of our companies.

     o    Avoid any breach of our representations and warranties.

     o    Fulfill our obligations under the merger agreement.

     o    Exchange customary documents at closing.

You can find details of the conditions to the merger in Article VII of Appendix
A. We cannot guarantee that all of these conditions will be satisfied or waived.

Amendments to Hudson River's Certificate of Incorporation

This summary may not include all of the information that is important to you. You should read the complete text of the amendments to Hudson River's certificate of incorporation which is included as Appendix D to this document.

Delaware law permits a plan of merger to include amendments to the certificate of incorporation of the surviving corporation. We have included such amendments in the merger agreement. If the merger is completed, these amendments will become effective when the certificate of merger is filed with the Delaware Secretary of State.

     o    The surviving corporation will be named "Cohoes-Hudson Bancorp, Inc."

     o Immediately following the merger the board of the surviving corporation will be made up of six directors designated by the pre-merger board of Hudson River and six directors designated by the pre-merger board of Cohoes.

     o For six years following the merger the balance between former Hudson River directors and former Cohoes directors will be preserved by:

     o allowing each group to fill its own vacancies between shareholder elections;

     o nominating all incumbents for reelection by the shareholders, subject to the fiduciary duties of the board of directors;

     o allowing each group to choose its own replacement nominees if an incumbent does not stand for reelection; and

     o when possible, filling vacancies and choosing nominees from among the other former directors of Hudson River or Cohoes.

Interests of Directors and Officers in the Merger that are Different from Your Interests

     Employment Agreements. Hudson River and Hudson River Bank have entered into employment agreements with Harry L. Robinson, Carl A. Florio, Richard A. Ahl, Timothy E. Blow and Sidney D. Richter, which will become effective when the merger becomes effective and will replace the present employment agreements of these persons.

     Harry L. Robinson. Harry L. Robinson's employment agreement has a term of six years which, until the third anniversary of the merger, will be extended daily for one additional day, unless Cohoes-Hudson and Hudson River Bank give notice to Mr. Robinson that the daily extensions will cease, or Mr. Robinson gives a similar notice to Cohoes-Hudson and Hudson River Bank. Extensions of the term also will cease automatically if Mr. Robinson's employment is terminated for any reason. In addition, if by the sixth anniversary of the merger, no change in control of Cohoes-Hudson or Hudson River Bank has occurred, Mr. Robinson will retire as Chairman of the Board of Cohoes-Hudson, as Vice Chairman of the Board of Hudson River Bank and as an officer or employee of Cohoes-Hudson and Hudson River Bank and the term of his employment agreement will expire on that date.

Mr. Robinson's employment agreement provides that he will serve as Chairman of the Board of Directors of Cohoes-Hudson and as a Vice Chairman of the Board of Directors of Hudson River Bank during the term of his employment agreement, and will serve as the Chief Executive Officer of Cohoes-Hudson and Hudson River Bank during the three years following the merger. In these positions, he will have the authority and responsibilities prescribed by the By-laws of Cohoes-Hudson and Hudson River Bank and that are customary for such positions. Beginning on the third anniversary of the merger, the Boards of Directors of Cohoes-Hudson and Hudson River Bank will have the right to elect Mr. Robinson as Co-Chief Executive Officer and to elect an additional Co-Chief Executive Officer of Cohoes-Hudson and Hudson River Bank. Six months after the third anniversary of the merger, Mr. Robinson's right to serve as Chief Executive Officer or Co-Chief Executive Officer will end but he will continue to serve as Chairman of the Board of Directors of Cohoes-Hudson and as a Vice Chairman of the Board of Directors of Hudson River Bank during the remaining term of his employment agreement.

Mr. Robinson will receive an annual salary that is at least $460,000 and is equal to the salary paid to the President of Cohoes-Hudson and Hudson River Bank. Mr. Robinson will also be entitled to participate in benefit plans and programs on the same terms as apply to the President of Cohoes-Hudson and Hudson River Bank, including payment of country club dues and use of a company automobile. In the event that, during the term of his employment agreement, Mr. Robinson's employment is terminated by the Board of Directors of Cohoes-Hudson or Hudson River Bank without cause, or Mr. Robinson resigns for any of the reasons specified below, he will be entitled to receive as liquidated damages continued group life, health and disability benefits and a cash lump sum payment to compensate him for the loss of salary (on a present value basis), cash bonus and incentive compensation and qualified and non-qualified retirement plan benefits (on a present value basis) for not more than three years. In addition, if Cohoes-Hudson elects to cause Mr. Robinson to surrender his outstanding options and shares of restricted stock, Cohoes-Hudson will pay him the value of his outstanding options and his shares of restricted stock, whether vested or not.

The reasons specified in Mr. Robinson's employment agreement that would justify his resigning and receiving the liquidated damages described above are a failure to elect him to the positions in which he has a right to serve under his employment agreement, a failure to vest in him the authority and responsibilities associated with those positions, a failure to nominate or elect him as a director of Cohoes-Hudson or Hudson River Bank, a change in his principal place of employment to a location more than 25 miles from the Cohoes-Hudson executive offices to be established in the vicinity of Albany, New York, or the liquidation, dissolution, bankruptcy, or insolvency of Cohoes-Hudson or Hudson River Bank.

If within one year before or at any time after a change in control of Cohoes-Hudson or Hudson River Bank but prior to the sixth anniversary of the merger, Mr. Robinson's employment with Cohoes-Hudson or Hudson River Bank is terminated without cause or he resigns for one of the reasons specified above that justifies his resigning and receiving the liquidated damages described above, he will be entitled to receive, in addition to any liquidated damages, a lump sum payment equal to the greater of (1) the salary and cash bonus or incentive compensation he would have received if his employment had continued until the sooner of the expiration of the term of his employment agreement or the third anniversary of the termination of his employment or (2) 299% of his average annual gross income from Cohoes-Hudson or its predecessor during the past five full calendar years before the change in control. In the event that due to a change in control, any amount paid or payable to Mr. Robinson is subject to the 20% excise tax under Section 4999 of the Internal Revenue Code, then he will be entitled to an additional payment such that on an after-tax basis, he is indemnified for the excise tax.

Mr. Robinson's employment agreement contains a covenant not to compete, under which he agrees that if his employment terminates before the expiration of the term of his employment agreement, he will not compete with Cohoes-Hudson and Hudson River Bank in any county in which either of them maintains an office until the expiration of the sooner of two years from the date on which his employment terminates or the date on which the term of his employment agreement would otherwise expire. In addition, for two years after his employment terminates, he will not solicit customers of Cohoes-Hudson or Hudson River Bank or solicit employees of Cohoes-Hudson or its affiliates to accept other employment in the counties where Cohoes-Hudson and Hudson River Bank maintain offices.

     Carl A. Florio. Carl A. Florio's employment agreement has a term of six years, beginning on the date of the merger, and the term is extended daily thereafter unless Cohoes-Hudson and Hudson River Bank give notice to Mr. Florio that the daily extensions will cease, or Mr. Florio gives a similar notice to Cohoes-Hudson and Hudson River Bank. Extensions of the term also will cease automatically if Mr. Florio's employment is terminated for any reason.

Mr. Florio's employment agreement provides that he will serve as a Vice Chairman of the Board of Directors and as the President of Cohoes-Hudson and as a Vice Chairman of the Board of Directors and as the President of Hudson River Bank during the term of his employment agreement. As President, he will have the authority and responsibilities prescribed by the By-laws of Cohoes-Hudson and Hudson River Bank and that are customary for such positions. Beginning on the third anniversary of the merger, the Boards of Directors of Cohoes-Hudson and Hudson River Bank, to the extent permitted by their fiduciary duties, will elect Mr. Florio as Co-Chief Executive Officer (and as President) if Mr. Robinson is also serving as Co-Chief Executive Officer of Cohoes-Hudson and Hudson River Bank. Upon the earlier of (a) six months after the third anniversary of the merger or (b) the date that Mr. Robinson no longer serves as either the Chief Executive Officer or Co-Chief Executive Officer of Cohoes-Hudson and Hudson River Bank, the Boards of Directors of Cohoes-Hudson and Hudson River Bank, to the extent permitted by their fiduciary duties, will elect Mr. Florio as sole Chief Executive Officer and as President of Cohoes-Hudson and Hudson River Bank. As sole Chief Executive Officer and President, he will have the authority and responsibilities prescribed by the By-laws of Cohoes-Hudson and Hudson River Bank and that are customary for such positions.

Mr. Florio will receive an annual salary that is at least $460,000 and is equal to the salary paid to Mr. Robinson. Mr. Florio will also be entitled to participate in benefit plans and programs of Cohoes-Hudson and Hudson River

Bank, including payment of country club dues and use of a company automobile. In the event that, during the term of his employment agreement, Mr. Florio's employment is terminated by the Board of Directors of Cohoes-Hudson or Hudson River Bank without cause, or Mr. Florio resigns for any of the same reasons specified in Mr. Robinson's employment agreement, he will be entitled to receive the same liquidated damages as provided in Mr. Robinson's employment agreement, except that if Mr. Florio resigns due to the failure of Hudson-Cohoes or Hudson River Bank to elect him to the position of Co-Chief Executive Officer or Chief Executive Officer, whichever is applicable, as provided above, then he will receive liquidated damages of $3,000,000 in a lump sum payment instead of receiving a lump sum payment of up to three years salary (on a present value basis) and cash bonus or incentive compensation.

If within one year before or at any time after a change in control of Cohoes-Hudson or Hudson River Bank during the term of his employment agreement, Mr. Florio's employment with Cohoes-Hudson or Hudson River Bank is terminated without cause or he resigns for one of the reasons that justifies his resigning and receiving liquidated damages, he will be entitled to receive, in addition to any liquidated damages, the same change in control lump sum payment and excise tax indemnification payment as provided for in Mr. Robinson's employment agreement.

Mr. Florio's employment agreement contains the same covenant not to compete and agreement not to solicit employees and customers as provided for in Mr. Robinson's agreement.

     Richard A. Ahl. Richard A. Ahl's employment agreement has a term of three years, beginning on the date of the merger, and the term is extended daily thereafter unless Cohoes-Hudson and Hudson River Bank give notice to Mr. Ahl that the daily extensions will cease, or Mr. Ahl gives a similar notice to Cohoes-Hudson and Hudson River Bank. Extensions of the term also will cease automatically if Mr. Ahl's employment is terminated for any reason.

Mr. Ahl's employment agreement provides that he will serve as the Chief Operating Officer and Executive Vice President of Cohoes-Hudson and of Hudson River Bank during the term of his employment agreement. Mr. Ahl will receive an annual salary that is at least $230,000. Mr. Ahl will also be entitled to participate in benefit plans and programs of Cohoes-Hudson and Hudson River Bank. In the event that, during the term of his employment agreement, Mr. Ahl's employment is terminated by the Board of Directors of Cohoes-Hudson or Hudson River Bank without cause, or Mr. Ahl resigns for any of the same reasons specified in Mr. Robinson's employment agreement that are applicable to him, he will be entitled to receive the same type of liquidated damages as provided for in Mr. Robinson's employment agreement.

If in connection with or within 18 months after a change in control of Cohoes-Hudson or Hudson River Bank during the term of his employment agreement, Mr. Ahl's employment with Cohoes-Hudson or Hudson River Bank is terminated without cause or he resigns for one of the reasons that justifies his resigning and receiving liquidated damages, he will be entitled to receive, in addition to any liquidated damages, a lump sum payment equal to the greater of (1) the salary and cash bonus or incentive compensation he would have received if his employment had continued until the expiration of the term of his employment agreement or (2) 299% of his average annual gross income from Cohoes-Hudson or its predecessor during the past five full calendar years before the change in control. He will also be entitled to receive an excise tax indemnification payment as provided for in Mr. Robinson's employment agreement.

Mr. Ahl's employment agreement contains the same covenant not to compete and agreement not to solicit employees and customers as provided for in Mr. Robinson's agreement.

     Sidney D. Richter. Sidney D. Richter's employment agreement is the same as Mr. Ahl's employment agreement, except that (a) he will serve as Executive Vice President of Cohoes-Hudson and as Executive Vice President and the Senior Loan Officer of Hudson River Bank, (b) his annual salary will be at least $160,000 and (c) he will be entitled to resign and receive liquidated damages if his principal place of employment is changed to a location more than 25 miles from the main office of Hudson River Bank (as opposed to the executive offices of Hudson-Cohoes in the Albany, New York vicinity).

     Timothy E. Blow. Timothy E. Blow's employment agreement is the same as Mr. Ahl's employment agreement, except that (a) he will serve as the Chief Financial Officer of Cohoes-Hudson and of Hudson River

Bank, (b) his annual salary will be at least $150,000, (c) the term of his employment is two years (rather than three years), subject to daily extension, and (d) his lump sum payment upon termination of his employment in connection with or within 18 months after a change in control will be equal to the greater of (1) the salary and cash bonus or incentive compensation he would have received if his employment had continued until the expiration of the term of his employment agreement or (2) 200% of his average annual gross income from Cohoes-Hudson or its predecessor during the past five full calendar years before the change in control.

     Director Emeritus Plan. Prior to the consummation of the merger, Hudson River will adopt a Director Emeritus Plan. Each director of Cohoes, Hudson River, Cohoes Savings Bank and Hudson River Bank (and the sole director emeritus of Cohoes and each director emeritus of Hudson River selected by its Board of Directors) who does not become a director of Cohoes-Hudson or Hudson River Bank upon consummation of the merger or the bank merger will be entitled to become a director emeritus of Cohoes-Hudson under the plan. The term of each director emeritus will be six years, or three years if his or her prior service with Cohoes, Hudson River, Cohoes Savings Bank or Hudson River Bank was less than three years. Each director emeritus will receive an annual retainer of $31,500, and, subject to change by the Board of Directors of Cohoes-Hudson, will be entitled to attend regular meetings of the Board. If a director emeritus dies during his or her term, the retainer will be paid to his or her beneficiary or estate. If Carl A. Florio or Harry L. Robinson ceases to be a director of both Cohoes-Hudson and Hudson River Bank before all shares of restricted stock granted to him by Hudson River or Cohoes, whichever the case may be, prior to the merger have vested, he will be entitled to become a director emeritus and receive the annual retainer under the plan until all such shares have vested or have been acquired by Cohoes-Hudson under his employment agreement. In addition, if Harry L. Robinson ceases to be a director of both Cohoes-Hudson and Hudson River Bank before all shares of restricted stock granted to him by Cohoes-Hudson at the effective time of the merger have vested, he will be entitled to become a director emeritus and receive the annual retainer under the plan until all such shares have vested or have been acquired by Cohoes-Hudson under his employment agreement, unless his employment is terminated for cause or he voluntarily terminates his employment without good reason during the six years following the merger or resigns as a director.

     Stock Options. On the date the merger is consummated, Cohoes-Hudson will grant:

          o to each person other than Harry L. Robinson who is a director or director emeritus of Cohoes immediately before the merger, an option to acquire 7,490 shares of common stock of Cohoes-Hudson at an exercise price equal to the greater of $16.44 per share or the market value of such stock on the date the option is granted,

          o to Harry L. Robinson an option to acquire 45,816 shares of common stock of Cohoes-Hudson at an exercise price equal to the greater of $19.19 per share or the market value of such stock on the date the option is granted, and

          o to Richard A. Ahl an option to acquire 16,660 shares of common stock of Cohoes-Hudson at an exercise price equal to the greater of $22.07 per share or the market value of such stock on the date the option is granted.

Each option will vest in four equal installments on January 5, 2001, 2002, 2003 and 2004 in accordance with Hudson's present option plan, and will expire on January 5, 2009.

     Restricted Stock. On the date the merger is consummated, Cohoes-Hudson will grant shares of restricted stock as follows:

          o to each director of Cohoes (other than Harry L. Robinson) and to the sole emeritus director of Cohoes, 9,083 shares,

          o    to Harry L. Robinson, 71,888 shares, and

          o    to Richard A. Ahl, 32,373 shares.

For each person who serves as a director emeritus of Cohoes-Hudson, such shares of Cohoes-Hudson restricted stock will vest in equal (or substantially equal) annual installments during the six years following the merger. For all other persons, the shares of Cohoes-Hudson restricted stock will vest in nine equal (or substantially equal) annual installments commencing January 5, 2001. As a condition to the granting of shares of Cohoes-Hudson restricted stock as described above to Harry L. Robinson, Richard A. Ahl and to each person who will serve as a director of Cohoes-Hudson or Hudson River Bank, such person must enter into an agreement to modify the vesting schedule of his or her existing Cohoes restricted stock to conform to the nine year vesting schedule for the shares of Cohoes-Hudson restricted stock described above.

Other Provisions of the Merger Agreement

Although the completion of the merger requires shareholder approval, many provisions of the merger agreement became effective immediately upon its signing. Your vote was not required to make these provisions binding obligations of Hudson River and Cohoes.

     Representations and Warranties. Each party has made representations and warranties to the other party with respect to various matters, including its financial statements, capital structure, business, loans, investments, regulatory filings and benefit plans. These representations and warranties must be true and correct upon both signing of the merger agreement and the completion of the merger. A party can terminate the merger agreement if the other party's representations and warranties are not true and correct because of a material adverse effect on that other party. If the merger is completed, or if the merger agreement is terminated for some unrelated reason, the representations and warranties become void. You can find details of these obligations in Articles III, IV and V of Appendix A.

     Cooperation and Conduct of Business. Each party has agreed to cooperate in completing the merger and to avoid extraordinary transactions between the signing of the merger agreement and the completion of the merger. These provisions become void if the merger is completed. These provisions also become void if the merger agreement is terminated, except for those related to confidentiality, joint press releases and shared expenses. You can find details of these obligations in Article VI of Appendix A.

     Waiver and Amendment. Section 8.4 of Appendix A allows either party to extend the time for the performance of any obligation by the other party, and to waive (to the extent permitted by law) any condition or obligation of the other party. Section 8.5 allows the boards of the parties to amend the merger agreement without shareholder vote so long as the merger consideration is not changed and the effect on the shareholders is not materially adverse.

     Termination. The merger agreement may be terminated by mutual agreement of the parties (even after shareholder approval), or by a non-breaching party under any of the following circumstances:

     o    In response to a material breach which is not cured within 30 days.

     o    If any required regulatory or shareholder approval is denied.

     o    If the merger is not completed by February 28, 2001.

     You can find details of the termination provisions in Sections 8.1, 8.2 and
8.3 to Appendix A.

The Stock Option Agreements

To increase the likelihood that the merger will be completed, and to discourage other persons who may be interested in combining with either party, each of Hudson River and Cohoes has granted the other a conditioned option to purchase up to 19.9% of the outstanding shares of its common stock at a fixed price equal to the closing sales price of the common stock of the respective parties on April 24, 2000. These options are intended to make it more likely that the merger will be completed on the agreed terms and to compensate a party for its efforts and costs in case the merger is not completed due to a third party proposal for a business combination with the other party. The options may therefore discourage proposals for alternative business combinations, even if a third party were prepared to offer Hudson River or Cohoes more favorable terms. Copies of the Stock Option Agreements are attached to this document as Appendices D and E. These agreements become void if the merger is completed.

Exchange of Certificates

We will appoint an exchange agent to handle the exchange of Cohoes stock certificates for Hudson River stock certificates and the payment of cash for any fractional share. Promptly after the merger is completed, the exchange agent will send to each holder of Cohoes common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Cohoes certificates to the exchange agent. Holders of Cohoes common stock that surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of Cohoes common stock will not be entitled to receive any dividends or other distributions payable by Hudson River after the effective time until their certificates are surrendered. However, when those certificates are surrendered for shares of Hudson River common stock, any unpaid dividends or distributions will be paid, without interest.

Cohoes common stock certificates should not be returned with the enclosed proxy and should not be forwarded to the exchange agent until you receive the transmittal form.

Resales of Hudson River Common Stock by Affiliates of Cohoes

The shares of Hudson River common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Cohoes for purposes of Rule 145 under the Securities Act as of the date of the Cohoes special meeting. Affiliates of Cohoes may not sell their shares of Hudson River common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act covering those shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Cohoes generally include individuals or entities that control, are controlled by or are under common control with Cohoes, and may include certain officers and directors of Cohoes as well as certain principal shareholders of Cohoes.

Dissenters' Rights

Delaware law does not grant dissenters' rights to the shareholders of either company.

                COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

Hudson River common stock and Cohoes common stock are traded on the Nasdaq National Market (symbols: HRBT and COHB, respectively). The following table sets forth the reported high and low sales prices of shares of Hudson River common stock and Cohoes common stock, as reported on the Nasdaq National Market, and the quarterly cash dividends per share declared, in each case for the periods indicated.

                                                        Hudson River                Cohoes
                                                        Common Stock (1)         Common Stock (2)
                                               --------------------------- ---------------------------
                                                 High      Low   Dividends   High     Low    Dividends
                                               -------- -------- --------- -------- -------- ---------
1999 Fiscal Year
  First Quarter...............................  $   --   $   --   $  --     $   --   $   --    $   --
  Second Quarter..............................   13.75     9.38      --         --       --        --
  Third Quarter...............................   11.75     8.75      --         --       --        --
  Fourth Quarter..............................   12.00    10.06      --      13.00    10.38        --

2000 Fiscal Year
  First Quarter...............................   11.75     9.88    0.03      12.00     9.25       0.06
  Second Quarter..............................   12.13    10.75    0.03      13.13    11.56       0.06
  Third Quarter...............................   11.25     9.75    0.03      12.63     9.38       0.06
  Fourth Quarter..............................   10.56     9.50    0.03      10.31     9.38       0.07

2001 Fiscal Year
  First Quarter (through June 14,
  2000).......................................   11.00     8.75    0.05      14.69     9.69       0.07

-------------
(1)        The Hudson River common stock started trading in July 1998.
(2)        The Cohoes common stock started trading in January 1999.

The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Hudson River and its subsidiaries, applicable government regulations and other factors the Hudson River board considers relevant. The dividend policies on the Hudson River common stock are subject to the discretion of the Hudson River board of directors. The merger agreement provides that the initial dividend on the Cohoes-Hudson Bancorp, Inc. common stock will be $0.06 per share for the first full quarterly dividend following completion of the merger, and that neither party will increase their regular quarterly cash dividends prior to completion of the merger without the other party's consent.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements (pro forma financial statements) are based on the historical financial statements of Hudson River and Cohoes and have been prepared to illustrate the effect of the merger. Consummation of the merger is subject to a number of conditions, and no assurance can be given that the merger will be consummated on the currently anticipated terms, or at all.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2000 is based on the unaudited historical consolidated balance sheets of Hudson River and Cohoes at that date, assuming that the merger had been consummated on March 31, 2000 and accounted for using the purchase method of accounting.

The unaudited pro forma condensed combined income statement reflects the combination of the historical results of operations of Hudson River for the fiscal year ended March 31, 2000, and of Cohoes for the twelve months ended March 31, 2000.

The unaudited pro forma condensed combined income statement gives effect to the merger using the purchase method of accounting and assume that (1) the merger occurred as of the beginning of the period presented, and (2) the amount of initial negative goodwill equaled the amount reflected in the unaudited pro forma condensed combined balance sheet as of March 31, 2000.

These pro forma financial statements should be read in conjunction with the historical financial statements and related notes of Hudson River and Cohoes incorporated by reference in this joint proxy statement/prospectus.

As noted above, the merger will be accounted for using the purchase method of accounting. Accordingly, the pro forma adjustments made for the purpose of preparing the pro forma financial statements are based upon certain assumptions and estimates regarding the amount of negative goodwill (which represents the excess of the fair value of the net assets acquired over the total acquisition cost) which will arise from the merger and the period over which such negative goodwill will be accreted. The actual negative goodwill arising from the merger will be based on the excess of the fair value of the net assets acquired over the total acquisition cost, based on fair value estimates and other information determined as of the date the merger is consummated. For purposes of the pro forma financial statements, the fair value of Cohoes' assets and liabilities was estimated based upon information available as of March 31, 2000. The actual fair value adjustments to the assets and liabilities of Cohoes will be made on the basis of appraisals and evaluations that will be made as of the date the merger is consummated and may, therefore, differ significantly from those reflected in these pro forma financial statements. In the opinion of Hudson's management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

The combined company expects to achieve benefits from the merger including operating cost savings and revenue enhancements. The pro forma earnings set forth in this section do not reflect any potential cost savings or revenue enhancements which are expected to result from the combination of operations of Hudson River and Cohoes and, accordingly, may not be indicative of the results of future operations. No assurances can be given with respect to the ultimate level of cost savings or revenue enhancements to be realized. As a result, the unaudited pro forma condensed combined income statement is not necessarily indicative of either the results of operations that would have occurred had the merger been effective at the beginning of the respective periods or of future results of the combined company. In addition, the consummation of the merger is subject to satisfaction of a number of conditions, and no assurance can be given that the merger will be consummated on the currently anticipated terms, or at all.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2000

                                                     Hudson River    Cohoes      Pro Forma   Footnote   Pro Forma
(In thousands)                                       Bancorp, Inc. Bancorp, Inc. Adjustments Reference  Combined
                                                      ----------   -----------   --------    ---------  -----------
Assets
Cash and cash equivalents                             $   16,612   $    11,970   $                       $   28,582
Securities available for sale, at fair value             236,980        36,287      54,591       1          327,858
Securities held to maturity                               11,144        56,096    (56,096)       1           11,144
Federal Home Loan Bank of New York stock, at cost          7,425         4,938                               12,363
Loans receivable                                         823,855       582,203    (10,779)       2        1,395,279
Allowance for loan losses                                (19,608)       (4,761)                             (24,369)
                                                      ----------    ----------   --------                ----------
     Net loans receivable                                804,247       577,442    (10,779)                1,370,910
                                                      ----------   -----------   --------                ----------

Accrued interest receivable                                6,470         4,053                               10,523
Premises and equipment, net                               18,719         7,725     (7,725)       3           18,719
Other real estate owned and repossessed property           1,641           697                                2,338
Goodwill and other intangibles                            11,618         1,747     (1,747)       3           11,618
Other assets                                              34,691         3,459      6,365        4           44,515
                                                      ----------   -----------   --------                ----------
     Total assets                                     $1,149,547   $   704,414   $(15,391)               $1,838,570
                                                      ==========   ===========   ========                ==========

Liabilities and Shareholders' Equity
Liabilities:
  Deposits                                            $  748,563    $  491,508   $     917       5       $1,240,988
  Securities sold under agreements to repurchase           4,214            --                                4,214
  Short-term FHLB advances                               116,450        31,280                              147,730
  Long-term FHLB borrowings                               30,600        48,372      (5,716)      6           73,256
  Mortgagors' escrow deposits                              5,500         6,669                               12,169
  Negative goodwill                                                                 19,882                   19,882
  Other liabilities                                       43,497         5,449       2,500       7           51,446
                                                      ----------   -----------   ---------               ----------
          Total liabilities                              948,824       583,278      17,583                1,549,685
                                                      ----------   -----------   ---------               ----------

Total shareholders' equity                               200,723       121,136     (32,974)      8          288,885
                                                      ----------   -----------   ---------               ----------

          Total liabilities and shareholders' equity  $1,149,547   $   704,414   $ (15,391)              $1,838,570
                                                      ==========   ===========   =========               ==========

See accompanying notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Income Statement for the Twelve Months Ended March 31, 2000


                                                     Hudson River    Cohoes      Pro Forma   Footnote   Pro Forma
(In thousands)                                       Bancorp, Inc. Bancorp, Inc. Adjustments Reference  Combined
                                                      ----------   -----------   --------    ---------  -----------
Interest income:
 Interest and fees on loans                            $ 59,660     $ 41,519     $  1,540        2       $ 102,719
 Securities available for sale                           15,432        2,280        3,668        1          21,380
 Securities held to maturity                                982        3,367       (3,367)       1             982
 Federal funds sold                                          12          366                                   378
 Federal Home Loan Bank of New York stock                   337          305                                   642
                                                       --------     --------     --------                ---------
Total interest income                                    76,423       47,837        1,841                  126,101
                                                       --------     --------     --------                ---------

Interest expense:
 Deposits                                                25,613       17,118         (917)       5          41,814
 Securities sold under agreements to repurchase              84           --                                    84
 Short-term FHLB advances                                 3,700        1,346                                 5,046
 Long-term FHLB borrowings                                1,112        2,782          817        6           4,711
                                                       --------     --------     --------                ---------
Total interest expense                                   30,509       21,246         (100)                  51,655
                                                       --------     --------     --------                ---------

Net interest income                                      45,914       26,591        1,941                   74,446
Provision for loan losses                                 6,200        1,700                                 7,900
                                                       --------     --------     --------                ---------
 Net interest income after provision for loan losses     39,714       24,891        1,941                   66,546
                                                       --------     --------     --------                ---------

Other operating income:
 Service charges on deposit accounts                      1,519          850                                 2,369
 Loan servicing income                                      142          495                                   637
 Net securities transactions                                 83           (8)                                   75
 Net gain on sales of loans held for sale                    --           25                                    25
 Accretion of negative goodwill                              --           --        1,988        3           1,988
 Other income                                               844        1,046                                 1,890
                                                       --------     --------     --------                ---------
Total other operating income                              2,588        2,408        1,988                    6,984
                                                       --------     --------     --------                ---------

Other operating expenses:
 Compensation and benefits                               13,763       10,394                                24,157
 Occupancy                                                1,805        1,583         (399)       9           2,989
 Equipment                                                2,453        1,485         (907)       9           3,031
 OREO and repossessed property expenses                   1,228          337                                 1,565
 Advertising                                                922          477                                 1,399
 Legal and other professional fees                          791          817                                 1,608
 Postage and item transportation                            709          239                                   948
 Goodwill and other intangibles amortization              1,087          224         (224)       9           1,087
 Other expenses                                           5,030        2,178                                 7,208
                                                       --------     --------     --------                ---------
Total other operating expenses                           27,788       17,734       (1,530)                  43,992
                                                       --------     --------     --------                ---------

Income before tax expense                                14,514        9,565        5,459                   29,538

Tax expense                                               4,988        3,509        1,402        5           9,899
                                                       --------     --------     --------                ---------
Net income                                             $  9,526     $  6,056     $  4,057                $  19,639
                                                       ========     ========     ========                =========

Basic earnings per share                               $   0.65     $   0.72                    10       $    0.83
Diluted earnings per share                             $   0.65     $   0.72                    10       $    0.83

See accompanying notes to unaudited pro forma condensed combined financial statements.

___________________

1. Represents the reclassification of Cohoes' securities held to maturity portfolio as securities available for sale, at estimated fair value. The securities are assumed to have a weighted-average life of 5 years and the fair value adjustment (discount) is accreted on a straight line basis over this time period into interest on securities available for sale.

2. Represents the estimated fair value adjustment relating to Cohoes' loan portfolio. The estimated life of this portfolio is assumed to be 7 years. The adjustment is assumed to accrete on a straight line basis over this time period into interest and fees on loans.

3. Negative goodwill generated by the excess of the fair value of the net assets acquired over the cost of the acquired institution is allocated to all noncurrent, nonmonetary assets of Cohoes. Premises and equipment and goodwill and other intangibles of Cohoes are the only noncurrent, nonmonetary assets identified and the values are reduced accordingly. The adjustments to estimate the amount of negative goodwill used in the preparation of the unaudited pro forma condensed combined balance sheet are summarized below (dollars in thousands, except per share data):

Shares of Cohoes common stock outstanding                             7,912,255
Exchange ratio                                                            1.185
                                                                ---------------
     Equivalent number of Hudson River common shares                  9,376,022
Per share price of Hudson River common stock                    $          9.52
                                                                ---------------
     Consideration for Cohoes common stock outstanding          $        89,260
Total equity (net assets) of Cohoes as of March 31, 2000        $      (121,136)
Estimated fair value of stock options exchanged                 $         2,794
Exchange of Cohoes unvested restricted stock for
     Hudson River unvested restricted stock                     $        (3,892)
                                                                ---------------
Estimated negative goodwill before transaction
     costs, fair value adjustments,  and allocations to
     noncurrent, nonmonetary assets                             $       (32,974)

Estimated transaction costs                                     $         2,500
Estimated fair value adjustments                                $         7,485
Allocation to Cohoes' noncurrent, nonmonetary assets:
         Premises & equipment                                   $         7,725
         Goodwill and other intangibles                         $         1,747
Estimated tax effect of fair value adjustments and allocations  $        (6,365)
                                                                ---------------
Estimated negative goodwill                                     $       (19,882)
                                                                ===============

     The estimated negative goodwill is assumed to be accreted into income over a period of 10 years, the estimated period of benefit. The accretion of the negative goodwill is not taxable.

4. Represents the estimated income tax effects of the estimated purchase accounting adjustments at an assumed marginal tax rate of 40%. The tax expense or benefit is reflected in the pro forma income statement during the period that the related purchase accounting adjustments are assumed to be accreted or amortized, respectively.

5. Represents the estimated fair value adjustment relating to Cohoes' time deposits. The weighted average remaining maturity of these time deposits is assumed to be 12 months. The adjustment is assumed to accrete on a straight line basis over this time period as a reduction of interest expense on deposits.

6. Represents the estimated fair value adjustment relating to Cohoes' long-term borrowings. The weighted average remaining maturity of these borrowings is assumed to be 7 years. The adjustment is assumed to amortize on a straight line basis over this time period as an increase to interest expense on long-term borrowings.

7. Represents an estimated liability related to the settlement of certain employment agreements, investment banking, legal and accounting fees, and severance benefits in conjunction with the closing of the transaction.

8. Represents the elimination of Cohoes' equity as of the date of the transaction, offset by the issuance of 9,376,022 shares of Hudson River common stock at an average market price of $9.52. The average market price was obtained by averaging the closing market price of Hudson River common stock before, after and including the date of the announcement. Amount also includes the estimated fair value of Hudson River stock options exchanged for outstanding Cohoes stock options valued as of the date of the announcement using the Black-Scholls option pricing model, as well as the effect of the exchange of Cohoes unvested restricted stock for Hudson River unvested restricted stock.

9. Represents the amount of expense recorded by Cohoes during the 12 months ended March 31, 2000 relating to depreciation on buildings and equipment and the amortization of goodwill and other intangibles. These amounts are eliminated from the pro forma income statement as the negative goodwill generated from the transaction has been allocated to eliminate Cohoes' premises and equipment and goodwill and other intangibles.

10. Basic earnings per share is calculated utilizing Hudson River's weighted-average shares outstanding for the year ended March 31, 2000 of 14,556,648 combined with the shares issued for Cohoes common shares outstanding of 9,376,022, less 408,792 shares of unvested restricted stock exchanged in the transaction. Diluted earnings per share is calculated utilizing Hudson River's weighted-average shares giving effect to potential common shares outstanding for the year ended March 31, 2000 of 14,577,742 combined with the shares issued for Cohoes common shares outstanding of 9,376,022, less 408,792 shares of unvested restricted stock exchanged in the transaction.

                        COMPARISON OF SHAREHOLDER RIGHTS

The following is a summary of the material differences between the current rights of Cohoes shareholders and those of Hudson River shareholders after the merger. This summary may not contain all of the information that is important to you. For a full description of the rights of Cohoes and Hudson River shareholders, you must refer to the governing laws and documents listed below. We will send you a copy of the Hudson River and Cohoes certificates of incorporation and bylaws without charge at your request.

Hudson River and Cohoes are Delaware corporations with substantially similar certificates of incorporation and bylaws. After the merger, the rights of former Cohoes shareholders will be governed by the Hudson River certificate of incorporation and bylaws, as amended by the merger agreement.

                                             Cohoes                                       Hudson River after the Merger
-------------------------  -----------------------------------------------------  --------------------------------------------------
Governing Law              Delaware General Corporation Law.
-------------------------  -----------------------------------------------------  --------------------------------------------------
Governing                  Cohoes certificate;                                    Hudson River certificate;
Documents                  Cohoes bylaws.                                         Hudson River bylaws.
-------------------------  ---------------------------------------------------------------------------------------------------------
Amendment of               Amendment of either certificate of incorporation generally requires
Governing                  both a  recommendation  from the board and an  affirmative  vote of a
Documents                  majority of the outstanding stock. In addition,  several provisions of each certificate require the affirmative vote of 80% of the outstanding stock to amend.

                           Amendment of either bylaws requires a majority of the
                           board  or  the   affirmative   vote  of  80%  of  the
                           outstanding stock.
-------------------------  ---------------------------------------------------------------------------------------------------------
Common Stock               25,000,000 shares authorized; 7,912,255                 40,000,000 shares authorized; 15,546,560
                           shares outstanding as of June 22, 2000.                 shares outstanding as of June 20, 2000.
-------------------------  -----------------------------------------------------  --------------------------------------------------
Preferred Stock            5,000,000 shares authorized; no shares outstanding.

                           Without shareholder approval,  the board of directors
                           may both:
                           o   Set the rights and preferences of various
                               series  of  preferred  stock;  and
                           o   Issue  preferred stock.
-------------------------  ---------------------------------------------------------------------------------------------------------
Limitation on              If any person beneficially owns more than 10% of the common stock, those shares in excess
Stock Ownership            of 10% may not be voted.
-------------------------  ---------------------------------------------------------------------------------------------------------
Preemptive                 None.
Rights
-------------------------  ---------------------------------------------------------------------------------------------------------
Appraisal Rights           Only as granted by Delaware law.
Number of                  As determined by the affirmative vote of a              For six years following the merger:
Directors                  majority of the total number of directors               Twelve directors.
                           which the corporation would have if there
                           were no vacancies.
-------------------------  -----------------------------------------------------  --------------------------------------------------
Classification of          Three classes, as nearly equal as possible, with the terms of one class expiring at each
Directors                  annual meeting.
-------------------------  ---------------------------------------------------------------------------------------------------------
Election of                Directors are elected by a plurality of the votes cast. Cumulative voting is not permitted.
Directors
-------------------------  ---------------------------------------------------------------------------------------------------------

-------------------------  -----------------------------------------------------  --------------------------------------------------
Nomination of              No restrictions.                                        For six years following the merger:
Directors by the                                                                   Incumbents are nominated for reelection,
Company                                                                            subject to the board's fiduciary duties. The
                                                                                   former directors of Hudson River and Cohoes each
                                                                                   form a group, and each group selects the
                                                                                   company nominees for any vacancies among its
                                                                                   own members.

                                                                                   After six years:
                                                                                   No restrictions.
-------------------------  -----------------------------------------------------  --------------------------------------------------
Removal of                 Only for cause and only by 80% of the voting stock.
Directors
-------------------------  -----------------------------------------------------  --------------------------------------------------
Board Vacancies            Filled by the majority vote of the directors then in office.
-------------------------  -----------------------------------------------------  --------------------------------------------------
Special Meetings           May be called only by the affirmative vote of a majority of the
of Shareholders            total number of directors which the  corporation  would have if there were no vacancies.
-------------------------  -----------------------------------------------------  --------------------------------------------------
Notice                     Generally, shareholder must give over 60                Generally, shareholder must give over 90
Requirements               days notice of nominations or proposals.                days notice of nominations or proposals.
-------------------------  ---------------------------------------------------------------------------------------------------------
Quorum                     One-third of all shares entitled to vote.
-------------------------  ---------------------------------------------------------------------------------------------------------
Action by                  Shareholder action by written consent without a shareholder meeting is
Consent                    not permitted.
-------------------------  ---------------------------------------------------------------------------------------------------------
Business                   Each  certificate  provides  that  any  business  combination  with an
Combinations               "interested person"  (generally,  a beneficial owner of 10% of the voting stock) requires the affirmative vote of 80% of the  outstanding shares  unless  it is either approved  by the  board  or meets  specific  fairness criteria.

                           Delaware  law also  restricts  the ability of persons holding 15% or more of a company's stock to engage in a business  combination with the company for a period of three years.

                           Each  certificate  grants  the board  flexibility  to consider  social factors and effects on third parties in evaluating any business combination.
-------------------------  ---------------------------------------------------------------------------------------------------------
Greenmail                  Each  certificate   provides  that  any  purchase  of company   securities
                           from  an  "interested   person" (generally,  a  beneficial  owner of 5% of the
                           voting stock)  requires the  affirmative  vote of 80% of the outstanding shares unless it meets specific fairness criteria.
-------------------------  ---------------------------------------------------------------------------------------------------------

     AMENDMENTS TO THE HUDSON RIVER 1998 STOCK OPTION AND INCENTIVE PLAN AND
              THE HUDSON RIVER 1998 RECOGNITION AND RETENTION PLAN

Hudson River shareholders are being asked to approve increases in the number of shares available under (a) Hudson River's 1998 Stock Option and Incentive Plan from 1,785,375 to 1,930,241, and (b) Hudson River's 1998 Recognition and Retention Plan (RRP) from 714,150 to 918,324. All other features of the two plans will remain the same, and the plans are described below.

The Hudson River board is recommending these increases in the number of shares because Hudson River has agreed to grant additional options and awards to certain executive officers and directors of Cohoes under the merger agreement. See "The Merger - Interests of Directors and Officers in the Merger that are Different from Your Interests" for a discussion of who will receive the awards and the amount of the awards.

The Hudson River board unanimously recommends that Hudson shareholders vote "FOR" the amendment of these two plans.

Description of the 1998 Stock Option and Incentive Plan

This summary of the 1998 Stock Option and Incentive Plan may not contain all the information that is important to you. You should read the full text of the plan which is attached as Appendix G. This summary is qualified in its entirety by reference to the plan.

     Principal Features of the Stock Option Plan. The Stock Option Plan provides for awards in the form of stock options, stock appreciation rights and limited stock appreciation rights. Each award shall be on such terms and conditions, consistent with the Stock Option Plan and applicable New York State Banking Board and FDIC regulations, as the committee administering the Stock Option Plan may determine. Subject to certain exceptions described herein, awards made under such plan generally vest at a rate of no quicker than one-fifth of the initial award per year, subject to the participant maintaining continuous service with Hudson River or its subsidiaries from the date of grant.

Shares awarded pursuant to the Stock Option Plan may be either authorized but unissued shares or reacquired shares held by Hudson River in its treasury. Any shares subject to an award which expires or is terminated unexercised will again be available for issuance under the Stock Option Plan or any other plan of Hudson River or its subsidiaries. Generally, no award or any right or interest therein is assignable or transferable except under certain limited exceptions set forth in the Stock Option Plan.

The Stock Option Plan is administered by the Compensation Committee of the board of Hudson River. Pursuant to the terms of the Stock Option Plan, any director, officer or employee of Hudson River or its affiliates is eligible to participate in the Stock Option Plan. Accordingly, there are currently 338 persons eligible to participate in the Plan. In granting awards under the Stock Option Plan, the Compensation Committee considers, among other things, position and years of service, value of the participant's services to Hudson River and the bank and the added responsibilities of such individuals as employees, directors and officers of a public company.

     Stock Options. Under the terms of the Stock Option Plan, the Compensation Committee may grant either "incentive stock options" as defined under Section 422 of the Internal Revenue Code or stock options not intended to qualify as such ("non-qualified stock options").

In general, stock options will not be exercisable after the expiration of their terms. The term of stock options may not exceed ten years from the date of grant. Unless otherwise determined by the Compensation Committee, in the event a participant ceases to maintain continuous service (as defined in the Stock Option Plan) with Hudson River or one of its affiliates, for any reason (excluding death, disability and termination for cause), an exercisable stock option will continue to be exercisable for three months thereafter but in no event after the expiration date of the option. Unless otherwise provided by the Compensation Committee, in the event that continuous service terminates as a result of the disability of a participant, all options not then exercisable shall become exercisable in full and remain exercisable for a period of one year from the date of such disability. Unless otherwise provided by the Compensation Committee, in the event of death of a participant, all options not then exercisable shall become exercisable in full. Unless otherwise provided by the Compensation Committee, in the event of the death of a participant during such service or within the three-month period described above following termination of service described above, an exercisable option will continue to be exercisable for one year, to the extent exercisable by the participant upon his death, but in no event later than ten years after grant. Following the death of any participant, the Compensation Committee may, as an alternative means of settlement of an option, elect to pay to the holder thereof an amount of cash equal to the amount by which the market value of the shares covered by the option on the date of exercise exceeds the exercise price. A stock option will automatically terminate and will no longer be exercisable as of the date a participant is notified of termination for cause.

The exercise price for the purchase of shares subject to a stock option at the date of grant may not be less than 100% of the market value of the shares covered by the option on that date. The exercise price must be paid in full in cash or, if permitted by the Compensation Committee, shares of common stock, or a combination of both.

     Stock Appreciation Rights (SARs). The Compensation Committee may grant SARs at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options, as described above. Upon the exercise of a SAR, the participant will receive the amount due in cash or shares, or a combination of both, as determined by the Compensation Committee. SARs may be related to stock options, in which case the exercise of one will reduce to that extent the number of shares represented by the other.

SARs will require an expense accrual by Hudson River each year for the appreciation on the SARs which it is anticipated will be exercised. The amount of the accrual is dependent upon whether and the extent to which the SARs are granted and the amount, if any, by which the market value of the SARs exceeds the exercise price.

     Limited Stock Appreciation Rights. Limited SARs will be exercisable only for a limited period in the event of a tender or exchange offer for shares of Hudson River's common stock, other than by Hudson River, where 25% or more of the outstanding shares are acquired in that offer or any other offer which expires within 60 days of that offer. The amount paid on exercise of a limited SAR will be the excess of (a) the market value of the shares on the date of exercise, or (b) the highest price paid pursuant to the offer, over the exercise price. Payment upon exercise of a limited SAR will be in cash.

Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Subject to vesting requirements contained in New York State Banking Board and FDIC regulations, limited SARs will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no limited SAR will be exercisable by a director, senior officer or ten percent beneficial owner of Hudson River within six months of the date of its grant.

     Effect of Merger and Other Adjustments. Shares as to which awards may be granted under the Stock Option Plan, and shares then subject to awards, will be adjusted appropriately by the Compensation Committee in the event of any merger, consolidation, reorganization, recapitalization (including a return of capital, whether non-taxable or otherwise), combination or exchange of shares, stock dividend, stock split or other change in the corporate structure or common stock of Hudson River.

In the event of any merger, consolidation or combination of Hudson River with or into another company or other entity, whereby either Hudson River is not the continuing entity or its outstanding shares of common stock are converted into or exchanged for different securities, cash or property, or any combination thereof, pursuant to a plan or agreement the terms of which are binding upon all shareholders, any participant to whom a stock option or SAR has been granted at least six months prior to such event will have the right upon exercise of the option or SAR (subject to the terms of the Stock Option Plan and any other limitation or vesting period applicable to such option or SAR) to an amount equal to the excess of fair market value on the date of exercise of the consideration receivable in the merger, consolidation or combination with respect to the shares covered or represented by the stock option or SAR over the exercise price of the option or SAR multiplied by the number of shares with respect to which the option or SAR has been exercised.

     Amendment and Termination. The board of Hudson River may at any time amend, suspend or terminate the Stock Option Plan or any portion thereof, subject to compliance with New York State Banking Board and FDIC regulations, but may not, without the prior ratification of the shareholders, make any amendment which shall (1) increase the aggregate number of securities which may be issued under the Stock Option Plan (except as specifically set forth under the Stock Option
Plan), (2) materially change the requirements as to eligibility for participation in the Stock Option Plan or (3) change the class of persons eligible to participate in the Stock Option Plan, provided, however, that no such amendment, suspension or termination shall impair the rights of any participant, without his consent, in any award made pursuant to the Stock Option Plan. Unless previously terminated, the Stock Option Plan shall continue in effect for a term of ten years, after which no further awards may be granted under the Stock Option Plan.

     Federal Income Tax Consequences. Under present federal income tax laws, awards under the Stock Option Plan will have the following consequences:

(1) The grant of an award, by itself, will generally neither result in the recognition of taxable income to the participant nor entitle Hudson River to a deduction at the time of such grant.

(2) In order to qualify as an incentive stock option, a stock option awarded under the Stock Option Plan must meet the conditions contained in Section 422 of the Internal Revenue Code, including the requirement that the shares acquired upon the exercise of the stock option be held for at least one year after the date of exercise and at least two years after the grant of the option. The exercise of an incentive stock option will generally not, by itself, result in the recognition of taxable income to the participant nor entitle Hudson River to a deduction at the time of such exercise. However, the difference between the exercise price and the fair market value of the option shares on the date of exercise is an item of adjustment which may, in certain situations, trigger the alternative minimum tax. The alternative minimum tax is incurred only when it exceeds the regular income tax.

(3) If the shares are held by the participant for at least one year after the incentive stock option is exercised and two years after the incentive stock option was granted, the participant will recognize a long-term capital gain or loss upon disposition of the shares and Hudson River will not be entitled to a corresponding deduction. The capital gain will be considered long-term if the shares are held for more than 12 months. The amount of such gain or loss will be equal to the difference between the amount realized by the participant upon disposition of the shares and the amount paid by the participant for such shares.

(4) If the shares acquired upon exercise of an incentive stock option are not held for at least one year after transfer of such shares to the participant and two years after the grant of the incentive stock option, the participant generally will recognize ordinary income or loss upon disposition of the shares in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. In such an event, Hudson River will generally be entitled to a corresponding deduction, provided Hudson River meets its federal tax reporting obligations. The participant will also recognize capital gain or loss equal to the difference, if any, between the sale price and the fair market value of the shares on the date of exercise of the incentive stock option; such capital gain or loss will be characterized as short- or long-term depending on how long the shares are held after the date of exercise of the incentive stock option. Hudson River will not be entitled to a corresponding deduction for such capital gain or loss.

(5) The exercise of a non-qualified stock option will result in the recognition of ordinary income by the participant on the date of exercise in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the stock option. Hudson River will be allowed a deduction at the time and in the amount of any ordinary income recognized by the participant upon the exercise of a non-qualified stock option, provided Hudson River meets its federal tax reporting obligations. Upon sale of the shares acquired upon exercise of a non-qualified stock option, any appreciation or depreciation in the value of such shares from the time of exercise will result in the recognition of a capital gain or loss by the participant. Such gain or loss will be short- or long-term capital gain or loss depending upon how long the participant held the shares following exercise of the non-qualified stock option.

(6) The exercise of an SAR will result in the recognition of ordinary income by the participant on the date of exercise in an amount of cash, and/or the fair market value on that date of the shares, acquired pursuant to the exercise. Hudson River will be entitled to a corresponding deduction provided that it meets its federal tax reporting obligations.

Description of the 1998 Recognition and Retention Plan

This summary of the 1998 Recognition and Retention Plan may not contain all the information that is important to you. You should read the full text of the plan which is attached as Appendix H. This summary is qualified in its entirety by reference to the plan.

     Principal Features of the RRP. The RRP provides for the award of shares of common stock, at no cost to the recipient, subject to the restrictions described below. Each award under the RRP is made on such terms and conditions, consistent with the terms of the RRP and applicable New York State Banking Board and FDIC regulations, as the Compensation Committee shall determine.

The RRP is administered by Hudson River's Compensation Committee. The Compensation Committee will select the recipients and terms of awards pursuant to the RRP. In determining to whom and in what amount to grant awards, the Compensation Committee considers the position and responsibilities of eligible individuals, the value of their services to Hudson River and the bank and other factors it deems relevant. Pursuant to the terms of the RRP, any director, officer or employee of Hudson River or its affiliates may be selected by the Compensation Committee to participate in the RRP. As of the date hereof, there are approximately 338 persons eligible to participate in the RRP.

The RRP provides that shares used to fund awards under the RRP may be either authorized but unissued shares or reacquired shares held by Hudson River in its treasury. Any RRP shares which are forfeited will again be available for issuance under the RRP.

Holders of RRP shares may not sell, assign, transfer, pledge, vote or otherwise encumber any of those shares during the restricted period. All shares subject to restriction will be voted by a designated trustee. All dividends paid on RRP shares still subject to restrictions will be deferred and held for the account of the participant thereof until the earlier of the lapse of the restrictions on such shares or the death or disability of the participant.

     Adjustments Upon Changes in Capitalization. Shares awarded under the RRP will be adjusted by the Compensation Committee in the event of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or other change in corporate structure or the common stock of Hudson River.

     Federal Income Tax Consequences. Holders of restricted stock will recognize ordinary income on the earlier of the date that the restricted stock is transferable or is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. In certain circumstances, a holder may elect to recognize ordinary income and determine such fair market value on the date of the grant of the restricted stock. Holders of restricted stock will also recognize ordinary income equal to their dividend or dividend equivalent payments when such payments are received. Generally, the amount of income recognized by participants will be a deductible expense for tax purposes for Hudson River as long as Hudson River meets its federal tax reporting obligations.

     Amendment to the RRP. The board of Hudson River may amend, suspend or terminate the RRP or any portion thereof at any time, subject to New York State Banking Board and FDIC Regulations, provided, however, that no such amendment, suspension or termination shall impair the rights of any participant, without his consent, in any award theretofore made pursuant to the RRP.

                            THE SHAREHOLDER MEETINGS

Hudson River's board of directors is using this document to solicit proxies from the holders of Hudson River common stock for use at the Hudson River annual meeting. Cohoes' board of directors is using this document to solicit proxies from the holders of Cohoes common stock for use at the Cohoes special meeting. We are first mailing this document and accompanying form of proxy to Hudson River and Cohoes shareholders on or about July __, 2000.

Times and Places of the Shareholder Meetings; Matters to be Considered at the Shareholder Meetings


Time and Place of the Hudson River            Time and Place of the Cohoes
   Annual Meeting:                               Special Meeting:
August ____, 2000                             August ___, 2000
3:00 p.m., local time                         ____:__ _.m., local time

The St. Charles Hotel and Restaurant          Century House
16 Park Place                                 997 New Loudon Road
Hudson, New York                              Latham, New York

Matters to be Considered at the Hudson River Annual Meeting. At the Hudson River annual meeting, Hudson River shareholders will be asked to consider and vote upon:

     o The adoption of the merger agreement and the approval of the issuance of shares of Hudson River common stock in the merger.

     o The approval of an amendment to the Hudson River 1998 Stock Option and Incentive Plan and an amendment to the Hudson River 1998 Recognition and Retention Plan.

     o    Election of three directors to the Hudson River board.

     o Ratification of KPMG LLP as auditors of Hudson River for the fiscal year ending March 31, 2001.

The first two proposals are more fully discussed under the headings "The Merger" on page ____ and "Amendments to the Hudson River 1998 Stock Option and Incentive Plan and the Hudson River 1998 Recognition and Retention Plan" on page ____. The last two proposals are more fully discussed under the heading "Additional Information Regarding the Hudson River Annual Meeting" on page ___.

Hudson River shareholders also may consider and vote upon any other matters that may properly come before the Hudson River annual meeting, including approval of any adjournment of the annual meeting. As of the date of this document, the Hudson River board of directors is not aware of any other business to be presented for consideration at the meeting.

Matters to be Considered at the Cohoes Special Meeting. At the Cohoes special meeting, Cohoes shareholders will be asked to consider and vote upon the adoption of the merger agreement. Cohoes shareholders also may consider and vote upon any other matters that may properly come before the meeting, including approval of any adjournment of the meeting. As of the date of this document, the Cohoes board of directors is not aware of any other business to be presented for consideration at the meeting.

Voting Rights of Shareholders; Votes Required for Approval

Voting Rights of Hudson River Shareholders. The Hudson River board of directors has fixed the close of business on June 20, 2000 as the record date for shareholders entitled to vote at the Hudson River meeting. Only holders of record of Hudson River common stock on that record date are entitled to vote at the meeting. Each share of Hudson

River common stock you own entitles you to one vote. On the Hudson River record date, ___________ shares of Hudson River common stock were outstanding and entitled to vote at the Hudson River annual meeting, held by approximately ________ shareholders of record.

Each participant in the Hudson River Employee Stock Ownership Plan instructs the trustee how to vote his or her allocated shares. The trustee votes unallocated shares in the manner directed by the majority of the allocated shares for which it received instructions. If a participant does not give timely instructions, the trustee votes the allocated shares in its discretion. Unvested shares under Hudson River's 1998 Recognition and Retention Plan are voted by the trust department of Hudson River's subsidiary bank.

Vote Required for Adoption of the Merger Agreement. The affirmative vote of the holders of a majority of the Hudson River common stock is required to adopt the merger agreement and approve the issuance of Hudson River common stock in the merger. The Hudson River board unanimously recommends that Hudson River shareholders vote "FOR" adoption of the merger agreement and approval of the issuance of shares in the merger.

Because adoption of the merger agreement requires the affirmative vote of a majority of the Hudson River common stock outstanding, abstentions and failure to vote will have the same effect as votes against the merger. Under the Nasdaq Stock Market rules, your broker may not vote your shares on the merger without instructions from you. Without your voting instructions, a broker non-vote will occur and will have the same effect as a vote against the merger.

The affirmative vote of the holders of a majority of the shares of Hudson River common stock present and voting on the matter may approve all other proposals to be considered at the Hudson River meeting except the election of directors, which is done by a plurality of the votes cast. See "Additional Information Regarding the Hudson River Annual Meeting" on page ____. A majority of shares present may also authorize the adjournment of the Hudson River annual meeting. No proxy that is voted against the merger will be voted in favor of adjournment to solicit further proxies in favor of the merger.

Voting Rights of Cohoes Shareholders. The Cohoes board of directors has fixed the close of business on June 22, 2000 as the record date for shareholders entitled to notice of and to vote at the Cohoes special meeting. Only holders of record of Cohoes common stock on the record date are entitled to vote at the Cohoes special meeting. Each share of Cohoes common stock you own entitles you to one vote. On the Cohoes record date, there were 7,912,255 shares of Cohoes common stock outstanding and entitled to vote at the Cohoes special meeting, held by approximately 4,600 shareholders of record.

Each participant in the Cohoes Employee Stock Ownership Plan instructs the trustee how to vote his or her allocated shares. The trustee votes unallocated shares in proportion to the votes of the allocated shares for which it received instructions. If a participant does not give timely instructions, the trustee votes the allocated shares in its discretion. Unvested shares under Cohoes' 1999 Recognition and Retention Plan are voted by Cohoes' board of directors.

Vote Required for Adoption of the Merger Agreement. The affirmative vote of the holders of a majority of the Cohoes common stock outstanding is required to adopt the merger agreement. The Cohoes board unanimously recommends that Cohoes shareholders vote "FOR" adoption of the merger agreement.

Because approval of the Cohoes proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the Cohoes common stock outstanding, abstentions and failures to vote will have the same effect as votes against the merger. Under the Nasdaq Stock Market rules, your broker may not vote your shares on the merger without instructions from you. Without your voting instructions, a broker non-vote will occur and will have the same effect as a vote against the merger.

The presence, in person or by proxy, of at least one-third of the total number of shares of Cohoes common stock entitled to vote is required to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the shares of Cohoes common stock present and voting on the matter may authorize the adjournment of the meeting. No proxy that is voted against the merger will be voted in favor of adjournment to solicit further proxies in favor of the merger.

Voting of Proxies; Revocability of Proxies; Proxy Solicitation Costs

Voting of Proxies. You may vote in person at your meeting or by proxy. To ensure your representation at the meeting, we recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting. Remember, if your shares are held in the name of a broker or other nominee, only your broker or such nominee can vote your shares and only after receiving instructions from you on how to vote the shares. Please contact the person responsible for your account and instruct him or her to execute a proxy card on your behalf.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, the persons named as your proxy will vote your shares as you have directed. You may vote for or against the proposal(s) set forth on your proxy card and described in this document or abstain from voting. If you submit your proxy but do not make a specific choice as to how to vote, your proxy will follow the Hudson River board's or Cohoes board's recommendation and vote your shares "FOR" the proposal(s).

If any other matters are properly presented for consideration at the Hudson River annual meeting or Cohoes special meeting, the persons named in the relevant form of proxy will have the discretion to vote on those matters in accordance with their best judgment. Neither Hudson River nor Cohoes is aware of any other matters to be presented at its respective shareholders' meeting other than those described in its notice of meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children -- in which case you will receive three separate proxy cards to vote.

Revocability of Proxies.  You may revoke your proxy before it is voted by:

     o    submitting a new proxy with a later date,

     o notifying your company's secretary in writing before the meeting that you have revoked your proxy, or

     o    voting in person at your meeting.

If you plan to attend your company's meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from the nominee, indicating that you were the beneficial owner of common stock on the appropriate record date and giving you the right to vote those.

Proxy Solicitation Costs. We each will pay our own costs of soliciting proxies. In addition to this mailing, Hudson River and Cohoes directors, officers and employees may also solicit proxies personally, electronically or by telephone. Hudson River is paying Regan & Associates a fee of $6,000 plus expenses to help with the solicitation. Cohoes is paying Regan & Associates a fee of $7,000 including expenses to help with the solicitation. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Do not send in any stock certificates with your proxy cards. As soon as practicable after the completion of the merger, the exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Cohoes common stock to former Cohoes shareholders.

        ADDITIONAL INFORMATION REGARDING THE HUDSON RIVER ANNUAL MEETING

In addition to the adoption of the merger agreement, Hudson River shareholders are being asked to vote on the amendment of two benefit plans, the election of three directors, and the ratification of auditors.

     Vote Required for Approval of Proposals Other than the Merger. The presence, in person or by proxy, of at least one-third of the total number of shares of common stock entitled to vote is required to constitute a quorum at the meeting. Directors shall be elected by a plurality of the votes cast. Approval of the amendment of the benefit plans and ratification of the appointment of KPMG LLP requires the affirmative vote of the holders of a majority of the votes cast. Abstentions and broker non-votes are counted for purposes of determining a quorum at the meeting; however, abstaining shares will have the same effect as a vote against the approval of the amendment of the benefit plans and ratification of the auditor proposal while non-voted shares will have no effect on the amendment of the benefit plans and ratification of the auditor proposal. Abstentions and non-voted shares will have no effect on the election of directors.

     Voting Securities and Certain Holders Thereof. The following table sets forth information, as of June 20, 2000, regarding share ownership of (1) those persons or entities known by management to beneficially own more than five percent of the common stock, (2) each officer of Hudson River and its subsidiary bank who made in excess of $100,000 (salary and bonus) during the 2000 fiscal year; and (3) all directors and executive officers of Hudson River and of its subsidiary bank as a group.


                                                                        Shares Beneficially Owned   Percent
                                     Beneficial Owner                        at June 20, 2000       of Class
---------------------------------------------------------------------   --------------------------  --------
Five Percent Beneficial Owners
Hudson River Bank & Trust Company Employee Stock Ownership Plan(1)               1,428,300             9.2%
One Hudson City Centre
Hudson, New York 12534

Named Officers(2)
Carl A. Florio, Director, President and Chief Executive Officer                    154,913(3)          1.0%
Sidney D. Richter, Senior Vice President                                            84,393(4)           *
Timothy E. Blow, Chief Financial Officer                                            45,553              *

All Directors and Executive Officers as a Group (13 persons) (2)                   644,032             4.16%
---------------

*    Less than 1%.
(1) The amount reported represents shares held by the Hudson River Bank & Trust Company Employee Stock Ownership Plan (ESOP), 220,561 of which were allocated to accounts of participants. First Bankers Trust Co., N.A., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to the accounts of participants. Unallocated shares will be voted by the trustee in the manner directed by the majority of the allocated shares for which it received instructions.
(2) Amounts include shares held directly, as well as shares allocated to ESOP accounts or group members, shares held jointly with family members, shares held in retirement accounts or shares held in a fiduciary capacity or by certain family members and shares subject to options exercisable within 60 days.
(3) Includes 1,000 shares owned by Mr. Florio's parents, as to which he disclaims beneficial ownership.
(4) Includes 520 shares owned by Mr. Richter's children, as to which he disclaims beneficial ownership.

Election of Directors

Hudson River's board currently consists of nine members. The board is divided into three classes, each of which contains one-third of the board. One-third of the directors are elected annually. Directors of Hudson River are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

The table below sets forth certain information, regarding the composition of Hudson River's board, including their terms of office. It is intended that the proxies solicited on behalf of the board (other than proxies in which the vote is withheld as to any nominee) will be voted at the annual meeting FOR the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the board may recommend. At this time, the board knows of no reason why any nominee might be unable to serve, if elected. There are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected other than the agreement to nominate Mr. Giaquinto pursuant to the merger agreement between Hudson River and SFS Bancorp, Inc. Assuming completion of the merger, the combined company's board of directors will be made up of six directors named by Hudson River's board and six directors named by Cohoes' board. Two directors from each party will be assigned to each class.

                                                            Shares of
                                                           Common Stock  Percent
                    Position(s) Held        Director Term  Beneficially    of
            Name    With Hudson River Age(1) Since   Expires Owned(2)     Class
--------------------------------------------------------------------------------
                                    NOMINEES

Marilyn A. Herrington  Director         56           2003    55,843         *

Joseph H. Giaquinto    Director         60           2003    14,699         *

Stanley Bardwell, M.D. Director         75           2003    35,117         *

                         DIRECTORS CONTINUING IN OFFICE


Marcia M. Race         Director         55           2001    11,543         *

William H. Jones       Director         57           2001    32,471(3)      *

Joseph W. Phelan       Director         57           2001    36,043         *

Earl Schram, Jr.       Chairman of the  77           2002   140,669(4)      *
                       Board

Carl A. Florio         Director,        51           2002   154,913(5)     1.0
                       President and
                       Chief Executive
                       Officer

William E. Collins      Director        74           2002    29,274         *

*    Less than 1%.
(1)  At March 31, 2000.
(2)  See footnote 2 on the preceding page.
(3) Includes 660 shares owned by Mr. Jones' children and 2,335 shares owned by Mr. Jones' spouse's IRA. Mr. Jones disclaims beneficial ownership with respect to those shares.
(4) Includes 9,600 shares owned by Mr. Schram's grandchildren, as to which he disclaims beneficial ownership.
(5) Includes 1,000 shares owned by Mr. Florio's parents, as to which he disclaims beneficial ownership.

     The business experience of each director is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

     Marilyn A. Herrington. Ms. Herrington is involved in real estate investments and development. Ms. Herrington serves on the Executive Committee and Compensation Committee. Ms. Herrington also serves as a director of Hudson River Bank & Trust Company Foundation.

     Joseph H. Giaquinto. Mr. Giaquinto served as President, CEO and Chairman of the Board of Schenectady Federal Savings Bank and its holding company, SFS Bancorp, Inc. from January 1984 until SFS merged with Hudson River in September, 1999. Mr. Giaquinto serves on the Audit Committee.

     Stanley Bardwell, M.D. Dr. Bardwell is a retired physician in Craryville, New York. From 1958 until 1988, Dr. Bardwell specialized in internal medicine and cardiology. He has served as Chief of Medicine in Columbia Memorial Hospital and Greene County Hospital, served on the Board of Health and was President of the Potts Memorial Foundation as well as other various charitable groups. Dr. Bardwell serves on the Executive Committee and Audit Committee. Dr. Bardwell also serves as a director of Hudson River Bank & Trust Company Foundation.

     Marcia M. Race. Ms. Race was employed by the bank from 1962 until her retirement in 1997. Ms. Race served as Assistant Secretary of the bank from 1972 to 1978, Corporate Secretary from 1978 to 1989 and Assistant to the President from 1989 to 1997. She is also Trustee of the Nativity/St. Mary's Parish Community Church. Ms. Race serves on the Executive Committee.

     William H. (Tony) Jones. Since 1986, Mr. Jones has owned and served as President and Publisher of Roe Jan Independent Publishing Co., Inc., Hillsdale, New York, a publisher of community newspapers and similar publications. Mr. Jones serves on the Executive Committee and Audit Committee and as a director of Hudson City Associates, Inc. Mr. Jones also serves as a director of Hudson River Bank & Trust Company Foundation.

     Joseph W. Phelan. Since 1983, Mr. Phelan has served as President of Taconic Farms, Inc., Germantown, New York, a provider of laboratory animals for research. He is also Treasurer of the Reformed Church in Germantown, New York. Mr. Phelan serves on the Executive Committee, Trust Committee and Compensation Committee.

     Earl Schram, Jr. Mr. Schram is currently Chairman of the Board of Hudson River and of its subsidiary bank, a position he has held since 1998. Mr. Schram is an attorney and President of the law firm of Connor, Curran & Schram, P.C. in Hudson, New York. He is also Vice President and Director of Taconic Farms, Inc. Mr. Schram serves on the Executive Committee and Trust Committee. Mr. Schram also serves as a Director of Hudson River Bank & Trust Company Foundation.

     Carl A. Florio. Mr. Florio has served as President and Chief Executive Officer of Hudson River since its incorporation and of the bank since 1996. From 1993 until his appointment as President and Chief Executive Officer, Mr. Florio served as Chief Financial Officer of the bank. Prior to his becoming the bank's Chief Financial Officer, Mr. Florio was a partner in the accounting firm of Pattison, Koskey, Rath & Florio. Mr. Florio serves on the Executive Committee, Trust Committee and as a director of Hudson City Associates, Inc., a wholly owned subsidiary of the bank.

     William E. Collins. Mr. Collins served as President and Chief Executive Officer of the bank from 1983 until his retirement in 1990. Prior to becoming President and Chief Executive Officer, Mr. Collins served as Executive Vice President of the bank from March 1982 to December 1982. From 1991 to 1996, Mr. Collins served as a director of Hudson City Associates, Inc. bank and general partner of Premium Payment Plan. Mr. Collins serves on the Executive Committee and the Audit Committee.

     Meetings and Compensation of the Board of Directors and Committees. Meetings of Hudson River's board are generally held on a quarterly basis. The board met 11 times during the fiscal year ended March 31, 2000. During fiscal 2000, no incumbent director of Hudson River attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the board on which he or she served. Directors of Hudson River are not paid a fee for serving on the Hudson River Board. The board of Hudson River has established Executive, Audit and Compensation Committees.

Hudson River's Executive Committee exercises the powers of the full board between board meetings, except that this Committee does not have the authority to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of Hudson River. The Executive Committee is composed of the full board. The Executive Committee did not meet during the year ended March 31, 2000.

The Audit Committee is responsible for selecting Hudson River's independent accountants and meeting with the independent accountants and internal auditors to outline the scope and review the results of the annual audit. The current members of this Committee are Directors Bardwell, Collins, Jones and Herrington. This Committee met four times during the year ended March 31, 2000.

The Compensation Committee recommends employee compensation, benefits and personnel policies to the board, as well as salaries and cash bonus plan distributions concerning executive officers of Hudson River and the bank. The current members of this Committee are Directors Phelan and Herrington. This Committee met one time during the year ended March 31, 2000.

The full board of Hudson River acts as a Nominating Committee for the annual selection of its nominees for election as directors. Pursuant to Hudson River's Bylaws, nominations for directors by shareholders must be made in writing and delivered to the Corporate Secretary of Hudson River at least 90 days prior to the meeting and such written nomination must contain certain information as provided in Hudson River's Bylaws. While the board will consider nominees recommended by shareholders, it has not actively solicited nominations. This Committee met one time during the year ended March 31, 2000.

Hudson River Bank & Trust Company. The bank's board meets monthly and may have additional special meetings. The board met 12 times during the year ended March 31, 2000. The bank's executive committee, which exercises the powers of the full board between board meetings and is comprised of the full board of the bank, also met 12 times during the year ended March 31, 2000. During fiscal 2000, no incumbent director of the bank attended fewer than 75% of the aggregate of the total number of board meetings and the total number of meetings held by the committees of the board on which he or she served.

Non-employee directors of the bank are paid a fee of $1,500 per meeting for serving on the board. During fiscal 2000, members of the Executive Committee each received $750 per committee meeting attended, members of the Audit Committee received $600 per committee meeting attended, and members of the Compensation and Trust Committees each received $300 per committee meeting attended.

Executive Compensation

           The following table sets forth information concerning the compensation paid or granted to the named officers in fiscal 2000, 1999 and 1998 whose salary and bonus exceeded $100,000. No other executive officers had compensation (salary and bonus) in excess of $100,000 in fiscal 2000.


                                                          SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------------------
                                                                                             Long Term
                               Annual Compensation                                      Compensation Awards
------------------------------------------------------------------------------- ---------------------------------
                                                                                      Restricted                      All Other
         Name and Principal                                                             Stock            Options   Compensation(2)
              Position                   Year     Salary ($)       Bonus ($)        Award(s)(1)($)         (#)           ($)
------------------------------------  ----------  -------------  -------------- ---------------------- ---------- ----------------
Carl A. Florio, President and            2000          $244,538             ---       $            ---     ---      $       29,897
Chief Executive Officer
                                         1999           236,763             ---              2,053,187   312,441            30,851
                                         1998           208,750          10,000                    N/A     N/A               6,319

Sidney D. Richter                        2000           124,850             ---                    ---     ---              26,420
Senior Vice President

                                         1999           120,900             300                985,527   149,972            22,351

                                         1998           120,000             700                    N/A     N/A               4,763


Timothy E. Blow                          2000            98,838           7,000                    ---     ---              22,270
Chief Financial Officer

                                         1999            95,713           5,300                985,527   149,972            20,212

                                         1998            90,000             ---                    N/A     N/A                 270
====================================  ==========  =============  ============== ====================== ========== ================

(1) Represents the dollar value of the award of restricted stock based upon the $11.50 closing price on January 5, 1999, the date of grant. The shares of restricted stock vest in ten equal installments beginning one year from the date of grant, provided that the grantee maintains continuous service with Hudson River. Dividends are paid on the restricted shares to the extent and on the same date as dividends that are paid on all other outstanding shares of common stock.

(2) Includes life insurance premiums of $270, $270 and $270, ESOP allocations of $27,040, $21,890 and $18,510 and 401(k) plan contributions of $2,587,
     $4,260 and $3,490 on behalf of Messrs. Florio, Richter and Blow, respectively, for fiscal 2000.

     No stock options or stock appreciation rights were granted to Messrs. Florio, Richter or Blow in fiscal 2000.

     The following table sets forth certain information concerning the number and value of unexercised stock options held by Messrs. Florio, Richter and Blow at March 31, 2000.


             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
----------------------------------------------------------------------------------------------------
                                                Number of Securities          Value of Unexercised
                         Shares                Underlying Unexercised         In-the-Money Options
                        Acquired      Value     Options at FY-End (#)          at FY-End ($)(1)
                           on       Realized  --------------------------  --------------------------
              Name    Exercise (#)     ($)    Exercisable  Unexercisable  Exercisable  Unexercisable
--------------------  ------------ ---------- ------------ -------------  ------------ -------------
Carl A. Florio            ---          ---      62,488        249,953         ---           ---
Sidney D. Richter         ---          ---      29,994        119,978         ---           ---
Timothy E. Blow           ---          ---      29,994        119,978         ---           ---

--------------
(1) None of the options granted to Messrs. Florio, Richter and Blow are in-the-money options based upon the fair market value of the underlying shares at June 20, 2000.

     Employment Agreements. The bank entered into employment agreements with Mr. Florio and four other officers of the bank and Hudson River entered into employment agreements with Carl Florio, Sidney Richter and Timothy Blow. The employment agreements ensure that the bank and Hudson River are able to maintain a stable and competent management base. The continued success of the bank and Hudson River depends to a significant degree upon the skills and competence of the above referenced officers.

The employment agreements provide for either three-year or two-year terms for each executive. The terms of the employment agreements are extended on a daily basis unless written notice of non-renewal is given by the board. The employment agreements provide that the executive's base salary is reviewed annually. In addition to the base salary, the employment agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the bank or Hudson River for cause at any time. In the event the bank or Hudson River chooses to terminate the executive's employment for reasons other than for cause, or in the event of the executive's resignation from the bank and Hudson River upon: (i) failure to re-elect the executive to his current offices; (ii) a material change in the executive's functions, duties or responsibilities; (iii) a reduction in the benefits and perquisites being provided to the executive under the employment agreement; (iv) a liquidation or dissolution of the bank or Hudson River; or (v) a breach of the agreement by the bank or Hudson River, the executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the executive for the remaining term of the employment agreement and the contributions that would have been made on the executive's behalf to any employee benefit plans of the bank and Hudson River during the remaining term of the agreement. The bank and Hudson River would also continue and pay for the executive's life, health, dental and disability coverage for the remaining term of the agreement. Upon any termination of the executive, other than following a change in control, the executive is subject to a one year non-competition agreement.

Under the employment agreements, if voluntary or involuntary termination follows a change in control of the bank or Hudson River, the executive or, in the event of the executive's death, his beneficiary, would be entitled to the payment of base salary, plan contributions and other forms of compensation to which the executive would be entitled for the remaining term of the employment agreement plus a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation for Mr. Florio, and two times the average of the five preceding taxable years' annual compensation for the four other individuals. The bank and Hudson River would also continue the executive's life, health, and disability coverage for thirty-six months for Messrs. Florio, Richter and Blow, and twenty-four months for the other two individuals. Under the employment agreements, a voluntary termination following a change in control means the executive's voluntary resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits, or relocation. Notwithstanding that both the bank and Hudson River employment agreements provide for a severance payment in the event of a change in control, the executive would only be entitled to receive a severance payment under one agreement.

Payments to the executive under the bank's employment agreement are guaranteed by Hudson River in the event that payments or benefits are not paid by the bank. Payment under Hudson River's employment agreement would be made by Hudson River. Hudson River's employment agreement also provides that Hudson River compensates the executive for excise taxes imposed on any "excess parachute payments," as defined under section 280G of the Internal Revenue Code and any additional income and excise taxes imposed as a result of such compensation. All reasonable costs and legal fees paid or incurred by the executive pursuant to any dispute or question of interpretation relating to the employment agreements shall be paid by the bank or Hudson River, respectively, if the executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The employment agreements also provide that the bank and Hudson River shall indemnify the executive to the fullest extent allowable under New York and Delaware law, respectively. In the event of a change in control of the bank or Hudson River, the total amount of payments due under the employment agreements, based solely on cash compensation over the past five fiscal years paid to the officers who received employment agreements and excluding any benefits under any employee benefit plan or reimbursement for taxes which may be payable, would be approximately $1.2 million.

     Change in Control Agreements. The bank entered into two-year Change in Control (CIC) Agreements with eight officers of the bank, none of whom are covered by employment agreements. Commencing on the first anniversary date and continuing on each anniversary thereafter, the bank CIC Agreements may be renewed by the board of the bank for an additional year. The bank's CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control of Hudson River or the bank, the officer would be entitled to receive a severance payment equal to two times the officer's average base amount of cash compensation for the five most recent taxable years. The bank would also continue to pay for the officer's life, health and disability coverage for twenty-four months following termination. Under the CIC Agreements, a voluntary termination following a change in control means the executive's voluntary resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits, or relocation. In the event of a change in control of Hudson River or the bank, the total payments that would be due under the CIC Agreements, based solely on the five year average base amount of cash compensation paid to the officers covered by the CIC Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $1.0 million.

     Employee Severance Compensation Plan. The bank's board established the Hudson River Bank & Trust Company Employee Severance Compensation Plan which provides designated employees with severance pay benefits in the event of a change in control of the bank or Hudson River. Management personnel with employment agreements or CIC Agreements are not eligible to participate in the severance plan. Generally, designated employees are eligible to participate in the severance plan if they have completed at least one year of service with the bank. The severance plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the severance plan, in the event of a change in control of the bank or Hudson River, eligible employees who are terminated from or terminate their employment within one year (for reasons specified under the severance plan), are entitled to receive a severance payment. If the participant, whose employment has terminated, has completed at least one year of service, the participant is entitled to a cash severance payment equal to the last two weeks of annual compensation immediately preceding a change-in-control for each year of service up to a maximum of 100% of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the bank in the event of a takeover. In the event the provisions of the Severance Plan are triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $276,000. However, it is management's belief that certain of the bank's employees would be retained in their current positions in the event of a change in control, and that any amount payable under the severance plan would be considerably less than the total amount that could possibly be paid under the severance plan.

     Benefit Plans. The bank currently provides health care benefits to its employees, including hospitalization, major medical, dental, life and disability insurance, subject to certain deductibles and copayments by employees.

     Defined Benefit Pension Plan. The bank sponsors a defined benefit pension plan for its employees. Salaried employees are eligible to participate in the pension plan following the completion of one year of service (1,000 hours worked during a continuous 12-month period) and attainment of 21 years of age. A participant must reach five years of service before attaining a vested interest in his or her retirement benefits, after which such participant is 100% vested. The pension plan is funded solely through contributions made by the bank.

The benefit provided to a participant at normal retirement age (generally age
65) is based on the average of the participant's basic annual compensation during the 36 consecutive months of service within the last 120 completed months of a participant's service which yields the highest average compensation. Compensation for this purpose is the participant's basic annual salary, including any contributions through a salary reduction arrangement to a cash or deferred plan, but exclusive of overtime, bonuses, severance pay, or any special payments or other deferred compensation arrangements. The annual benefit provided to a participant, without offset for the participant's anticipated Social Security benefit, who retires at age 65 is equal to 2% of the executive's highest average compensation for each year of service up to a maximum of 30 years.

The annual benefit provided to participants (i) at early retirement age (generally age 62) with five years of service who elect to defer the payment of their benefits to normal retirement age, (ii) at early retirement age with five years of service who elect to receive payment of their benefits prior to normal retirement age, or (iii) who postpone annual benefits beyond normal retirement age, are calculated basically the same as the benefits for normal retirement age, with the executive's highest average compensation being multiplied by 2% for each year of such individual's actual years of service. A participant eligible for early retirement benefits who does not meet the requirements set forth above will have his or her benefits adjusted as further described in the pension plan. The pension plan also provides for disability and death benefits.

The following table sets forth, as of March 31, 2000, estimated annual pension benefits for individuals at age 65 payable in the form of a life annuity under the most advantageous plan provisions for various levels of compensation and years of service. The amounts in this table are based upon the assumption that the Pension Plan continues in its present form and do not reflect offsets for Social Security benefits and do not reflect benefits payable under the ESOP. At March 31, 2000, the estimated years of credited service of Messrs. Florio, Richter and Blow were seven, nine and three years, respectively.


                               Pension Plan Table
                           Years of Benefit Service
               ----------------------------------------------
Final Average     15       20        25        30       35*
Salary         -------  -------   -------   -------  ------------------

 $ 75,000      $22,500  $30,000   $37,500   $45,000  $ 46,875
 $100,000      $30,000  $40,000   $50,000   $60,000  $ 62,500
 $125,000      $37,500  $50,000   $62,500   $75,000  $ 78,125
 $150,000      $45,000  $60,000   $75,000   $90,000  $ 93,750
 $160,000      $48,000  $64,000   $80,000   $96,000  $100,000
--------------
* Assumes that the participant had 30 or more years of credited service as of July 14, 1995.

For the 2000 plan year, the maximum compensation is limited to $160,000. The maximum benefit payable under the qualified plan for the 2000 plan year is $130,000.

     Benefit Restoration Plan. Hudson River also maintains a non-qualified deferred compensation plan, known as the Benefit Restoration Plan. The Benefit Restoration Plan provides certain officers and highly compensated executives of Hudson River and the bank with supplemental retirement income when such amounts cannot be paid from the tax-qualified 401(k) Plan or ESOP. Participants in the Benefit Restoration Plan receive a benefit equal to the amount they would have received under the Pension Plan, the 401(k) Plan and the ESOP, but for reductions in such benefits imposed by operation of Sections 401(a)(17), 401(m), 401(k)(3), 402(g) and 415 of the Code. In addition, the Benefit Restoration Plan is intended to make up benefits lost under the ESOP allocation procedures to certain participants named by the Compensation Committee who retire prior to the complete repayment of the ESOP loan. At the retirement of a participant, the restored ESOP benefits under the Benefit Restoration Plan are determined by first: (1) projecting the number of shares that would have been allocated to the participant under the ESOP if they had been employed throughout the period of the ESOP loan (measured from the participant's first date of ESOP participation); and (2) first reducing the number determined by (1) above by the number of shares actually allocated to the participant's account under the ESOP; and second, by multiplying the number of shares that represent the difference between such figures by the average fair market value of the common stock over the preceding five years. Benefit Restoration Plan participant's benefits are payable upon the retirement or other termination of service of the participant in the form of a lump sum. Payment of a deceased participant's benefits will be made to his or her designated beneficiary.

     Stock Based Benefit Plans. Hudson River's 1998 Stock Option and Incentive Plan and its 1998 Recognition and Retention Plan are discussed on pages __ and
__.

     Compensation Committee Report on Executive Compensation. In fulfillment of SEC requirements for disclosure in proxy materials of the Compensation Committee's policies regarding compensation for executive officers, the committee has prepared the following report for inclusion in this proxy statement.

Decisions on compensation of Hudson River's executives are made by the Compensation Committee of the board. Each member of the committee is a non-employee director. The committee believes that the actions of each executive officer have the potential to impact the short-term and long-term profitability of Hudson River. Consequently, the committee places considerable importance on its task of designing and administering an executive compensation program.

     Compensation Policy. The Compensation Committee has developed an executive compensation policy designed to (1) offer competitive compensation to attract, motivate, retain and reward executive officers who are crucial to the long-term success of Hudson River; and (2) encourage decision-making that maximizes long-term shareholder value. The Compensation Committee has sought to consider a multitude of factors establishing appropriate levels of compensation for executive officers, with no one factor clearly overshadowing all the others.

The compensation package provided to the executive officers of Hudson River is composed principally of base salary and cash and stock-based incentive awards. Executive officers also participate in other benefit plans available to all eligible employees, including the ESOP.

The Compensation Committee considers a variety of factors in determining executive compensation. These factors generally fall into two categories, those that relate to specific work performed and expected of the officer and those that relate to Hudson River, the bank, the local business economic conditions and other general matters. In the former category, the Committee considers, among other factors, the level of responsibility of each officer; the expertise and skill level required to perform the position; satisfaction of prior period goals and objectives; length of service; the complexity of work that may be required in connection with strategic plans or special projects; and prior compensation history. In the latter category, the Committee considers, among other factors, Hudson River's earnings, capital and asset size; the results of government regulatory examinations; the bank's regulatory ratings on safety and soundness as well as Community Reinvestment Act examinations; and performance and compensation programs of peer group banks.

Employee benefit plans represent an important component of any compensation package. The defined benefit pension plan and health insurance benefits available to all employees, including executive officers, provide competitive benefits comparable to those available at other institutions. Stock-based compensation plans, including the ESOP, the 1998 Stock Option and Incentive Plan and the 1998 Recognition and Retention Plan, provide employees, including executive officers, with additional equity-based incentives to maximize long-term shareholder value. Cash bonuses are used to provide incentives to both executive officers and other employees in relation to specific projects or additional responsibilities.

The Compensation Committee's decisions are discretionary and are based upon subjective factors. No mathematical or similar objective formula is used to determine any compensation package. The Compensation

Committee believes that a competitive employee benefit package is essential to achieving the goals of attracting and retaining highly qualified employees.

     Chief Executive Officer. Total annual compensation paid to Carl A. Florio, President and Chief Executive Officer, for fiscal 2000 was $244,538 as detailed in the above compensation table and reflects a 3% increase from fiscal 1999. In determining total compensation paid to the Chief Executive Officer, including his benefits under the Benefit Restoration Plan, the Compensation Committee considered the factors discussed above and also considered a number of specific matters including stock-based compensation and benefit plans awarded or made available to chief executive officers of other thrift institutions.

     This report is included herein at the direction of the Compensation Committee members.

                                Joseph W. Phelan
                              Marilyn A. Herrington

     Compensation Committee Interlocks and Insider Participation. Sidney D. Richter, Senior Vice President of Hudson River and the bank, also serves as a director of Taconic Farms, Inc. Director Phelan, a member of the Compensation Committee of Hudson River and the bank, also serves as the President of Taconic Farms, Inc., and Director Schram, Chairman of the Board of Hudson River and the bank, also serves as a Vice President and Director of Taconic Farms, Inc.

     Comparative Stock Performance Presentation. Set forth below is a line graph comparing the cumulative total return on Hudson River's common stock to the cumulative total return of the Nasdaq Bank Index and the S&P 500 Index for each quarterly period from July 1, 1998 (the date Hudson River's common stock was first reported on the Nasdaq Stock Market) through March 31, 2000. The presentation assumes $100 was invested on July 1, 1998 in Hudson River's common stock at a price of $10.00 per share, the subscription offering price in Hudson River's initial public offering.

[Graphic Omitted]

                           7/1/98  9/30/98 12/30/98 3/31/99 6/30/99  9/30/99 12/31/99 3/31/00
                          -------  ------- -------- ------- -------  ------- -------- -------
- X  - Hudson River.......$100.00  $101.25 $113.13  $109.38 $111.58  $111.24  $102.09 $101.12
- ^  - S&P 500 Index...... 100.00    90.05  109.23   114.67  122.75   115.08   132.20  135.23
- || - Nasdaq Bank Index.. 100.00    81.83   87.30    83.53   89.62    81.21    82.20   74.95


     Certain Transactions. The bank's policies do not permit the bank to make loans to any of its directors. Federal laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. As of March 31, 2000, all outstanding loans to the bank's executive officers were made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions with the general public, and do not involve more than the normal risk of collectiblity.

The chairman of the board, Earl Schram, Jr., is president of the law firm of Connor, Curran & Schram P.C. Connor Curran serves as outside counsel to the bank and performs various legal services for the bank. During fiscal 2000, the bank paid Connor Curran approximately $195,245 in fees for services rendered. Connor Curran also receives an indirect benefit from the bank to the extent borrowers of the bank engage Connor Curran to close their loans. Services provided by Connor Curran to the bank are provided on terms comparable to those which are available to unaffiliated parties.

Ratification of the Appointment of Auditors

     The board has renewed Hudson River's arrangement for KPMG LLP to be its auditors for the 2001 fiscal year, subject to the ratification of the appointment by Hudson River's shareholders. The board recommends that shareholders vote "FOR" the ratification of the appointment of KPMG LLP as Hudson River's auditors for the fiscal year ending March 31, 2001.

                                  LEGAL MATTERS

The validity of the Hudson River common stock to be issued in connection with the merger will be passed upon by Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Suite 700, Washington, D.C. 20005. It is a condition to the completion of the merger that Hudson River and Cohoes receive opinions from Silver, Freedman & Taff, L.L.P. and Elias, Matz, Tiernan & Herrick, L.L.P., respectively, with respect to the tax consequences of the merger.

                                     EXPERTS

The consolidated financial statements contained in Hudson River's Annual Report on Form 10-K for the year ended March 31, 2000 have been audited by KPMG LLP and are incorporated by reference into this document in reliance on that firm's expertise in accounting and auditing.

The consolidated financial statements contained in Cohoes Annual Report on Form 10-K for the year ended June 30, 1999 have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference into this document in reliance upon the authority of said firm as experts in accounting and auditing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Representatives of KPMG LLP are expected to be present at the Hudson River meeting, and representatives of Arthur Andersen LLP are expected to be present at the Cohoes meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                          FUTURE SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the Hudson River's proxy materials for next year's annual meeting of shareholders, any shareholder proposal must be received at the Hudson River's executive office at One Hudson City Centre, Hudson, New York 12534 no later than ________. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended. Otherwise, any shareholder proposal to take action at such meeting must be received at the Company's executive office by _______; provided, however, that in the event that the date of the annual meeting is held before __________, or after ________, the shareholder proposal must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was first made. All shareholder proposals must also comply with the Company's bylaws and Delaware law.

If the merger takes place, Cohoes will have no more annual meetings. If the merger does not take place, any Cohoes shareholder who wishes to submit a shareholder proposal for possible inclusion in the proxy statement and proxy for Cohoes' 2000 annual meeting of shareholders must have done so on or before May 27, 2000. No proposals were received by such date.

                       WHERE YOU CAN FIND MORE INFORMATION

Hudson River and Cohoes file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such information at the following public reference rooms of the SEC:


450 Fifth Street, N.W.  7 World Trade Center    Citicorp Center
Room 1024               Suite 1300              500 West Madison Street
Washington, D.C. 20549  New York, NY 10048      Suite 1400
                                                Chicago, IL 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov." You may also obtain copies of such information by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

Hudson River filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 to register the shares of Hudson River common stock to be issued to Cohoes shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Hudson River in addition to being a proxy statement of Hudson River and Cohoes for their shareholder meetings. As permitted by SEC rules, this document does not contain all the information contained in the registration statement or the exhibits to the registration statement. Such additional information may be inspected and copied as set forth above.

The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in this document or in later filed documents incorporated by reference in this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

All of the documents filed with the SEC by Hudson River (File No. 0-17901) pursuant to the Securities Exchange Act of 1934 since the end of its fiscal year ended March 31, 2000 are incorporated by reference in this document. These documents consist of the following:

     o Hudson River's Annual Report on Form 10-K for the year ended March 31, 2000.

     o    Hudson River's Current Report on Form 8-K filed May 5, 2000.

The description of Hudson River's capital stock is incorporated by reference from Hudson River's Pre-Effective Amendment No. One to its Registration Statement on Form S-1 (No. 333-47605) filed May 1, 1998.

All of the documents filed with the SEC by Cohoes (File No. 0-15580) pursuant to the Securities Exchange Act of 1934 since the end of its fiscal year ended June 30, 1999 are incorporated by reference in this document. These documents consist of the following:

     o    Cohoes' Annual Report on Form 10-K for the year ended June 30, 1999.

     o Cohoes' Annual Meeting Proxy Statement on Schedule 14A filed September 24, 1999.

     o Cohoes' Quarterly Reports on Form 10-Q for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000.

     o    Cohoes' Current Reports on Form 8-K filed July 22, 1999 and May 5,
          2000.

We are also incorporating by reference additional documents that we file with the SEC between the date of this document and the date of the shareholder meetings. This incorporation by reference by us will not be deemed to specifically incorporate by reference the information relating to board compensation committee reports on executive compensation and performance graphs (as permitted under Item 402(a)(8) of Regulation S-K).

Hudson River supplied all information contained or incorporated by reference in this document relating to Hudson River and Cohoes supplied all such information relating to Cohoes.

If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document. Shareholders may obtain documents incorporated by reference in this document by writing or telephoning the appropriate party at the addresses and telephone numbers that follow:


Hudson River Documents                       Cohoes Documents

Hudson River Bancorp, Inc.                   Cohoes Bancorp, Inc.
One Hudson City Centre                       75 Remsen Street
Hudson, New York 12534                       Cohoes, New York 12047
(518) 828-4600                               (518) 233-6500

If you would like to request documents from Hudson River or Cohoes, please do so by _________, 2000 to receive them before the shareholder meetings.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to shareholders nor the issuance of Hudson River common stock in the merger shall create any implication to the contrary.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER


                                     between


                              COHOES BANCORP, INC.

                                       and

                           HUDSON RIVER BANCORP, INC.


                                 April 25, 2000

                                TABLE OF CONTENTS

                                                                     Page Number

ARTICLE I  DEFINITIONS AND RULES OF INTERPRETATION

1.1 Definitions............................................................2
1.2 Rules of Interpretation...............................................10

ARTICLE II PLAN OF MERGER

2.1 The Merger............................................................10
2.2 Surviving Corporation.................................................11
2.3 Closing...............................................................13
2.4 Treatment of Capital Stock............................................13
2.5 Shareholder Rights; Stock Transfers...................................13
2.6 Fractional Shares.....................................................13
2.7 Options...............................................................14
2.8 Exchange Procedures...................................................15
2.9 Additional Actions....................................................16

ARTICLE III MUTUAL REPRESENTATIONS AND WARRANTIES
            WITH RESPECT TO THE PARTIES

3.1 Capital Structure.....................................................16
3.2 Registrations.........................................................17
3.3 Subsidiaries..........................................................17
3.4 This Agreement........................................................18
3.5 Financial Statements; No Adverse Change...............................18
3.6 Fairness Opinion......................................................19
3.7 Interim Events........................................................19

ARTICLE IV MUTUAL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
           THE PARTIES AND THEIR SUBSIDIARIES

4.1 Organization and Good Standing........................................19
4.2 Compliance with Law...................................................20
4.3 Regulatory Reports....................................................20
4.4 Governmental Approvals................................................20
4.5 No Violations.........................................................21
4.6 No Broker's or Finder's Fees..........................................21
4.7 Equity Holdings ......................................................21

4.8 Litigation and Other Proceedings......................................21
4.9 Environmental Matters.................................................22
4.10 Tax Matters..........................................................22
4.11 Year 2000 Compliant..................................................24
4.12 Insurance............................................................24
4.13 Labor................................................................24
4.14 Indemnification......................................................24
4.15 Loan Portfolio.......................................................24
4.16 Investment Portfolio.................................................25
4.17 Defaults.............................................................25
4.18 Real Estate Loans and Investments....................................25
4.19 Derivatives Contracts................................................26
4.20 Employee Benefit Plans...............................................26
4.21 Properties...........................................................29
4.22 Certain Agreements...................................................30
4.23 Material Interests of Certain Persons................................31
4.24 No Impediments.......................................................31
4.25 Liquidation Account..................................................31
4.26 Disclosures..........................................................32

ARTICLE V ADDITIONAL REPRESENTATIONS AND
          WARRANTIES OF COHOES

5.1 Registration Obligations..............................................32

ARTICLE VI COVENANTS

6.1 Reasonable Best Efforts...............................................32
6.2 Shareholders' Meetings................................................32
6.3 Regulatory Matters....................................................33
6.4 Investigation and Confidentiality.....................................34
6.5 Press Releases........................................................35
6.6 Business of the Parties...............................................35
6.7 Certain Actions.......................................................40
6.8 Current Information...................................................40
6.9 Indemnification.......................................................41
6.10 Environmental Reports................................................43
6.11 Employees and Employee Benefit Plans.................................43
6.12 Bank Merger and Resulting Institution................................47
6.13 Litigation Matters...................................................49
6.14 Conforming Entries...................................................49
6.15     INTENTIONALLY OMITTED............................................51
6.16 Disclosure Supplements...............................................51
6.17 Failure to Fulfill Conditions........................................51

6.18 Proxy Solicitor......................................................51
6.19 Surviving Corporation Common Stock...................................51
6.20 Prospectus/Joint Proxy Statement.....................................52
6.21 Tax Opinion..........................................................52
6.22 Reservation of Shares to
         Satisfy Cohoes Continuing Options................................52
6.23 Listing..............................................................53
6.24 New Affiliates.......................................................53

ARTICLE VII CONDITIONS PRECEDENT

7.1 Conditions Precedent - the Parties....................................53
7.2 Conditions Precedent - Cohoes.........................................55
7.3 Conditions Precedent - Hudson.........................................56

ARTICLE VIII TERMINATION, WAIVER, AMENDMENT
             AND SPECIFIC PERFORMANCE

8.1 Termination...........................................................57
8.2 Effect of Termination.................................................58
8.3 Survival of Representations,
        Warranties and Covenants..........................................59
8.4 Waiver................................................................59
8.5 Amendment or Supplement...............................................59
8.6 Specific Performance..................................................60

ARTICLE IX MISCELLANEOUS

9.1 Expenses..............................................................60
9.2 Entire Agreement......................................................60
9.3 No Assignment.........................................................61
9.4 Notices...............................................................61
9.5 Counterparts..........................................................62
9.6 Governing Law.........................................................62
9.7 Severability..........................................................62
9.8 Standard of Breach....................................................62

Exhibit A - Cohoes  Stock  Option  Agreement
Exhibit B - Hudson  Stock  Option Agreement
Exhibit C - Hudson  Directors'  Voting  Agreement
Exhibit D - Cohoes Directors' Voting Agreement
Exhibit E - Cohoes Affiliates  Agreement
Exhibit F - Robinson Employment  Agreement
Exhibit G - Florio Employment Agreement
Exhibit H - Blow Employment  Agreement
Exhibit I - Ahl Employment  Agreement
Exhibit J - Richter Employment Agreement
Exhibit K - Amendments to Hudson's Charter
               to be included in Certificate of Merger
Exhibit L - Proposed Amendments to Hudson's Bylaws

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is dated as of April 25, 2000, by and between Cohoes and Hudson.

         WHEREAS, Cohoes and Hudson desire to combine their respective holding companies through a tax-free, stock-for-stock merger so that the respective shareholders of Cohoes and Hudson will have an equity ownership in the combined holding company;

         WHEREAS, neither the Board of Cohoes nor the Board of Hudson seeks to sell its respective holding company at this time but both Boards desire to merge their respective holding companies in a transaction structured as a merger of equals;

         WHEREAS, it is intended that to accomplish this result, Cohoes will be merged with and into Hudson, with Hudson being the Surviving Corporation;

         WHEREAS, immediately following consummation of the Merger, it is contemplated that Cohoes' savings bank Subsidiary will be merged with and into Hudson's savings bank Subsidiary, with Hudson's savings bank Subsidiary as the Resulting Institution;

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the other Party's willingness to enter into this Agreement, each of Hudson and Cohoes is granting the other an option to acquire its Common Stock pursuant to stock option agreements in the forms attached as Exhibits A and B hereto, respectively;

         WHEREAS, it is intended that for federal income tax purposes the Transactions shall qualify as reorganizations within the meaning of Section 368 of the Code and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code;

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parties' willingness to enter into this Agreement, Cohoes and each of the directors of Hudson, and Hudson and each of the directors of Cohoes, are entering into voting agreements in the forms attached hereto as Exhibits C and D, respectively;

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Hudson's willingness to enter into this Agreement, each of the affiliates of Cohoes for purposes of Rule 145 of the Securities Act is entering into an affiliate agreement in the form attached hereto as Exhibit E; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Parties' willingness to enter into this Agreement certain executives of Cohoes and Hudson are entering into employment agreements with Hudson and its savings bank subsidiary (which shall become effective at the Effective Time) in the forms attached as Exhibits F, G, H, I and J, respectively.

         NOW, THEREFORE, in consideration of such inducements and of the mutual promises and agreements contained herein, the Parties agree as follows:

                                    ARTICLE I
                     DEFINITIONS AND RULES OF INTERPRETATION

         The following meanings shall apply for purposes of this Agreement.

1.1 Definitions

         "Agreement" means this Agreement and Plan of Merger.

         "Alternative Proposal" means any bona fide written proposal, public announcement or filing with the SEC or any other Government Entity by any person other than a Party to engage in a merger, consolidation, purchase or lease of substantially all assets, purchase of securities representing more than 20% of the voting power, or any similar transaction, involving a Party or any of its Subsidiaries.

         "Bank Merger" means the contemplated merger of Cohoes' savings bank Subsidiary into Hudson's savings bank Subsidiary.

         "Board" means the Board of Directors of an entity, or any committee duly authorized to act on behalf of the Board of Directors of such entity with respect to the relevant matter.

         "Cause" means termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses).

         "Certificate" means any certificate which prior to the Effective Time represented shares of Cohoes Common Stock.

         "Certificate of Merger" means the certificate of merger to be executed and filed by the Parties with the Secretary of State of the State of Delaware pursuant to the DGCL to make the Merger effective and which shall include amendments in the Charter of the Surviving Corporation in substantially the form of Exhibit K hereto to implement and carry out the provisions of Sections 2.2(a) and (b) of this Agreement.

         "Charter"  means the  primary  organizational  document  of any entity,
whether   designated   as   "Articles   of   Incorporation,"   "Certificate   of
Incorporation" or otherwise.

         "Claim"  has the meaning attributed to it in Section 6.9.

         "Closing" means the closing of the transactions contemplated by this Agreement.

         "Closing Date" means the date on which the Closing occurs.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Cohoes" means Cohoes Bancorp, Inc., a Delaware corporation.

         "Cohoes ESOP" means the employee stock ownership plan of Cohoes, as in effect as of the date hereof.

         "Cohoes Options" means options to purchase shares of Cohoes Common Stock, but excludes the option being granted to Hudson pursuant to the stock option agreement in the form attached as Exhibit B hereto.

         "Cohoes-Owned Shares" means any shares of Cohoes' Common Stock which are owned beneficially or of record by any Party or any Subsidiary of a Party, other than shares held in a fiduciary capacity for the benefit of third parties or as a result of debts previously contracted.

         "Common Stock" means the common stock of any entity which has only one authorized class of common stock.

         "CRA" means the Community Reinvestment Act.

         "Delivered" means provided by a Party or any of its Subsidiaries to the other Party.

         "DGCL" means the Delaware General Corporation Law.

         "Effective Time" means the time that the Merger becomes effective under the DGCL.

         "Employee Plans" means all stock option, restricted stock, employee stock purchase and stock bonus plans, pension, profit-sharing and retirement plans, deferred compensation, consultant, bonus and group insurance agreements and all other incentive, health, welfare and benefit plans and arrangements maintained for the benefit of any present or former directors or employees of a Party or any of its Subsidiaries, whether written or oral.

         "Encumbrance" means any lien, claim, charge, restriction, security interest, rights of third parties, or encumbrance.

         "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

         "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the

Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.1101, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (y) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section
4.20(f).

         "ERISA Affiliate Plan" has the meaning set forth in Section
4.20(f).


         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" means an exchange agent designated by Hudson and reasonably acceptable to Cohoes.

         "FDIA" means the Federal Deposit Insurance Act, as amended.

         "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

         "FHLB" means the Federal Home Loan Bank of New York.

         "Financial Advisor" means Keefe, Bruyette & Woods, Inc. with respect to Cohoes, and Sandler O'Neill & Partners, L.P. with respect to Hudson.

         "Financial Statements" means both a Party's Annual Financial Statements and its Interim Financial Statements.

                  (a) "Financial Reports" means consolidated balance sheets, consolidated statements of income and statements of changes in shareholders' equity and cash flows, including any related notes and schedules.

                  (b) "Annual Financial Statements" means all the Financial Reports filed in a Party's most recent annual report under the Securities Laws.

                  (c) "Interim Financial Statements" means the Financial Reports filed in all quarterly reports of a Party under the Securities Laws since the filing of its most recent Annual Financial Statements.

         "GAAP"  means  generally   accepted   accounting   principles   applied
consistently with prior practices.

         "Governmental Entity" means any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

         "HOLA" means the Home Owners' Loan Act, as amended.

         "Hudson" means Hudson River Bancorp, Inc., a Delaware corporation.

         "Hudson Option Plan" means the Hudson River Bancorp, Inc. 1998 Stock Option and Incentive Plan.

         "Hudson RRP Plan" means the Hudson River Bancorp, Inc. 1998 Recognition and Retention Plan.

         "Indemnified Liabilities" has the meaning attributed to it in Section 6.9.

         "Indemnified Parties " has the meaning attributed to it in
Section 6.9.

         "Insider Loans" means loans from a Party or any of its Subsidiaries to any officer, director or employee of that Party or any of its Subsidiaries or any associate or related interest of any such person.

         "IRS" means the Internal Revenue Service or any successor thereto.

         "Knowledge Qualification" means to the best knowledge, after reasonable investigation, of the Party receiving the benefit of the qualification.

         "Material Adverse Effect" means, with respect to a Party, any effect that is material and adverse to the condition (financial or otherwise), results of operations or business of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of that Party to consummate the Merger, provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings institution industries,
(b) changes in GAAP that are generally applicable to the banking or savings institution industries, (c) expenses incurred in connection with this Agreement and the Transactions, (d) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the Transactions or (e) changes attributable to or resulting from changes in general economic conditions generally affecting financial institutions, including changes in the prevailing level of interest rates.

         "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         "Merger" means the merger of Cohoes into Hudson, with Hudson being the Surviving Corporation.

         "Merger Consideration" means 1.185 shares of Surviving Corporation Common Stock (the "Exchange Ratio") for each share of Cohoes Common Stock, provided that cash, without interest, is to be paid in lieu of any fractional share; and provided further, that if the issued and outstanding shares of Cohoes or Hudson Common Stock shall, during the period commencing on the date hereof and ending with the Effective Time, through a reorganization, recapitalization, stock split, reverse stock split, stock dividend, reclassification, combination of shares or similar corporate rearrangement in the capitalization of Cohoes or Hudson, as the case may be, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

         "OTS" means the Office of Thrift Supervision of the U.S.
Department of the Treasury or any successor thereto.

         "Party" means Cohoes or Hudson, whichever is applicable.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "Pension Plan" has the meaning set forth in Section 4.20(c).

         "Previously Disclosed" means disclosed in a written disclosure schedule delivered on or prior to the date hereof by the disclosing Party to the other Party specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

         "Proposal" means, with respect to Cohoes, the proposal to adopt this Agreement and approve the Merger, and, with respect to Hudson, all of the following proposals:

                  (1) to adopt this Agreement and approve the Merger and to approve the issuance of shares of Hudson Common Stock in the Merger; and

                  (2) to amend the Hudson Option Plan and Hudson RRP Plan, respectively, to increase the number of shares of Hudson Common Stock reserved for issuance thereunder from 1,785,375 to 1,930,241 in the case of the Hudson Option Plan and from 714,150 to 918,324 in the case of the Hudson RRP Plan.

         "Proxy Statement" means the joint proxy statement/prospectus to be delivered to shareholders of the Parties in connection with the solicitation of their approval of the Proposal.

         "Registration Statement" means the Registration Statement on Form S-4 (including the Proxy Statement) with respect to shares of Surviving Corporation Common Stock to be issued in the Merger.

         "Regulatory Reports" means all reports, including Securities Documents, which a Party or any of its Subsidiaries is required to file with any banking or thrift Governmental Entity or the SEC.

         "Restricted Stock" has the meaning attributed to it in
Section 3.1.

         "Resulting Institution" means the resulting institution of the Bank Merger.

         "Rights" means all warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests, but excluding the options being granted by each Party to the other Party pursuant to the stock option agreements in the forms attached as Exhibits A and B hereto, respectively.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended."

         "Securities Documents" means all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

         "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

         "Subsidiary" when used with respect to any Party means any entity, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

         "Surviving Corporation" means Hudson after the Merger.

         "Thrift Regulations" means the banking laws of the State of New York, the FDIA, the HOLA and the rules and regulations promulgated thereunder.

         "Transactions" means the transactions contemplated by this Agreement, including the Merger and Bank Merger.

         "Year 2000 Compliant" means that all hardware, firmware, software and computer systems (i) completely and accurately address, produce, store and calculate data involving dates both before and after January 1, 2000 without error or interruption; and (ii) provide that all "date"-related functionalities and data fields include the indication of century and millennium, and perform calculations which involve a four-digit year.

1.2 Rules of Interpretation

         The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. All provisions of this Agreement are subject to applicable law and to the other terms and conditions of this Agreement. No provision of this Agreement shall be construed to require a party or its affiliate to take any action which would violate applicable law.

         The word "accurate" includes the concept "true and complete."

         The word "agreement" includes every sort of contract, commitment, or understanding, whether written or oral.

         The word "authority" includes the concept "all requisite power and authority."

         The  word  "authorized"   includes  the  concepts  "duly  approved  and
authorized," "adopted," "advised," and any other similar term which may be required by law.

         All forms of the verb "include" includes the concept
"without limitation."

         With respect to any securities, "outstanding" means "issued and outstanding."

                                   ARTICLE II
                                 PLAN OF MERGER

2.1 The Merger

         At the Effective Time, Cohoes shall be merged into Hudson. The separate corporate existence of Cohoes shall cease, Hudson shall be the Surviving Corporation, and Hudson shall continue its corporate existence under the DGCL.

2.2 Surviving Corporation

         (a) The name of the Surviving Corporation shall be "Cohoes-Hudson Bancorp, Inc." The headquarters of the Surviving Corporation shall be located in the Albany, New York metropolitan area.

         (b) The Certificate of Merger shall amend the Charter of Hudson as of the Effective Time to (x) change the name of the Surviving Corporation to Cohoes-Hudson Bancorp, Inc., and (y) to provide until the earlier of (A) six years after the Effective Time or (B) a business combination approved by the Board of the Surviving Corporation results in the shareholders of the Surviving Corporation owning less than 51% of the combined entity that:

                  (i) the initial Board of the Surviving Corporation shall be made up of six directors named by a pre-Merger resolution of the Cohoes Board and six directors named by a pre-Merger resolution of the Hudson Board;

                  (ii) the classes to which the directors of the Surviving Corporation shall be assigned shall be designated in the respective resolutions of the Parties' Boards according to the following table:


                                  Directors Designated by
                                          Cohoes                  Hudson
Class expiring in 2001                       2                      2
Class expiring in 2002                       2                      2
Class expiring in 2003                       2                      2

                  (iii) any vacancy among the directors designated by a Party shall, subject to the fiduciary duties of the directors of the Surviving Corporation, be filled from among the pre-merger directors of that Party who are not already directors or emeritus directors of the Surviving Corporation. If no such person is available, the vacancy shall be filled by a person chosen by the remaining directors of the Surviving Corporation designated by that Party (including any of their successors in office);

         (iv) the Board of Directors of the Surviving Corporation shall, subject to their fiduciary duties, nominate and recommend all incumbents for reelection as directors. If an incumbent declines to stand for reelection, a candidate will be chosen according to the procedures of subparagraph (iii) above as if such position was a vacancy and, to the extent permitted by their fiduciary duties, all directors will vote to nominate and recommend such candidate to the shareholders. If the directors do not nominate and recommend such candidate, then the remaining directors of the Surviving Corporation designated by that Party (including any of their successors in office) shall choose another candidate according to the procedures of subparagraph (iii) above until the directors nominate and recommend such candidate to the shareholders; and

                  (v) the Charter of Hudson, as so amended, shall be the Charter of the Surviving Corporation, until amended as provided therein or by law.

         (c) At the Effective Time, the Surviving Corporation shall adopt the fee policies currently in effect at Cohoes for the payment of director and committee fees, until such time as such fees are adjusted by action of the Board of the Surviving Corporation.

         (d) Prior to Closing, Hudson shall amend its bylaws to provide that the positions and duties of the Chief Executive Officer and President shall be separate and distinct as set forth on Exhibit L hereto and to conform to the agreements of the Parties reflected herein, and such bylaws shall be the bylaws of the Surviving Corporation, until amended as provided therein or by law. For the first six years after the Effective Time, the bylaws of the Surviving Corporation shall be amended only at such times as there are no vacancies on the Board of the Surviving Corporation.

         (e) At the Effective Time, the executive officers of the Surviving Corporation shall be:


Chairman and Chief Executive Officer           Harry L. Robinson
Vice Chairman and President                    Carl A. Florio
CFO                                            Timothy E. Blow
COO and Executive Vice President               Richard A. Ahl
Executive Vice President                       Sidney D. Richter

         (f) It is the intention of the Parties to use the Nasdaq trading symbol "COHB" for the Surviving Corporation Common Stock.

2.3 Closing

         Within 30 days following the satisfaction or waiver of all the conditions set forth in Article VII (other than the delivery of certificates, opinions and other instruments and documents to be furnished at Closing), the Closing shall take place on a date and at a time and place mutually designated in writing by the Parties. The Certificate of Merger shall be filed on the Closing Date.

2.4 Treatment of Capital Stock

         Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any person or entity:

                  (a) Each share of Hudson Common Stock shall continue unchanged as a share of Surviving Corporation Common Stock.

                  (b) All Cohoes-Owned Shares shall be canceled and retired without consideration or conversion.

                  (c) Each other outstanding share of Cohoes Common Stock shall be converted into the right to receive the Merger Consideration.

2.5 Shareholder Rights; Stock Transfers

         At the Effective Time, holders of Certificates shall cease to be and shall have no rights as shareholders of Cohoes. After the Effective Time, there shall be no transfers on the stock transfer books of Cohoes. If Certificates are presented for transfer after the Effective Time, they shall be delivered to the Surviving Corporation or the Exchange Agent for cancellation against delivery, without interest, of the Merger Consideration.

2.6 Fractional Shares

         No fractional shares of Surviving Corporation Common Stock will be issued in the Merger; instead, the Surviving Corporation shall pay to each Certificate holder who would otherwise be entitled to a fractional share an amount in cash (without interest) determined by multiplying such fraction by the closing sale price of Hudson Common Stock, as reported by the Nasdaq reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the last trading day immediately preceding the Closing Date. No dividend or distribution with respect to Hudson Common Stock shall be payable on or with respect to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder. For the purposes of determining any such fractional share interests, all shares of Surviving Corporation Common Stock to be issued to a Cohoes shareholder in the Merger shall be combined so as to calculate the maximum number of whole shares of Surviving Corporation Common Stock issuable to such Cohoes shareholder.

2.7 Options

         At the Effective Time, each then outstanding Cohoes Option which was also outstanding on the date hereof shall be assumed by the Surviving Corporation, shall continue to be outstanding, and shall represent an option to purchase Surviving Corporation Common Stock subject to the same terms and conditions, but in an amount and at an exercise price determined as provided below:

                  (a) the number of shares of Surviving Corporation Common Stock to be subject to the continuing option shall be equal to the product of the number of shares of Cohoes Common Stock subject to the Cohoes Option immediately prior to the Effective Time and the Exchange Ratio, rounded to the nearest whole share; and

                  (b) the exercise price per share of Surviving Corporation Common Stock under the continuing option shall be equal to the exercise price per share of Cohoes Common Stock under the Cohoes Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded to the nearest whole cent.

         It is intended that the foregoing assumption shall be undertaken consistent with and in a manner that will not constitute a "modification" under
Section 424 of the Code as to any Cohoes Option which is an "incentive stock option".

2.8 Exchange Procedures

                  (a) At or prior to the Effective Time, Hudson shall deposit with the Exchange Agent certificates representing shares of Surviving Corporation Common Stock (and an estimated amount of cash for fractional shares) equal to the aggregate Merger Consideration.

                  (b) As promptly as practicable after the Effective Time, the Exchange Agent shall send transmittal materials to each holder of record of Certificates, which transmittal materials shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Surviving Corporation or the Exchange Agent. Upon acceptance of a Certificate (or indemnity reasonably satisfactory to the Surviving Corporation and the Exchange Agent, if any of such Certificates are lost, stolen or destroyed) the Exchange Agent shall deliver the Merger Consideration. The Surviving Corporation and the Exchange Agent shall be entitled to conclusively rely upon the stock transfer books of Cohoes to establish the identity of the Certificate holders. In the event of a dispute with respect to ownership of any Certificate, the Surviving Corporation or the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (c) Neither the Exchange Agent nor any Party shall be liable to any Certificate holder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (d) No holder of an unsurrendered Certificate shall be eligible to receive dividends or distributions on Surviving Corporation Common Stock. Upon exchange of a Certificate for Surviving Corporation Common Stock, the holder thereof shall be entitled to receive any dividends or distributions, without interest, declared and paid after the Effective Time.

                  (e) Any cash and certificates for Surviving Corporation Common Stock which remain unclaimed six months after the Effective Time shall be returned to the Surviving Corporation. Certificate holders shall thereafter look only to the Surviving Corporation for payment of the Merger

         Consideration and unpaid dividends and distributions thereon.

2.9 Additional Actions

         If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Cohoes acquired by the Surviving Corporation in the Merger, or (ii) otherwise carry out the purposes of this Agreement, Cohoes and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Cohoes or otherwise to take any and all such action.

                                   ARTICLE III
                      MUTUAL REPRESENTATIONS AND WARRANTIES
                           WITH RESPECT TO THE PARTIES

         As of the date hereof, and except as Previously Disclosed, each Party represents and warrants to the other Party as follows:

3.1 Capital Structure

         Its authorized and issued and outstanding capital stock is correctly set forth in the table below. All issued and outstanding shares of its stock have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person.

           Stock   Authorized      Issued     Treasury      Outstanding
--------------------------------------------------------------------------

Cohoes Common       25,000,000   9,535,225    1,622,970      7,912,225
Stock
Cohoes               5,000,000     None          None           None
Preferred Stock
Hudson Common       40,000,000  17,853,750    2,307,190     15,546,560
Stock
Hudson               5,000,000     None          None           None
Preferred
Stock

         Its outstanding Rights and shares of outstanding Common Stock subject to restriction ("Restricted Stock") are correctly set forth in the table below. It has Previously Disclosed a schedule of its Rights and Restricted Stock that includes the name of each optionee and holder of Restricted Stock, the number of options held by each optionee, the number of shares of Restricted Stock held by each holder thereof, the exercise price of each option and the vesting date of each option and of each share of Restricted Stock.


              Outstanding              Restricted
                Rights                   Stock
              ---------------------------------------


Cohoes                  860,555         344,972

Hudson                1,151,465         630,677

3.2 Registrations

         It is duly registered as a savings and loan holding company under the HOLA and is registered under the Exchange Act.

3.3 Subsidiaries

         It has Previously Disclosed a list of all its Subsidiaries. All outstanding shares or ownership interests of its Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by it or one of its Subsidiaries free and clear of any Encumbrance. There are no Rights authorized, issued or outstanding with respect to any of its Subsidiaries. All eligible accounts of each of its savings bank Subsidiaries are insured by the FDIC to the maximum extent permitted by law.

3.4 This Agreement

                  (a) It has authority to enter into this Agreement, and any other documents and instruments that are executed by it on the date hereof that relate to the Transactions and, subject to any necessary approvals from Governmental Entities and/or its shareholders, to consummate the Transactions.

                  (b) Its Board has authorized the execution, delivery and performance of this Agreement and any other documents and instruments that are executed by it on the date hereof that relate to the Transactions and the consummation of the Transactions. It has properly executed and delivered this Agreement and any other documents and instruments that are executed by it on the date hereof that relate to the Transactions, which are its valid and binding obligations, and neither this Agreement nor any of such other documents or instruments executed by it on the date hereof that relate to the Transactions violates its Charter, bylaws, or any law, judgment or order of any Governmental Entity applicable to it.

                  (c) No "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation prohibits, restricts or subjects to any material condition its ability to perform its obligations under this Agreement or any of the other documents or instruments that are executed by it on the date hereof that relate to the Transactions.

3.5 Financial Statements; No Adverse Change

         It has Delivered Financial Statements which have been prepared in accordance with GAAP, fairly present its consolidated financial position, and contain adequate reserves for losses. Since the period covered by its most recent Annual Financial Statements Delivered prior to the date hereof, it and its Subsidiaries have conducted their businesses only in the ordinary course and it has not suffered a Material Adverse Effect. Except as disclosed in such Annual Financial Statements, no circumstances exist that could reasonably be expected to result in a Material Adverse Effect. It and its Subsidiaries have no liabilities, known or unknown, asserted or unasserted, absolute, contingent or otherwise, that are required under GAAP to be reflected in audited financial statements or the notes thereto which are not reflected in its Annual Financial Statements other than liabilities incurred in the ordinary course of business since such date.

3.6 Fairness Opinion

         It has received an opinion from its Financial Advisor to the effect that, as of the date hereof, the Exchange Ratio utilized to determine Merger Consideration is fair, from a financial point of view, to its shareholders.

3.7 Interim Events

         Except as Previously Disclosed, since its most recent Interim Financial Statements it has not paid or declared any dividend (other than its regular quarterly cash dividend) or made any other distribution to shareholders or taken any action (other than loan originations) which if taken after the date hereof would require the prior written consent of the other Party hereunder.

                                   ARTICLE IV
              MUTUAL REPRESENTATIONS AND WARRANTIES WITH RESPECT TO
                       THE PARTIES AND THEIR SUBSIDIARIES

         As of the date hereof, except as Previously Disclosed and subject to the standard set forth in Section 9.8, each Party as to itself and separately as to each of its Subsidiaries, represents and warrants to the other Party as follows:

4.1 Organization and Good Standing

         It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has authority to own, operate and lease its assets and properties and to carry on its business. It is qualified to do business and is in good standing in each jurisdiction where the character of its assets or the nature of its business requires it to be qualified. It has Delivered accurate copies of its Charter and bylaws as currently in effect. Its minute books contain complete and accurate records of all meetings and other corporate actions taken by its shareholders and Board. Its stock ledgers reflect all transactions in its capital stock, since its inception.

4.2 Compliance with Law

                  (a)  It  is  in   compliance   with  all  laws,   regulations,
         ordinances, rules, judgments, orders or decrees applicable to its operations and business.

                  (b) It has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted.

                  (c) It has not received in the last three years any notification or communication from any Governmental Entity or the staff thereof asserting that it was not in compliance with any statutes, regulations or ordinances, threatening to revoke any license, franchise, permit or authorization; or threatening or contemplating any enforcement action.

                  (d) It is not required to give prior notice to any regulatory agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

4.3 Regulatory Reports

         For the past three years it has timely filed all Regulatory Reports. These Regulatory Reports, as finally amended, complied with applicable requirements of law and, as of their respective dates or the dates as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. It has Delivered all Regulatory Reports for the past year.

4.4 Governmental Approvals

         No approval of, or filing with, any Governmental Entity is required by it for the consummation of the Transactions except for:

                  (a) Any filings or approvals under the Thrift Regulations.

                  (b) The effectiveness of the Registration Statement.

                  (c) The filing of the Certificate of Merger.

                  (d) Any state securities filings.

                  (e) Any anti-trust filings or approvals.

                  (f) Listing of the Surviving Corporation Common Stock on the Nasdaq National Market.

         It is not aware of any reasons relating to it why such consents and approvals should not be granted, free of any conditions or requirements which would materially reduce the value of the Transactions.

4.5 No Violations

         Neither the execution of this Agreement nor the consummation of the Transactions will result in any violation, breach, termination, default or loss of a material benefit under, or permit the acceleration of any obligation under, or require the consent of a third party under, or result in the creation of any Encumbrance on any of the property or assets under, any of its agreements or other instruments.

4.6 No Broker's or Finder's Fees

         No agent, broker, investment banker, person or firm acting on its behalf or under its authority will be entitled to any fee or commission in connection with the Transactions.

4.7 Equity Holdings

         It does not own more than 2% of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or more than 2% of the aggregate profit participations in any entity other than a Subsidiary.

4.8 Litigation and Other Proceedings

         It is not a defendant in nor is any of its property subject to any pending (or, subject to the Knowledge Qualification, threatened), claim, action, suit, investigation or proceeding or subject to any judicial order, judgment or decree.

4.9 Environmental Matters

                  (a) It is in compliance with all Environmental Laws. It has not received any communication alleging that it is not in such compliance and, subject to the Knowledge Qualification, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

                  (b) Subject to the Knowledge Qualification, none of the properties owned, leased or operated by it has been or is in violation of or liable under any Environmental Law.

                  (c) Subject to the Knowledge Qualification, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability against or obligation on the part of it or any person or entity whose liability or obligation for any Environmental Claim it has or may have retained or assumed either contractually or by operation of law.

                  (d) It has not conducted (i) any phase one environmental investigations during the past three years (other than in connection with loan originations or purchases) or (ii) any phase two environmental investigations during the past five years, in each case, with respect to any properties owned by it, leased by it or securing loans held by it.

4.10 Tax Matters

                  (a) It has timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by it (including estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. It will not have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

                  (b) All federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by it are accurate. It either is not delinquent in the payment of any tax, assessment or governmental charge or has requested an extension of time without penalty within which to file any tax returns in respect of any fiscal year or portion thereof. Its federal, state and local income tax returns that are open to audit have not been audited by the applicable tax authorities and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against it which have not been settled and paid. There are currently no agreements in effect with respect to it to extend the period of limitations for the assessment or collection of any tax. No audit, examination or deficiency or refund litigation with respect to any such return is pending or, subject to the Knowledge Qualification, threatened.

                  (c) It (i) is not a party to any agreement providing for the allocation or sharing of taxes, (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code or by reason of any change in accounting method (nor does it have any knowledge that the IRS has proposed any such adjustment or change of accounting method) and (iii) has not filed a consent pursuant to
         Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  (d) It has withheld amounts from its employees, shareholders, and holders of public deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

4.11 Year 2000 Compliant

         All its hardware, firmware, software and computer systems are Year 2000 Compliant and shall continue to function in accordance with their intended purpose without error or interruption because of a date in the twenty-first century during and after the year 2000.

4.12 Insurance

         It is insured for reasonable amounts with financially sound and reputable insurance companies against such risks as companies or institutions engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by its agreements and applicable laws and regulations. It has not, during the past five years, had an insurance policy canceled or non-renewed or been denied any insurance coverage for which it has applied.

4.13 Labor

         No work stoppage involving it is pending or, subject to the Knowledge Qualification, threatened. It is not involved in or, subject to the Knowledge Qualification, threatened with or affected by, any labor dispute, discrimination or sexual harassment claims, arbitration, lawsuit or administrative proceeding involving any of its employees. It is not a party to any collective bargaining agreement.

4.14 Indemnification

         Subject to the Knowledge Qualification, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of it has occurred which would give rise to a claim or a potential claim by any such person for indemnification from it.

4.15 Loan Portfolio

         Each loan reflected as an asset on its Annual Financial Statements and each loan originated or acquired thereafter is evidenced by appropriate and sufficient documentation and constitutes a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. All such loans are free and clear of any Encumbrance, other than the lien of the

FHLB. It has no loan or other asset that has been classified by examiners or others as "Other Loans of Concern," "Substandard," "Doubtful" or "Loss." It has Previously Disclosed a complete list of the real estate acquired by it through foreclosure, repossession or deed in lieu thereof which are currently held by it.

4.16 Investment Portfolio

         All investment securities held by it are carried on its financial books and records in accordance with GAAP. Except for pledges to secure public and trust deposits, none of its investment securities are subject to any restriction, whether contractual or statutory, which materially impairs its ability to freely dispose of such investment securities at any time, other than those restrictions imposed on securities held to maturity under GAAP.

4.17 Defaults

         There has not been any default in any obligation to be performed by it under any agreement and it has not waived any material right under any agreement. Subject to the Knowledge Qualification, no other party to any agreement is in default in any obligation to be performed by such party.

4.18 Real Estate Loans and Investments

         Except for properties acquired by it in settlement of loans, there are no facts, circumstances or contingencies known to it which exist and would require a reduction under GAAP in the present carrying value of any of its real estate investments, joint ventures, construction loans, other investments or other loans (either individually or in the aggregate with its other loans and investments).

4.19 Derivatives Contracts

         It is not a party to and has not agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included in its Annual Financial Statement which is a derivatives contract (including various combinations thereof) and it does not own any securities that are identified in OTS Thrift Bulletin No. 65 or otherwise referred to as structured notes.

4.20 Employee Benefit Plans

                  (a) It has Previously Disclosed all Employee Plans (other than those that relate to benefits which previously have been fully accrued as a liability or expensed and for which there is no future financial reporting obligation) and has heretofore delivered accurate copies of each (including amendments and agreements relating thereto) together with, in the case of qualified plans, (i) the most recent financial reports and actuarial reports prepared with respect thereto, (ii) the most recent annual reports filed with any Governmental Entity with respect thereto, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain thereto.

                  (b) Each Employee Plan has been operated and administered in accordance with its terms and with applicable law, including, to the extent applicable, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and the regulations or rules promulgated thereunder; and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made.

                  (c) Each Employee Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Pension Plan is exempt from tax under Section 501(a) of the Code) from the IRS, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter.

                  (d) There is no pending or, subject to the Knowledge Qualification, threatened legal action, suit or claim relating to any Employee Plan (other than routine claims for benefits) or against any related trust thereto or fiduciary thereof.

                  (e) It has not engaged in a transaction, or omitted to take any action, with respect to any Employee Plan that has or would reasonably be expected to subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                  (f) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by it with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with it under
         Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan").

                  (g) Neither it nor any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980.

                  (h) No notice of a "reportable  event",  within the meaning of
         Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Employee Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, subject to the Knowledge Qualification, no condition exists that presents a risk that such proceedings will be instituted by the PBGC.

                  (i) There is no pending investigation or enforcement action by the PBGC, DOL or IRS or any other Governmental Entity with respect to any Employee Plan.

                  (j) Under each Pension Plan and ERISA Affiliate Plan that is a defined benefit plan, as of the date of the most recent actuarial valuation performed prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither a material adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

                  (k) All contributions required to be made under the terms of any Employee Plan or ERISA Affiliate Plan have been timely made.

                  (l) Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates.

                  (m) Neither it nor any ERISA Affiliate (i) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (ii) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of an Encumbrance under Section 412(n) of the Code or pursuant to ERISA.

                  (n) It has no obligation to provide retiree health and life insurance or other retiree death benefits under any Employee Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to its employees that would reasonably be expected to promise or guarantee such employees retiree health or life insurance or other retiree death benefits.

                  (o) It has neither made any payments, nor is obligated to make any payments by virtue of the consummation of any of the Transactions or otherwise, nor a party to any agreement or any Employee Plan, that under any circumstances could obligate it or its successor to make payments or deemed payments that (i) are not or will not be deductible because of Sections 162(m) or 280G of the Code or (ii) require the Surviving Corporation or any of its Subsidiaries to record any charge or expense therefor (or any tax gross-up payments) for financial reporting purposes on a post-acquisition basis. Neither the execution of this Agreement nor the consummation of the Transactions will constitute a change in control for purposes of any of the Hudson Employee Plans or any of the employment agreements, change in control severance agreements, severance compensation plan or benefit restoration plan to which Hudson or any of its Subsidiaries is a party.

4.21 Properties

                  (a) All real and personal property owned by it or presently used in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. It has good and marketable title free and clear of all Encumbrances (other than equitable rights of redemption laws relating to property acquired by it in foreclosure) to all of its properties and assets, real and personal, except

                           (i) liens for current taxes not yet due or
                  payable,

                           (ii) pledges to secure deposits,

                           (iii) such imperfections of title, easements and non-monetary Encumbrances affecting real property, if any, which do not adversely affect the value or use of such real property, and

                           (iv) any monetary Encumbrances, reflected in its Annual Financial Statements.

                  (b) All real and personal property that is leased or licensed by it is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases and licenses will not terminate or lapse prior to the Effective Time or thereafter by reason of completion of the Transactions. All improved real property owned or leased by it is in compliance with all applicable laws including zoning laws.

4.22 Certain Agreements

         It is not a party to, is not bound or affected by, and does not receive and is not obligated to pay benefits (other than those that relate to benefits which previously have been fully accrued as a liability or expensed and for which there is no future financial reporting obligation) under:

                  (a) any agreement, arrangement or commitment, including any agreement, indenture or other instrument, relating to the borrowing of money by it (other than in the case of deposits, FHLB advances and federal funds purchased) or the guarantee by it of any obligation;

                  (b) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, advisory director, officer or employee;

                  (c) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) is or may become due to any present or former director, advisory director, officer or employee;

                  (d) any agreement, arrangement or understanding pursuant to which it is obligated to indemnify any present or former director, advisory director, officer, employee or agent;

                  (e) any agreement, arrangement or understanding which limits its freedom to compete in any line of business or with any person;

                  (f) any agreement, arrangement or understanding which would be required to be filed as an exhibit to its Annual Report on Form 10-K under the Exchange Act and which has not been so filed;

                  (g) any agreement pursuant to which loans have been sold by it, which impose any potential recourse obligations

         (by representation, warranty, covenant or other contractual terms) upon it; or

                  (h) any subservicing agreement.

4.23 Material Interests of Certain Persons

                  (a) No officer, director or employee of it or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) or related interest of any such person has any material interest in any material agreement or property (real or personal, tangible or intangible), used in, or pertaining to, its business.

                  (b) Except as set forth in its proxy statement for its most recent annual meeting of shareholders there are no outstanding Insider Loans. All outstanding Insider Loans were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with third parties and were, with respect to executive officers and directors, approved by its Board in accordance with applicable law and regulations.

4.24 No Impediments

         It has not taken or agreed to take any action, nor does it have knowledge of any fact or circumstance, that would (i) materially impede or delay the consummation of the Transactions or the ability of the Parties to obtain any approval of any Governmental Entity required for consummation of the Transactions or to perform their covenants and agreements under this Agreement or (ii) prevent the Transactions from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

4.25 Liquidation Account

         In the case of the savings bank Subsidiary of a Party, the liquidation account established by it in connection with its conversion from mutual to stock form has been maintained since its establishment in accordance with applicable laws and the records with respect to said account are accurate.

4.26 Disclosures

         None of the representations and warranties by a Party as to itself or its Subsidiaries pursuant to Articles III, IV or V hereof or any of the information Previously Disclosed or Delivered by a Party or on its behalf, contains any untrue statement of a material fact, or omits to state any material fact required to be stated or necessary to make any such information, in light of the circumstances, not misleading.

                                    ARTICLE V
                         ADDITIONAL REPRESENTATIONS AND
                              WARRANTIES OF COHOES

         As of the date hereof, and except as Previously Disclosed, Cohoes represents and warrants to Hudson as follows:

5.1 Registration Obligations

         Cohoes is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

                                   ARTICLE VI
                                    COVENANTS

6.1 Reasonable Best Efforts

         Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the Merger as promptly as reasonably practicable, and shall cooperate fully with the other to that end. Prior to the Closing (or earlier if necessary or appropriate to facilitate any of the Transactions), Cohoes shall take all necessary action to delete Section 7 of the Charter of its savings bank Subsidiary.

6.2 Shareholders' Meetings

         Each Party shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon its Proposal. The Board of each Party will recommend that its shareholders approve its Proposal.

6.3 Regulatory Matters

                  (a) The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications (including applications for the Bank Merger), notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the Transactions. Each Party shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made by the other Party or written materials submitted by the other Party to any third party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions and each Party will keep the other appraised of the status of matters relating to completion of the Transactions. The Parties agree that they will use their reasonable best efforts to cause the Closing Date to occur by September 30, 2000.

                  (b) Each Party shall, upon the request of the other Party, furnish such other Party with all information concerning itself, its present and former directors and officers, its shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made to any Governmental Entity in connection with the Transactions.

                  (c) Each Party shall promptly furnish the other Party with copies of written communications received from, or delivered to, any Governmental Entity in respect of the Transactions.

6.4 Investigation and Confidentiality

                  (a) Each Party shall permit the other Party and its representatives reasonable access to its and its

         Subsidiaries properties and personnel, and shall disclose and make available upon reasonable request to the extent such disclosure is permitted by law and will not result in the loss or potential loss of any attorney-client privilege, all books, papers and records relating to its and its Subsidiaries assets, stock ownership, properties, operations, obligations and liabilities, including all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, Charter, bylaws, material agreements, filings with any Governmental Entity, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the examining Party may have a reasonable interest, provided that such access and any such reasonable request shall be reasonably related to the Transactions and shall not unduly interfere with normal operations of the other Party and its Subsidiaries. Each Party shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) and those or its Subsidiaries available to confer with the other Party and its representatives, provided that such access shall be reasonably related to the Transactions and shall not unduly interfere with the normal operations of such Party and its Subsidiaries.

                  (b) All information furnished previously in connection with the Transactions or pursuant hereto shall be treated as the sole property of the Party furnishing the information until completion of the Merger and, if the Merger shall not occur, the Party receiving the information shall either destroy or return to the furnishing Party all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date of this Agreement but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the other Party; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party which is the subject of any such legal requirement or order shall use its best efforts to give the other Party at least ten business days' prior notice thereof.

6.5 Press Releases

         The Parties shall mutually agree as to the form and substance of any press release related to this Agreement or the Transactions, and consult with each other as to the form and substance of other public disclosures which may relate to the Transactions, provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party, from making any disclosure which such Party believes is required by law or regulation.

6.6 Business of the Parties

                  (a) During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of the other Party, each Party shall carry on its business and cause its Subsidiaries to carry on their businesses only in the ordinary course consistent with past practice. During such period, each Party also will use, and will cause each of its Subsidiaries to use, all reasonable efforts to (x) preserve its business organization intact, (y) keep available the present services of its employees and (z) preserve the goodwill of its customers and others with whom business relationships exist. Without limiting the generality of the foregoing, except with the prior written consent of the other Party or as expressly contemplated hereby, between the date hereof and the Effective Time, neither Party nor any of its Subsidiaries shall:

                           (i) declare,  set aside,  make or pay any dividend or
                  other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (A) the declaration and payment of regular quarterly cash dividends by Cohoes in an amount not in excess of $0.07 per outstanding share of Cohoes Common Stock and the declaration and payment of regular quarterly cash dividends by Hudson in an amount not in excess of $0.05 per outstanding share of Hudson Common Stock, in each case with usual record and payment dates for such dividends consistent with such Parties' past dividend practices; provided however, the declaration of the last quarterly dividend by Cohoes prior to the Effective Time and the payment thereof shall be coordinated with, and subject to the approval of (which approval will not be unreasonably withheld), Hudson so as to preclude any duplication of dividends (it being the intention of the Parties that holders of Cohoes Common Stock shall not receive a dividend from both Parties relating to such period, or fail to receive one dividend relating to such period); and provided further that the initial dividend for the first full quarterly dividend period subsequent to the Effective Time shall be equal to $0.06 per share of Surviving Corporation Common Stock, and (B) dividends or distributions by a wholly owned Subsidiary of a Party to such Party;

                           (ii) issue any  shares of its  capital  stock,  other
                  than upon the exercise of options outstanding on the date hereof to acquire a Party's Common Stock; issue, grant, modify or authorize any Rights; purchase any shares of its Common Stock; or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

                           (iii) amend its Charter or bylaws; or waive or release any material right or cancel or compromise any material debt or claim;

                           (iv) increase the rate of  compensation of any of its
                  directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new benefit or incentive to, any of its directors, officers or employees, except (A) as may be required pursuant to Previously Disclosed commitments existing on the date hereof;(B) as may be required by law; (C) merit increases in accordance with past practices, normal cost-of-living increases, and normal increases related to promotions or increased job responsibilities, in each case consistent with past practices; (D) bonuses under plans and programs Previously Disclosed in amounts consistent with past practices (even though the amounts thereof are subject to Board discretion and have not been heretofore determined) which bonuses may be paid on a pro rata basis through the end of the month preceding the Closing Date; and(E) Cohoes may make amendments to the Cohoes ESOP Plan and the profit sharing plan portion of the Cohoes 401(k) Plan to permit it and its Subsidiaries to make contributions thereto, and Cohoes and its Subsidiaries shall be permitted to make contributions thereto, on a pro rata basis for the period from January 1, 2000 through the end of the month preceding the Closing Date.

                           (v) enter into or,  except as may be required by law,
                  modify any Employee Plan or other benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees;

                           (vi) originate or purchase any loan in excess of $1 million without prior notification to the other Party;

                           (vii) except as otherwise permitted hereunder,  enter
                  into (v) any agreement for the purchase, sale, transfer or other disposition of any material properties or material assets (other than real estate acquired in foreclosure (or by deed in lieu thereof) or repossessed assets, in each case, with a carrying value on a Party's Financial Reports of less than $1,000,000 individually) or the placing of any Encumbrance thereon or (w) any other transaction, agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to its borrowing of money or its guarantee of any such obligation, except for deposits, FHLB advances not to exceed one year to maturity, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of an employee or consultant, or amend any such existing agreement, arrangement or commitment; provided that a Party or its Subsidiaries may employ an employee or consultant in the ordinary course if the employment of such employee or consultant is terminable by such Party or its Subsidiary, as the case may be, at will without liability, other than as required by law; and that the term of the employment agreements and change in control severance agreements existing as of the date hereof involving the Parties or their Subsidiaries may be extended in accordance with the terms thereof; or (z) any agreement with a labor union;

                           (viii) change its method of accounting in effect for its Annual Financial Statements, except as required by changes in laws or regulations or GAAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for such year, except as required by changes in laws or regulations;

                           (ix) enter into or renew any lease of real or personal property or any service agreement provided the consent of the other Party shall not be unreasonably withheld or delayed, or fail to give any required notice to prevent a lease or service agreement from being renewed; or make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate (provided the consent of the other Party shall not be unreasonably withheld or delayed), other than pursuant to binding commitments Previously Disclosed and existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

                           (x) file any  applications  or make any contract with
                  respect to branching or site location or relocation;

                           (xi) purchase any security or acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) control over or any equity interest in any business or entity, other than marketable securities (which do not exceed 1% of the securities outstanding within such class) in the ordinary course of business;

                           (xii) except with respect to real estate  acquired in
                  foreclosure (or by deed in lieu thereof) or repossessed assets, enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;

                           (xiii) except as necessitated in its reasonable opinion due to changes in interest rates, and in accordance with safe and sound banking practices, change or modify in any material respect any of its lending or investment policies, except to the extent required by law or an applicable regulatory authority;

                           (xiv) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest provided the consent of the other Party shall not be unreasonably withheld or delayed if the hedging activity is undertaken consistent with past practices and prudent banking practices;

                           (xv) take any action that would cause any of the representations and warranties contained herein not to be true and correct in any material respect at Closing or that would cause any of the conditions of Article VII hereof not to be satisfied;

                           (xvi) take any action that would materially impede or
                  delay the completion of the Transactions or the ability of either Party to perform its covenants and agreements under this Agreement;

                           (xvii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

                           (xviii) agree to do any of the foregoing.

                  (b) Each Party shall promptly notify the other Party in writing of the occurrence of any matter or event known to and directly involving it or any of its Subsidiaries, other than any changes in conditions that affect the banking or savings institution industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on it.

6.7 Certain Actions

         Neither Party nor any of its Subsidiaries or any of their respective directors, officers, employees, representatives or agents shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any Alternative Proposal, provided, however, that the Board of a Party may furnish such information (but limited to the information provided to the other Party in connection with or relating to this Agreement and the Transactions) or participate in such negotiations or discussions if such Board, after having consulted with and considered the advice of outside counsel, has determined that the failure to do the same would, in the good faith opinion of such Board, result in a breach of the fiduciary duty of the Board under applicable law. Each Party will promptly inform the other Party orally and in writing of any such request for information or of any negotiations or discussions, as well as instruct its directors, officers, employees, representatives and agents and those of its Subsidiaries to refrain from taking any action prohibited by this Section.

6.8 Current Information

         During the period from the date hereof to the Closing Date, each Party shall, upon request of the other Party, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of the requesting Party regarding its and its Subsidiaries financial condition, operations and businesses and matters relating to the completion of the Transactions. As soon as reasonably available, but in no event more than five business days after filing, each Party will Deliver all reports filed by it under the Thrift Regulations concurrently with the filing of such reports. Each Party will also Deliver as soon as practicable all Securities Documents filed by it with the SEC subsequent to the date hereof.

6.9 Indemnification

         (a) After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of either Party or any of its respective Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of either Party or any of its respective Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring before the Effective Time (including, without limitation, the Transactions, regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time and under such Party's Charter or bylaws as in effect on the date hereof (as the case may be). The Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.9(a), upon learning of any Claim, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.9(a)except to the extent such failure materially prejudices the Surviving Corporation) and shall deliver to the Surviving Corporation any undertaking required by applicable law. The Surviving Corporation shall ensure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in a Party's Charter or bylaws(as the case may be), as in effect as of the date hereof, or allowed under applicable state or federal law as in effect as of the date hereof or as such law may be amended applicable to a time before the Effective Time, with respect to Indemnified Liabilities shall survive the consummation of the Transactions.

         (b) From and after the Effective Time, the directors, officers and employees of each Party hereto or any of its Subsidiaries who become directors, officers or employees of the Surviving Corporation or any of its Subsidiaries, shall have indemnification rights having prospective application with respect to acts or omissions occurring after the Effective Time. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of the Surviving Corporation and its Subsidiaries are entitled under the provisions of the Charter and bylaws of the Surviving Corporation and its Subsidiaries, as in effect from time to time after the Effective Time, as applicable, and provisions of applicable state and federal law as in effect from time to time after the Effective Time.

         (c) For a period of six years from and after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Cohoes and its Subsidiaries (provided that the Surviving Corporation may substitute therefor policies from a financially capable insurer of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous, or in the event such coverage is provided through Hudson's insurer it may be on terms and conditions (other than coverage and amounts) consistent with Hudson's current coverage), or in lieu thereof single limit tail coverage for such period, with respect to claims arising from facts or events which occurred before the Effective Time. Following consummation of the Merger, the directors and officers of the Surviving Corporation and its Subsidiaries shall be covered by the directors' and officers' liability insurance maintained by the Surviving Corporation and its Subsidiaries.

         (d) The obligations of the Surviving Corporation provided under paragraphs (a), (b) and (c) of this Section 6.9 are intended to be enforceable against the Surviving Corporation directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of the Surviving Corporation.

6.10 Environmental Reports

         If requested by a Party within 15 days after the date hereof (or within 15 days after the acquisition or lease of any real property acquired or leased after the date hereof), the other Party shall, as soon as reasonably practicable, but not later than 30 days from the receipt of the request, Deliver a report of a phase one environmental investigation on real property owned or leased by it (but excluding space in office or retail and similar establishments leased for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one environmental investigation in the requesting Party's reasonable opinion, the other Party shall Deliver, within 60 days of the receipt of the request, a report of a phase two environmental investigation on properties requiring such additional study. The requesting Party shall have ten days from its receipt of the phase one environmental investigation to request a phase two environmental investigation. The costs of any environmental investigations shall be borne by the requesting Party.

6.11 Employees and Employee Benefit Plans

                  (a) Full time  employees  of Cohoes and its  Subsidiaries  who remain employed after the Effective Time will be eligible to participate in benefit plans of the Surviving Corporation and its Subsidiaries that are generally available to their full-time employees on a uniform and non-discriminatory basis in accordance with and subject to the terms and provisions of such benefit plans, with credit for years of service with Cohoes and its Subsidiaries for the purpose of determining eligibility for participation, vesting and entitlement to vacation time and sick pay (but not for the purpose of accrual or restoration of benefits under any Hudson Employee Plan or any future benefit plan of the Surviving Corporation or any of its Subsidiaries where benefits are calculated on an actuarial basis, including any qualified or non-qualified defined benefit plan or restoration plan). Contributions to (and accrual of benefits, to the extent applicable, if any, under) benefit plans of the Surviving Corporation and its Subsidiaries on behalf of continuing full-time employees of Cohoes and its Subsidiaries shall only relate to qualifying compensation earned by such employees after the Effective Time subject to the terms and provisions of such employee plans. Notwithstanding anything contained above, continuing full time employees of Cohoes and its Subsidiaries shall not be eligible to participate in the Hudson (Surviving Corporation) ESOP until the plan year beginning April 1, 2001. The Surviving Corporation shall use its best efforts to cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the corresponding Cohoes group health plan) and eligibility waiting periods under its group health plans to be waived with respect to such participants and their eligible dependents.

                  (b) If the employment of any full-time employee of Cohoes, Hudson or their respective Subsidiaries is involuntarily terminated other than for Cause within six months following the Effective Time, the Surviving Corporation or its applicable Subsidiary shall provide severance benefits to such employee in a cash amount equal to such employee's regular salary for a one-week period (as in effect immediately prior to the Effective Time) multiplied by the total number of whole years of such employee's full-time employment (up to a maximum of thirteen years) at Cohoes, Hudson or any of their respective Subsidiaries; provided, however that in no event shall the Surviving Corporation or any of its applicable Subsidiaries have any obligation to provide severance benefits to any such full-time employee whose termination of employment occurs due to resignation or discharge for Cause or who is entitled to severance benefits or the equivalent thereof under the terms of any other compensation plan or individual contract or the provisions of Section 6.11(c).

                  (c) The Surviving Corporation agrees to honor the terms of all Previously Disclosed employment, consulting, severance and termination agreements, severance plans, benefit restoration plans, stock option plans, and recognition and retention plans to which Cohoes or Hudson or any of their respective Subsidiaries is a party, other than those that are being terminated and/or replaced at the Effective Time. Nothing herein is intended to limit the right of the Surviving Corporation to amend or terminate any of the foregoing in accordance with their terms. The Surviving Corporation hereby expressly assumes at the Effective Time every such agreement which by its terms requires express assumption by a successor. Such express assumption shall occur by virtue of Hudson's execution of this Agreement without any further action required by the Surviving Corporation upon the completion of the Merger. Each Cohoes employee who is currently a party to a change in control severance agreement with Cohoes' savings bank Subsidiary and is employed at the Effective Time shall be offered at such time the opportunity to receive a new change in control severance agreement from the Surviving Corporation in replacement thereof in the same form and with the same benefits contained in the change in control severance agreements currently in effect at Hudson in consideration of such employee waiving, relinquishing and releasing all of his rights under his existing change in control severance agreement with Cohoes' savings bank Subsidiary unless his employment with the Resulting Institution is involuntarily terminated without cause by the Resulting Institution within one year after the Effective Time, in which case such employee shall remain entitled to receive the severance and other benefits contained in his or her current change in control severance agreement with Cohoes' savings bank Subsidiary. Any employee of Hudson or its savings bank Subsidiary who currently has a change in control severance agreement with Hudson shall, if his or her employment is involuntarily terminated by the Surviving Corporation or the Resulting Institution without cause within one year after the Effective Time, be entitled to receive benefits equal to one year's base salary in lump sum on the date of employment termination plus continuing health insurance coverage(including spousal and dependant coverage) under the Surviving Corporation's group health insurance plan during the one year period after the date of employment termination with all premiums being paid by the Surviving Corporation.

                  (d) In the sole discretion of the Surviving Corporation, payments made by it or its Subsidiaries in full and complete satisfaction of obligations of Cohoes or its Subsidiaries under any Cohoes Employee Plan, or severance under Section 6.11(b) or under any agreement or arrangement referred to in Section 6.11(c) shall be subject to the recipient's delivery to the Surviving Corporation of (i) a written acknowledgment signed by such recipient that the payment or payments and benefits to be made to him or her is in full and complete satisfaction of all liabilities and obligations thereunder of Cohoes, the Surviving Corporation, and each of their respective Subsidiaries, affiliates, directors, officers, employees and agents, and (ii) a release by such recipient of all such parties from further liability in connection with the particular Cohoes Employee Plan, the recipients' employment, agreement or arrangement, as applicable.

                  (e) Prior to the Closing, Cohoes shall make appropriate amendments to the Cohoes ESOP, to the extent permitted by law, to permit the Surviving Corporation Common Stock received by the Cohoes ESOP in the Merger to be tendered to the Surviving Corporation for redemption and/or cancellation against payment and retirement of the Cohoes ESOP loan by the Surviving Corporation(in the same manner as if such shares of Surviving Corporation Common Stock received in the Merger by the Cohoes ESOP were sold by it in the open market with the cash proceeds therefrom being utilized to retire the Cohoes ESOP loan). At the Effective Time, the Cohoes ESOP shall terminate in accordance with its terms based upon the Merger constituting a change in control termination therein and the Surviving Corporation shall not take any action to preclude such termination. Moreover, the Parties shall make all filings with Governmental Entities relating to the termination of the Cohoes ESOP to facilitate the repayment of the ESOP loan and the distribution of benefits to participants thereunder, if any, at the earliest practicable time after the Effective Time.

                  (f) At any time on or after the Effective Time as determined by the Surviving Corporation, the Cohoes 401(k) Plan shall be merged into the Hudson 401(k) Plan, with the Hudson 401(k) Plan being the surviving plan, all in accordance with applicable law, provided the Parties understand and agree that there is no intention on their part for the profit sharing plan portion of the Cohoes 401(k) Plan to be continued in the surviving plan. Cohoes shall take all actions requested by Hudson in order to accomplish the merger of the Cohoes 401(k) Plan into the Hudson 401(k) Plan. The Surviving Corporation may at any time after the Effective Time modify the Cohoes 401(k) Plan or the merged 401(k) Plans, as the Surviving Corporation in its sole discretion determines necessary or appropriate to accomplish the merger, and to facilitate the ongoing operation of the merged 401(k) Plan, subject to compliance with applicable law.

                  (g) Cohoes shall, at the request of Hudson terminate the profit sharing plan portion of the Cohoes 401(k) Plan at or prior to the Closing.

                  (h) The Surviving Corporation shall, as of the Effective Time, grant stock options and restricted stock awards to directors (including the emeritus director) and two executive officers of Cohoes as Previously Disclosed by Hudson.

                  (i) Each person who is a director of Cohoes, Hudson or its respective savings bank Subsidiary, immediately prior to the Effective Time, who does not become an initial director of either the Surviving Corporation or the Resulting Institution at the Effective Time, together with Charles Crotty (if he is an emeritus director of Cohoes immediately prior to the Effective Time) and, at the election of Hudson prior to Closing each of its emeritus directors (if such director is an emeritus director of Hudson immediately prior to the Effective Time and no alternative arrangements have been made by Hudson with such director),shall be entitled to become an emeritus director of the Surviving Corporation at the Effective Time as Previously Disclosed by Hudson. Subsequent to the Effective Time, each of Carl A. Florio and Harry L. Robinson shall be entitled to become an emeritus director of the Surviving Corporation as Previously Disclosed by Hudson.

                  (j) Prior to the Closing, the Board of Hudson shall approve by at least a 75% vote the directors named by the Cohoes Board pursuant to
         Section 2.2(b)(i) hereof so as to ensure that completion of the Transactions does not result in a change in control under Hudson's change in control severance agreements.

6.12 Bank Merger and Resulting Institution

         The Parties and their respective savings bank Subsidiaries shall take all necessary and appropriate actions to make it possible for the Bank Merger to be authorized, agreed to, and accomplished immediately after the Effective Time, or at such other time thereafter as may be determined by the Surviving Corporation. In connection with the Bank Merger, the Surviving Corporation shall cause the following to occur:

                  (a) the name of the Resulting Institution shall continue as "Hudson River Bank & Trust Company";

                  (b) the Resulting Institution shall have 12 directors or such other equal number as is agreed to by the Parties in writing at or prior to the Closing. The directors of the Resulting Institution shall be selected by the directors of the Surviving Corporation. Those directors of the Surviving Corporation designated by pre-Merger resolutions of each Party shall, by majority action of such individuals and subject to their fiduciary duties, designate one half of the directors of the Resulting Institution according to the following procedure:

                           (i) Harry L. Robinson and Duncan MacAffer shall be
                  designated by Cohoes to be directors of the Resulting Institution, and Carl A. Florio and Earl Schram, Jr.
                  shall be designated by Hudson to be directors of the Resulting Institution;

                           (ii) the remaining directors of the Resulting Institution shall be chosen equally from the Boards of Cohoes and Hudson, with preference given to those directors who are not named as directors of the Surviving Corporation pursuant to Section 2.2(b)(i) hereof and who do not elect emeritus director status under Section 6.11(i); and

                           (iii)   Messrs.   MacAffer   and   Schram   shall  be
                  Co-Chairmen of the Board of the Resulting Institution.

                  (c) For the period set forth in Section 2.2(b)(y) hereof, the Board of the Surviving Corporation, to the extent consistent with its fiduciary duties, shall elect all incumbent directors of the Resulting Institution to additional terms. If an incumbent director designated on behalf of a Party is not re-elected or declines to stand for re-election, then the directors of the Surviving Corporation installed by such Party (inclusive of any of their successors in office) shall nominate the candidate to be elected in place of such incumbent director and the Board of Directors of the Surviving Corporation, to the extent consistent with its fiduciary duties, shall cause such candidate to be elected as a director of the Resulting Institution. If the Board of the Surviving Corporation does not cause such candidate to be elected, then the remaining directors of the Surviving Corporation designated by that Party (including any of their successors in office) shall choose another candidate until the Board of the Surviving Corporation causes such candidate to be elected as a director of the Resulting Institution.

                  (d) Any vacancy among the directors of the Resulting Institution elected on behalf of a Party pursuant to Section 6.12(b) or
         (c) shall be filled by majority action of those remaining directors of the Resulting Institution who were elected on behalf of such Party.

                  (e) The initial officers of the Resulting Institution shall be:


Vice Chairman and Chief Executive                      Harry L. Robinson
Officer
Vice Chairman and President                            Carl A. Florio
CFO                                                    Timothy E. Blow
COO and Executive Vice President                       Richard A. Ahl
Senior Lending Officer and Executive                   Sidney D. Richter
Vice President

6.13 Litigation Matters

         Each Party will consult with the other about any proposed settlement, or any disposition of, any litigation.

6.14 Conforming Entries

                  (a) Cohoes recognizes that Hudson and its Subsidiaries may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). Subject to applicable law, from and after the date hereof to the Closing, Cohoes and Hudson shall consult and cooperate with each other with respect to conforming the loan, accrual and reserve policies of Cohoes and its Subsidiaries to those policies of Hudson and its Subsidiaries, as specified in each case in writing from Hudson to Cohoes, based upon such consultation and subject to the conditions in
         Section 6.14(c) below.

                  (b) Subject to applicable law, Cohoes and Hudson shall consult and cooperate with each other with respect to determining, as specified in a written notice from Hudson to Cohoes, based upon such consultation and subject to the conditions in Section 6.14(c) below, the amount and the timing for recognizing for financial accounting purposes Cohoes' expenses of the Transactions and the restructuring charges relating to or to be incurred in connection with the Transactions.

                  (c) Subject to applicable law, Cohoes and its Subsidiaries shall (i) establish and take such reserves and accruals at such time as Hudson shall reasonably request to conform the loan, accrual and reserve policies of Cohoes and its Subsidiaries to the policies of Hudson and its

         Subsidiaries, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Transactions and restructuring charges related to or to be incurred in connection with the Transactions, in each case at such times as are reasonably requested by Hudson, but in no event prior to five days before the Closing Date; provided, however, that on the date such reserves, accruals and charges are to be taken, Hudson shall certify to Cohoes that all conditions to Hudson's obligation to consummate the Merger set forth in Sections 7.1 and 7.3 hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing by Cohoes, the delivery of which shall continue to be conditions to Hudson's obligation to consummate the Merger) have been satisfied or waived; and provided, further, that Cohoes and its Subsidiaries shall not be required to take any such action that is not consistent with GAAP and regulatory accounting principles.

                  (d) No reserves, accruals or charges taken in accordance with this Section may be a basis to assert a violation of a breach of a representation, warranty or covenant of Cohoes herein.

6.15              INTENTIONALLY OMITTED

6.16 Disclosure Supplements

         From time to time prior to the Closing, each Party shall promptly supplement or amend any materials Previously Disclosed or Delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed or Delivered or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the disclosing Party for the purpose of determining whether the conditions set forth in Article VII hereof have been satisfied.

6.17 Failure to Fulfill Conditions

         If a Party determines that a condition to its obligations to consummate the Merger may not be fulfilled, it will promptly notify the other Party. Each Party will promptly inform the other Party of any facts applicable to it that would be likely to prevent or materially delay approval of any of the Transactions by any Governmental Entity or third party or which would otherwise prevent or materially delay completion of any of the Transactions.

6.18 Proxy Solicitor

         Each Party may, and if requested by the other Party shall, retain a proxy solicitor in connection with its meeting of shareholders held to vote on its Proposal.

6.19 Surviving Corporation Common Stock

         Hudson shall reserve for issuance a sufficient number of shares of its Common Stock for the purpose of issuing the Merger Consideration to Cohoes' shareholders. Hudson covenants that the Surviving Corporation Common Stock to be issued in the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or other Encumbrance.

6.20 Prospectus/Joint Proxy Statement

         (a) The Parties shall promptly cooperate with each other in the preparation and filing of the Registration Statement with the SEC and after the SEC has cleared the Registration Statement, each shall promptly mail the Proxy Statement to its shareholders.

         (b) Each Party covenants that at the time the Proxy Statement is mailed to shareholders of the Parties, and at all times after such mailings up to and including the final required approval of shareholders of the Parties, such Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to it, its Subsidiaries, its shareholders, its Common Stock, this Agreement, and the Transactions will:

                  (i) comply in all material respects with applicable provisions of the Securities Act, the Exchange Act and the rules and regulations under such Acts; and

                  (ii) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

6.21 Tax Opinion

         Each Party agrees to use reasonable efforts to obtain a written tax opinion of counsel, dated as of the Closing, in order to satisfy the condition set forth in Section 7.1(f).

6.22 Reservation of Shares to Satisfy Cohoes Continuing Options

         Hudson or the Surviving Corporation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Surviving Corporation Common Stock for delivery upon exercise of those Cohoes Options that have been converted to a right to acquire Surviving Corporation Common Stock pursuant to Section 2.7. As soon as practicable after the Effective Time, the Surviving Corporation shall file an appropriate registration statement with respect to the shares of Surviving Corporation Common Stock subject to Cohoes Options that have been converted to a right to acquire Surviving Corporation Common Stock pursuant to Section 2.7 and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

6.23 Listing

         Hudson shall use all reasonable efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger, and the shares of Surviving Corporation Common Stock to be reserved for issuance pursuant to
Section 6.22, to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to or as of the Closing.

6.24 New Affiliates

         Cohoes shall use its best efforts to cause any person becoming an affiliate of Cohoes for purposes of Rule 145 of the Securities Act after the date hereof to enter into an affiliate agreement in the form attached hereto as Exhibit E.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

7.1 Conditions Precedent - the Parties

         The respective obligations of both Parties to effect the Merger shall be subject to the satisfaction of the following conditions at or prior to the Closing unless waived by the Parties to the extent permitted by Section 8.4.

                  (a) The shareholders of each Party shall have approved its Proposal including in the case of Hudson, each part of its Proposal.

                  (b) All approvals and consents from any Governmental Entity, the approval or consent of which is required for the completion of the Transactions, shall have been received and all statutory waiting periods in respect thereof shall have expired; and the Parties shall have procured all other approvals, consents and waivers of each person (other than the Governmental Entities referred to above) whose approval, consent or waiver is necessary to the completion of the Transactions; provided, however, that no approval or consent referred to in this Section 7.1(b) shall be deemed to have been received if it shall include any condition or requirement that, in the aggregate, would materially reduce the economic or business benefits of the Transactions to the

         Surviving Corporation as the Parties shall reasonably and in good faith agree.

                  (c) Neither Party nor its savings bank Subsidiary shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal completion of any of the Transactions.

                  (d) No proceeding initiated by any Government Entity seeking an order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of any of the Transactions shall be pending or threatened.

                  (e) The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC (and no proceedings for that purpose shall have been initiated or threatened by the SEC) and, if the offer and sale of the Surviving Corporation Common Stock in the Merger pursuant to this Agreement is subject to the securities laws of any state, shall not be subject to a stop order of any state securities authority.

                  (f) Each Party shall have received an opinion of its tax counsel, dated as of the Closing, to the effect that for federal income tax purposes:

                                    (i)  The   Transactions   will   qualify  as
                  "reorganizations" under Section 368(a) of the Code.

                                    (ii) No gain or loss will be  recognized  by
                  any Party or any of its savings bank Subsidiaries by reason of the consummation of the Transactions.

                                    (iii) No gain or loss will be  recognized by
                  any shareholder of Cohoes upon the exchange of Cohoes Common Stock solely for Surviving Corporation Common stock in the Merger.

                                    (iv) The basis of the Surviving  Corporation
                  Common Stock received by each shareholder of Cohoes who exchanges Cohoes Common Stock for Surviving Corporation Common Stock in the Merger will be the same as the basis of the Cohoes Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Surviving Corporation Common
                  Stock).

                                    (v)  The  holding  period  of the  Surviving
                  Corporation Common Stock received by a shareholder of Cohoes in the Merger will include the holding period of the Cohoes Common Stock surrendered in exchange therefor, provided that such shares of Cohoes Common Stock were held as a capital asset by such shareholder at the Effective Time.

                                    (vi) Cash  received by a Cohoes  shareholder
                  in lieu of a fractional share interest of Surviving Corporation Common Stock which such shareholder would otherwise be entitled to receive (or the deemed issuance of a fractional share interest by the Surviving Corporation and deemed redemption thereof by it) will qualify as capital gain or loss (assuming the Cohoes Common Stock was a capital asset in such shareholder's hands at the Effective Time).

                  (g) The shares of Surviving Corporation Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

7.2 Conditions Precedent - Cohoes

         The obligations of Cohoes to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Cohoes to the extent permitted by Section 8.4.

                  (a) Between the date hereof and the Closing, Hudson and/or its Subsidiaries shall not have been affected by any event or change which has had or caused a Material Adverse Effect on Hudson.

                  (b) The representations and warranties of Hudson made herein shall be true and correct as of the date hereof and (other than the representations and warranties in Section 3.1 with respect to the effects of any exercise of Rights or vesting of Restricted Stock and in
         Section 3.6) as of the Closing as though made anew at the Closing (as if the Closing Date was the date hereof for such purpose), in each case as to the representations and warranties of Hudson under Article IV subject to the standard set forth in
         Section 9.8.

                  (c) Hudson shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.

                  (d) Hudson shall have delivered to Cohoes a certificate, dated the Closing Date and signed by its Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 7.2(a) through 7.2(c) have been satisfied.

                  (e) Hudson shall have furnished Cohoes with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.2 as such conditions relate to Hudson and its Subsidiaries as Cohoes may reasonably request.

7.3 Conditions Precedent - Hudson

         The obligations of Hudson to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Closing unless waived by Hudson to the extent permitted by Section 8.4.

                  (a) Between the date hereof and the Closing, Cohoes and/or its Subsidiaries shall not have been affected by any event or change which has had or caused a Material Adverse Effect on Cohoes.

                  (b) The representations and warranties of Cohoes set forth herein shall be true and correct as of the date hereof and (other than the representations and warranties in Section 3.1 with respect to the effects of any exercise of Rights or vesting of Restricted Stock and in
         Section 3.6) as of the Closing as though made anew at the Closing (as if the Closing Date was the date hereof for such purpose), in each case as to the representations and warranties of Cohoes under Article IV subject to the standard set forth in Section 9.8.

                  (c) Cohoes shall have performed in all material respects all obligations and complied in all material respects with all covenants and agreements required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.

                  (d) Cohoes shall have delivered to Hudson a certificate, dated the Closing Date and signed by its Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 7.3(a) through 7.3(c) have been satisfied.

                  (e) Cohoes shall have furnished Hudson with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.1 and 7.3 as such conditions relate to Cohoes and its Subsidiaries as Hudson may reasonably request.

                  (f) Each affiliate of Cohoes for purposes of Rule 145 of the Securities Act shall have entered into an affiliate agreement in the form attached hereto as Exhibit E.

                                  ARTICLE VIII
                         TERMINATION, WAIVER, AMENDMENT
                            AND SPECIFIC PERFORMANCE

8.1 Termination

         This Agreement may be terminated by a written instrument prior to the Effective Time:

                  (a) by the mutual consent of the Parties;

                  (b) by the non-breaching Party if the other Party has breached in any material respect any of its covenants, agreements or representations and warranties (but in the case of representations and warranties under Article IV subject to the standard set forth in
         Section 9.8) herein, and such breach has not been cured within 30 days after written notice;

                  (c) by either Party, (i) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order prohibiting the completion of the Merger; or (ii) if application for any necessary prior approval of a Governmental Entity is denied or withdrawn at the request or recommendation of the Governmental Entity, provided that such denial or request or recommendation for withdrawal is not due to the terminating Party's breach of any provision of this Agreement;

                  (d) By either Party if the shareholders of either Party do not approve the Cohoes Proposal or the Hudson Proposal (including each part thereof), as applicable; and

                  (e) by either Party if the Effective Time has not occurred by the close of business on February 28, 2001, provided that the terminating Party is not then in breach of any of its covenants, agreements or representations and warranties (but in the case of representations and warranties under Article IV subject to the standard set forth in Section 9.8) herein.

8.2 Effect of Termination

         In the event that this Agreement is terminated it shall become void and have no effect, except for:

                  (a) the provisions relating to confidentiality set forth in Section 6.4,

                  (b) the  provision  relating  to press  releases  set forth in
         Section 6.5,

                  (c) the provision relating to expenses set forth in Section 9.1, and

                  (d) a termination pursuant to Section 8.1(b) shall not relieve the breaching Party from any liability or damages if such termination arises out of its willful breach of any provision of this Agreement; in such event the non-breaching Party shall be entitled to such monetary remedies and relief against the breaching Party as are available at law; provided, however, that the non-breaching Party may only collect monetary damages against the breaching Party if it shall (i) not have exercised any rights under the stock option agreement executed by the Parties for benefit of the non-breaching Party in the form of Exhibit A or B hereto, whichever is applicable, and (ii) cancel and surrender such stock option agreement to the breaching Party against payment of such damages.

8.3 Survival of Representations, Warranties and Covenants

         All representations, warranties, agreements and covenants in this Agreement or in any other document or instrument delivered pursuant hereto or in connection herewith shall expire on, and be terminated and extinguished at, the Effective Time other than agreements or covenants contained herein or therein that by their terms are to be performed after the Effective Time. No such representations, warranties, agreements or covenants shall be deemed to be terminated or extinguished so as to deprive the Surviving Corporation or any affiliate of a Party of any defense at law or in equity which otherwise would be available against the claims of any person, including any shareholder or former shareholder.

8.4 Waiver

         Each Party hereto by written instrument approved by its Board and signed by an executive officer of such Party, may at any time (whether before or after approval of this Agreement by the Parties' shareholders) extend the time for the performance of any of the obligations or other acts of the other Party hereto and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other Party of any of its obligations set forth herein.

8.5 Amendment or Supplement

         This Agreement may be amended at any time by mutual written agreement of the Parties approved by their Boards and signed by an executive officer of each Party, provided that any such amendment after the shareholders of the Parties have approved this Agreement shall not modify either the amount or form of the Merger Consideration or otherwise materially adversely affect such shareholders without the approval of the shareholders to the extent required by applicable law.

8.6 Specific Performance

         The Parties acknowledge and agree that the Transactions contemplated herein are unique and that any remedy at law for breach is inadequate to compensate the aggrieved Party. Accordingly, each Party shall have the right to seek specific performance of this Agreement and the other Party's duties, obligations, covenants and agreements herein in order to cause the Transactions to be consummated. To this end, each Party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance or any other equitable relief.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1 Expenses

         Except as otherwise provided below, each Party hereto shall bear and pay all costs and expenses incurred by it in connection with this Agreement and the Transactions, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel. The Parties shall equally share all printing costs, mailing costs and filing fees for the Registration Statement and the Proxy Statement.

9.2 Entire Agreement

         This Agreement together with any other documents or instruments executed by the Parties relating to the subject matter hereto concurrently with or on the same day as the execution of this Agreement contains the entire agreement among the Parties with respect to the Transactions and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein which are to be executed after the date hereof. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Article II and in Sections 6.9, 6.11 and 6.12 hereof.

9.3 No Assignment

         None of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person.

9.4 Notices

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

         If to Cohoes:

                           Cohoes Bancorp, Inc.
                           75 Remsen Street
                           Cohoes, New York 12047

                           Attention: Harry L.  Robinson
                                      President and Chief Executive Officer

         With a required copy to:

                           Elias, Matz, Tiernan & Herrick, L.L.P.
                           734 15th Street, N.W.
                           Washington, DC 20005
                           Attn:      Raymond A. Tiernan, Esq.
                                      Gerald F. Heupel, Jr., Esq.

         If to Hudson:

                           Hudson River Bancorp, Inc.
                           One Hudson City Center
                           Hudson, New York 12534

                           Attention: Carl A.  Florio
                                      President and Chief Executive Officer

         With a required copy to:

                           Silver, Freedman & Taff, L.L.P.
                           1100 New York Avenue, N.W., 7th Floor East
                           Washington, D.C. 20005
                           Attn: Robert L. Freedman, P.C.

9.5 Counterparts

         This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.6 Governing Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction. The Parties hereby designate Wilmington, Delaware to be the proper jurisdiction and venue for any suit or action arising out of this Agreement.

9.7 Severability

         Any term, provision, covenant or restriction contained in this Agreement held to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

9.8 Standard of Breach

         None of the representations or warranties contained in Article IV shall be deemed untrue or incorrect, and no Party shall be deemed to have breached its representations or warranties therein as a consequence of the existence of any fact, circumstance or event, which would not, either individually or taken together with all other facts, circumstances or events, have a Material Adverse Effect on any Party.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                         COHOES BANCORP, INC.

Attest:


                                         By:
Name: Richard A.  Ahl                    Name: Harry L.  Robinson
---------------------------              --------------------------
Title: Secretary                         Title: President


                                         HUDSON RIVER BANCORP, INC.

Attest:


                                         By:
Name: Holly Rappleyea                    Name: Carl A.  Florio
---------------------------              --------------------------
Title: Secretary                         Title: President

                                                                      APPENDIX B






_________________, 2000


Board of Directors
Hudson River Bancorp, Inc.
One Hudson City Centre
Hudson, NY 12534


Ladies and Gentlemen:

         Hudson River Bancorp, Inc. ("Hudson River") and Cohoes Bancorp, Inc. ("Cohoes") have entered into an Agreement and Plan of Merger, dated as of April 25, 2000 (the "Agreement"), pursuant to which Cohoes will be merged with and into Hudson River (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Cohoes common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the "Cohoes Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive 1.185 shares (the "Exchange Ratio") of Hudson River common stock, par value $.01 per share. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of Hudson River common stock.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement and exhibits thereto; (ii) the Stock Option Agreements, dated as of April 25, 2000, by and between Hudson River and Cohoes;
(iii) certain publicly available financial statements and other historical financial information of Hudson River that we deemed relevant; (iv) certain publicly available financial statements and other historical financial information of Cohoes that we deemed relevant; (v)consensus earnings per share estimates for Hudson River published by IBES for the year ending December 31, 2000 and certain internal financial analyses and forecasts of Hudson River prepared by and/or reviewed with management of Hudson River and the views of senior management of Hudson River, based on certain limited discussions with certain members of senior management, regarding Hudson River's business, financial condition, results of operations and future prospects; (vi) consensus earnings per share estimates for Cohoes published by IBES for the year ending December 31, 2000 and certain financial analyses and forecasts of Cohoes prepared by and/or reviewed with management of Cohoes and the views of senior management of Cohoes, based on certain limited discussions with certain members of senior management, regarding Cohoes' business, financial condition, results of operations and future prospects; (vii) the pro forma impact of the Merger on Hudson River; (viii) the publicly reported historical price and trading activity for Hudson River's and Cohoes' common stock, including a

Board of Directors
Hudson River Bancorp, Inc.
_________________, 2000
Page 2


comparison of certain financial and stock market information for Hudson River and Cohoes with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of recent business combinations in the savings institution industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Hudson River or Cohoes or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Hudson River or Cohoes or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Hudson River or Cohoes nor have we reviewed any individual credit files relating to Hudson River or Cohoes and, with your permission, we have assumed that the respective allowances for loan losses for both Hudson River and Cohoes are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of independent accountants for the accuracy and completeness of the financial statements made available to us. With respect to the financial projections prepared by and reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the respective future financial performances of Hudson River and Cohoes and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Hudson River's or Cohoes' assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Hudson River and Cohoes will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will be accounted for using the purchase method and will qualify as a tax-free reorganization for federal income tax purposes.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the

Board of Directors
Hudson River Bancorp, Inc.
_________________, 2000
Page 3

date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Hudson River's common stock will be when issued to Cohoes' shareholders pursuant to the Agreement or the prices at which Hudson River's or Cohoes' common stock will trade at any time.

         We have acted as Hudson River's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. In the past, we have also provided, and expect to continue to provide, certain other investment banking services for Hudson River and have received, and expect to receive, compensation for such services. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Hudson River and Cohoes. We may also actively trade the debt and equity securities of Hudson River and Cohoes for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of Hudson River in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Hudson River as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to Hudson River's and Cohoes' Joint Proxy Statement/Prospectus dated the date hereof and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Hudson River common stock.

                                                Very truly yours,

                                                                      APPENDIX C


                  [LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]




April 25, 2000


Board of Directors
Cohoes Bancorp, Inc.
75 Remsen Street
Cohoes, New York  12047


Dear  Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Cohoes Bancorp, Inc. ("Cohoes" or the "Company"), of the consideration to be received by such stockholders in the merger (the "Merger") between the Company and Hudson River Bancorp, Inc. ("Hudson River"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated April 25, 2000, by and among the Company and Hudson River (the "Agreement"), at the effective time of the Merger, Hudson River will acquire all of the Company's issued and outstanding shares of common stock. The holders of the Company's common stock will receive in exchange for each share of Company common stock, shares of Hudson River common stock based on an exchange ratio of 1.185 shares of Hudson River common stock for each share of Cohoes common stock.

In addition, subject to approval of items 3 and 4, options awarded pursuant to the Section 6.11 (h) will receive merger consideration as described in such section of the Agreement. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by the Company including (i) the Agreement and Plan of Merger by and among Hudson River, Hudson River Bank & Trust Company, Cohoes, and Cohoes Savings Bank (ii) Annual Reports, Proxy Statements and Form 10-Ks for the years ended June 30, 1997, 1998 and 1999, (iii) Form 10-Q for the quarters ended

Board of Directors
Cohoes Bancorp, Inc.
April 25, 2000
Page 2


September 30, 1999 and December 31, 1999 and other information we deemed relevant. We discussed with senior management and the boards of directors of the Company and its wholly owned subsidiary, Cohoes Savings Bank, the current position and prospective outlook for the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the north-eastern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For Hudson River, we reviewed the audited financial statements, 10-K's, and Proxy Statements for the years ended March 31, 1997, 1998, and 1999, Form 10-Q for the quarters ended June 30, 1999, September 30, 1999 and December 31, 1999 and certain other information deemed relevant. We also discussed with senior management of Hudson River, the current position and prospective outlook for Hudson River.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Company and Hudson River and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the Company, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of the Company or Hudson River. We have further relied on the assurances of management of the Company and Hudson River that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Merger.

Board of Directors
Cohoes Bancorp, Inc.
April 25, 2000
Page 3


Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,


/s/  Keefe, Bruyette, & Woods, Inc.


Keefe, Bruyette, & Woods, Inc.

                                                                      APPENDIX D

                                   AMENDMENTS

                                     IN THE

           CERTIFICATE OF INCORPORATION OF HUDSON RIVER BANCORP, INC.
                     TO BE INCLUDED IN CERTIFICATE OF MERGER


I. Article FIRST of the Certificate of Incorporation is amended in its entirety as follows:

            FIRST: The name of the Corporation is Cohoes-Hudson Bancorp, Inc. (hereinafter sometimes referred to as the Corporation).

II. The first sentence of Section A of Article SIXTH of the Certificate of Incorporation is amended in its entirety as follows:

         "The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board subject to the provisions of Article FIFTEENTH of this Certificate of Incorporation.

III. A new Article FIFTEENTH of the Certificate of Incorporation is added as follows:

            FIFTEENTH:

            A.    For the purpose of this Article FIFTEENTH:

                  1. "Merger" shall mean the merger of Cohoes Bancorp, Inc. with and into the Corporation with the Corporation as the Surviving Corporation.

                  2. "Surviving Corporation" shall mean the Corporation as the surviving corporation in the Merger.

                  3. "Effective Time" shall mean the effective time of the Merger.

                  4. "Resolution" shall mean a pre-Merger resolution of the Board of Directors of each of Cohoes Bancorp, Inc. and the Corporation, respectively, which

                        a. Designates six of its current members to be directors of the Surviving Corporation after the Merger, and

                        b.    Assigns  two of those  directors  to each of three
                              classes   expiring   in  2001,   2002  and   2003,
                              respectively.

                  5. "Group" shall mean each of the two groups of directors designated by the Resolutions, respectively, of Cohoes Bancorp, Inc. and the Corporation, including any successor to a Group member elected as a director in accordance with this Article FIFTEENTH.

            B. This Article FIFTEENTH shall become effective at the Effective Time; and shall become void and cease to have any effect upon the earlier of

                  1.    Six years after the Effective Time, or

                  2. Consummation of a business combination approved by a majority of the post-Merger Board of Directors of the Surviving Corporation which results in the post-Merger shareholders of the Surviving Corporation immediately prior to the consummation of such business combination owning less than 51% of the resulting entity immediately after the consummation of such business combination.

            C. Notwithstanding any other provision of this Certificate of Incorporation and while this Article FIFTEENTH is in effect as provided in Section (B) above :

                  1. The Board of Directors of the Surviving Corporation shall consist of 12 persons, six of whom shall be from each Group.

                  2.    The class to which each director belongs shall be:

                        a. The class set forth in the Resolution designating such director, or

                        b. The class to which such director's predecessor belonged.

                  3. Any vacancy in a Group shall be filled by the remaining members of that Group. So long as any such person is available to serve, and subject to the fiduciary duties of the directors of the Surviving Corporation, any vacancy in a Group shall be filled from among those persons who:

                        a. Were pre-Merger directors of that corporation which designated such Group, and

                        b. Are not already directors or emeritus directors of the Surviving Corporation.

                  4. The Board of Directors of the Surviving Corporation shall, subject to their fiduciary duties, nominate and recommend all incumbents for reelection as directors. If an incumbent declines to stand for reelection, a candidate will be chosen according to the procedures of subparagraph 3 above as if such position was a vacancy and, to the extent permitted by their fiduciary duties, all directors will vote to nominate and recommend such candidate to the shareholders. If the directors do not nominate and recommend such candidate, then the members of the retiring incumbent's Group shall choose another candidate according to the procedures of subparagraph 3 above until the directors nominate and recommend such candidate to the shareholders.

                                                                      APPENDIX E


                             STOCK OPTION AGREEMENT

      STOCK OPTION AGREEMENT, dated as of April 25, 2000, between COHOES BANCORP, INC., a Delaware corporation ("Grantee"), and HUDSON RIVER BANCORP, INC., a Delaware corporation ("Issuer").

                              W I T N E S S E T H:

      WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger on even date herewith (the "Merger Agreement");

      WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

      WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

      1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 3,093,765 fully paid and nonassessable shares of the common stock, par value $.01 per share, of Issuer ("Common Stock") at a price per share of $9.3125; (the "Option Price"); provided, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock, without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

      (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares to others in breach of any provision of the Merger Agreement.

      2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six months following the first Subsequent Triggering Event to occur (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to
Section 8.1(b) of the Merger Agreement where the breach by Issuer giving rise to the termination was willful (a "Listed Termination"); or (iii) the passage of 12 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or a Listed Termination (provided that if an Initial Triggering Event occurs prior to termination of the Merger Agreement and continues beyond such termination and prior to the passage of such 12-month period, or an Initial Triggering Event occurs after a Listed Termination and prior to the passage of such 12 month period, then in either case the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event (as hereinafter defined) but in no event more than 18 months after such Merger Agreement termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option or any portion thereof. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in willful breach of the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(b) thereof as a result of such a willful breach.

      (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

                  (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the

      Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement) or (ii) in which shareholders of Issuer immediately prior to completion of such transaction own at least 50% of the common stock of Issuer (or the resulting or surviving entity in such transaction), provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition or assumption of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Grantee Subsidiary" shall mean a subsidiary of Grantee within the definition set forth in Rule 12b-2 under the Exchange Act;

                  (ii) Any person, other than the Grantee or any Grantee Subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                  (iii) It shall have been publicly announced that any person (other than Grantee or a Grantee Subsidiary) shall have made, or publicly disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

                  (iv) (x) The Issuer Board, without having received Grantee's prior written consent, shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, (y) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or (z) Issuer shall have provided information to or engaged in negotiations with a third party relating to a possible Acquisition Transaction.

                  (v)  Any   person   other   than   Grantee   or  any   Grantee
      Subsidiary,shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

                  (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, and such breach (y) would entitle Grantee to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (z) shall not have been cured prior to the Notice Date (as defined below); or

                  (vii) Any person, other than Grantee or any Grantee Subsidiary and other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any federal or state thrift or bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

      (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                  (ii) The occurrence of an Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

      (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

      (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of any regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the State of New York or a day on which banking institutions in the State of New York are authorized by law or executive order to close.

      (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

      (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option is exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

      (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute
certificate(s)   without  such  reference  if  the  shares  have  been  sold  or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder in form and substance reasonably satisfactory to Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

      3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation(x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under any state or federal thrift or banking law, prior approval of or notice to any state or federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such state or federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

      4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

      5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

      (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5(a) or other than pursuant to this Agreement), the number of shares of Issuer Common Stock subject to the option shall be adjusted so that, after such issuance, it together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

      (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

      6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 6 months from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations, provided that any second registration shall be requested by Grantee within 12 months (or such later period as provided in Section 10) following the occurrence of the Subsequent Triggering Event. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of all Holders shall constitute at least 25% of the total number of shares to be sold by the Holders and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the 12-month period referred to above shall be increased to 18 months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

      7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock paid or to be paid by any third party, other than Grantee or a Grantee Subsidiary, pursuant to an agreement with Issuer of the kind described in Section 2(b)(i) hereof, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale or transfer of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

      (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. The Owner shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are free and clear of all liens. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

      (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

                  (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

                  (ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

      8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer savings bank Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

      (b)         The following terms have the meanings indicated:

                  (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer savings bank Subsidiary).

                  (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                  (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

                  (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger, share exchange or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, share exchange or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

      (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders and the Owners, and reasonably acceptable to the Acquiring Corporation.

      (f) Issuer shall not enter into any  transaction  described in  subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

      9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

      (b) Each Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share
Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option

Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

      10. The 30-day, 6-month, 12-month or 18-month periods for exercise of certain rights under Sections 2, 6, 7 and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods;(ii) during the pendency of any temporary restraining order, injunction or other legal bar to the exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

      11. Issuer hereby represents and warrants to Grantee as follows:

      (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board on or prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

      (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

      12. Grantee hereby represents and warrants to Issuer that:

      (a) Grantee has all requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Grantee.

      (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

      13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; within six months following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the applicable bank or thrift regulator has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, but only if such approval is required, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the applicable bank or thrift regulator.

      14. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

      15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the

Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $4.4 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee or a Grantee Subsidiary pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

      (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this
Section 15 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments,
(B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

      16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

      17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Sections 7 or 9, as the case may be, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer (which shall be binding on Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

      18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

      19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

      20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

      23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

ATTEST:                                  COHOES BANCORP, INC.



/s/ Richard A. Ahl                       By: /s/ Harry L. Robinson
------------------------------           --------------------------
Richard A. Ahl, Secretary                Harry L. Robinson, President



ATTEST:                                  HUDSON RIVER BANCORP, INC.



/s/ Holly Rappleyea                      By: /s/ Carl A. Florio
------------------------------           --------------------------
Holly Rappleyea, Secretary               Carl A. Florio, President

                                                                      APPENDIX F

                             STOCK OPTION AGREEMENT

      STOCK OPTION AGREEMENT, dated as of April 25, 2000, between HUDSON RIVER BANCORP, INC., a Delaware corporation ("Grantee"), and COHOES BANCORP, INC., a Delaware corporation ("Issuer").

                              W I T N E S S E T H:

      WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger on even date herewith (the "Merger Agreement");

      WHEREAS, as a condition and an inducement to Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

      WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

      1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 1,574,538 fully paid and nonassessable shares of the common stock, par value $.01 per share, of Issuer ("Common Stock") at a price per share of $9.8125(the "Option Price"); provided, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock, without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

      (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares to others in breach of any provision of the Merger Agreement.

      2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six months following the first Subsequent Triggering Event to occur (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 8.1(b) of the Merger Agreement where the breach by Issuer giving rise to the termination was willful (a "Listed Termination"); or (iii) the passage of 12 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or a Listed Termination (provided that if an Initial Triggering Event occurs prior to termination of the Merger Agreement and continues beyond such termination and prior to the passage of such 12-month period, or an Initial Triggering Event occurs after a Listed Termination and prior to the passage of such 12 month period, then in either case the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event (as hereinafter defined) but in no event more than 18 months after such Merger Agreement termination). The "Last Triggering Event" shall mean the last Initial Triggering Event to expire. The term "Holder" shall mean the holder or holders of the Option or any portion thereof. Notwithstanding anything to the contrary contained herein, the Option may not be exercised at any time when Grantee shall be in willful breach of the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(b) thereof as a result of such a willful breach.

      (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

                  (i) Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than

      Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean
      (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement) or
      (ii) in which shareholders of Issuer immediately prior to completion of such transaction own at least 50% of the common stock of Issuer (or the resulting or surviving entity in such transaction), provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition or assumption of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Grantee Subsidiary" shall mean a subsidiary of Grantee within the definition set forth in Rule 12b-2 under the Exchange Act;

                  (ii) Any person, other than the Grantee or any Grantee Subsidiary, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

                  (iii) It shall have been publicly announced that any person (other than Grantee or a Grantee Subsidiary) shall have made, or publicly disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

                  (iv) (x) The Issuer Board, without having received Grantee's prior written consent, shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, (y) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition

      Transaction with any person other than Grantee or a Grantee  Subsidiary or
      (z) Issuer shall have provided information to or engaged in negotiations with a third party relating to a possible Acquisition Transaction.

                  (v) Any person,  other than Grantee or any Grantee Subsidiary, shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

                  (vi) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement after an overture is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, and such breach (y) would entitle Grantee to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both) and (z) shall not have been cured prior to the Notice Date (as defined below); or

                  (vii) Any person, other than Grantee or any Grantee Subsidiary and other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any federal or state thrift or bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

      (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                  (ii) The occurrence of an Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

      (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

      (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of any regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the State of New York or a day on which banking institutions in the State of New York are authorized by law or executive order to close.

      (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

      (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option is exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer a copy of this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

      (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute
certificate(s)   without  such  reference  if  the  shares  have  been  sold  or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder in form and substance reasonably satisfactory to Issuer; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2, the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

      3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under any state or federal thrift or banking law, prior approval of or notice to any state or federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such state or federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

      4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

      5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

      (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 5(a) or other than pursuant to this Agreement), the number of shares of Issuer Common Stock subject to the option shall be adjusted so that, after such issuance, it together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

      (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

      6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within six months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 6 months from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations, provided that any second registration shall be requested by Grantee within 12 months (or such later period as provided in Section 10) following the occurrence of the Subsequent Triggering Event. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of all Holders shall constitute at least 25% of the total number of shares to be sold by the Holders and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the 12-month period referred to above shall be increased to 18 months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

      7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock paid or to be paid by any third party, other than Grantee or a Grantee Subsidiary, pursuant to an agreement with Issuer of the kind described in Section 2(b)(i) hereof, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale or transfer of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

      (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. The Owner shall also represent and warrant that it has sole record and beneficial ownership of such Option Shares and that such Option Shares are free and clear of all liens. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in part or in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering with respect to Options or Option Shares as to which the Holder or the Owner, as the case may be, has not revoked its repurchase demand; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

      (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

                  (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

                  (ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

      8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer savings bank Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

      (b)         The following terms have the meanings indicated:

                  (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer savings bank Subsidiary).

                  (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                  (iii) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

                  (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger, share exchange or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, share echange or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

      (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by a majority in interest of the Holders and the Owners and reasonably acceptable to the Acquiring Corporation.

      (f) Issuer shall not enter into any  transaction  described in  subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

      9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

      (b) Each Substitute Option Holder and Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share
Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option

Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

      10. The 30-day, 6-month, 12-month or 18-month periods for exercise of certain rights under Sections 2, 6, 7 and 9 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal bar to the exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

      11. Issuer hereby represents and warrants to Grantee as follows:

      (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board on or prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

      (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

      12. Grantee hereby represents and warrants to Issuer that:

      (a) Grantee has all requisite corporate power and authority to enter into, execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Grantee.

      (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

      13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within six months following such Subsequent Triggering Event; provided, however, that until the date 15 days following the date on which the applicable bank or thrift regulator has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, but only if such approval is required, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the sole purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the applicable bank or thrift regulator.

      14. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

      15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the

Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $4.4 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee or a Grantee Subsidiary pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

      (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this
Section 15 is prohibited under applicable law or regulation, or as a consequence of administrative policy, or as a result of a written agreement or other binding obligation with a governmental or regulatory body or agency, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments,
(B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

      16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

      17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer or Substitute Option Issuer, as the case may be, is not permitted to repurchase pursuant to Sections 7 or 9, as the case may be, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer (which shall be binding on Substitute Option Issuer) to allow the Holder to acquire or to require Issuer or Substitute Option Issuer, as the case may be, to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

      18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

      19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

      20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

      23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

ATTEST:                                  HUDSON RIVER BANCORP, INC.



/s/ Holly Rappleyea                      By: /s/ Carl A. Florio
------------------------------           --------------------------
Holly Rappleyea, Secretary               Carl A. Florio, President


ATTEST:                                  COHOES BANCORP, INC.



/s/ Richard A. Ahl                       By: /s/ Harry L. Robinson
------------------------------           --------------------------
Richard A. Ahl, Secretary                Harry L. Robinson, President

                                                                      APPENDIX G

                           HUDSON RIVER BANCORP, INC.

                  1998 AMENDED STOCK OPTION AND INCENTIVE PLAN


      1. Plan Purpose. The purpose of the Plan is to promote the long-term interests of the Corporation and its stockholders by providing a means for attracting and retaining directors, advisory directors, directors emeriti, officers and employees of the Corporation and its Affiliates. It is intended that designated Options granted pursuant to the provisions of this Plan to persons employed by the Corporation or its Affiliates will qualify as Incentive Stock Options. Options granted to persons who are not employees will be Non-Qualified Stock Options.

      2.  Definitions.  The following definitions are applicable to the Plan:

      "Affiliate" - means any "parent corporation" or "subsidiary corporation" of the Corporation, as such terms are defined in Section 424(e) and (f), respectively, of the Code.

      "Bank" - means Hudson River Bank & Trust Company and any successor entity.

      "Award" - means the grant of an Incentive Stock Option, a Non-Qualified Stock Option, a Stock Appreciation Right, a Limited Stock Appreciation Right or any combination thereof, as provided in the Plan.

      "Code" - means the Internal Revenue Code of 1986, as amended.

      "Committee" - means the Committee referred to in Section 3 hereof.

      "Continuous Service" - means the absence of any interruption or termination of service as a director, advisory director, director emeritus, officer or employee of the Corporation or an Affiliate, except that when used with respect to any Options or Rights which at the time of exercise are intended to be Incentive Stock Options, continuous service means the absence of any interruption or termination of service as an employee of the Corporation or an Affiliate. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Corporation or in the case of transfers between payroll locations of the Corporation or between the Corporation, its parent, its subsidiaries or its successor. With respect to any advisory director or director emeritus, continuous service shall mean availability to perform such functions as may be required of such persons.

      "Corporation" - means Hudson River Bancorp, Inc., a Delaware corporation.

      "Employee" - means any person, including an officer or director, who is employed by the Corporation or any Affiliate.

      "ERISA" - means the Employee Retirement Income Security Act of 1974, as amended.

      "Exercise Price" - means (i) in the case of an Option, the price per Share at which the Shares subject to such Option may be purchased upon exercise of such Option and (ii) in the case of a Right, the price per Share (other than the Market Value per Share on the date of exercise and the Offer Price per Share as defined in Section 10 hereof) which, upon grant, the Committee determines shall be utilized in calculating the aggregate value which a Participant shall be entitled to receive pursuant to Sections 9, 10 or 12 hereof upon exercise of such Right.

      "Incentive Stock Option" - means an option to purchase Shares granted by the Committee pursuant to Section 6 hereof which is subject to the limitations and restrictions of Section 8 hereof and is intended to qualify under Section 422(b) of the Code.

      "Limited Stock Appreciation Right" - means a stock appreciation right with respect to Shares granted by the Committee pursuant to Sections 6 and 10 hereof.

      "Market Value" - means the average of the high and low quoted sales price on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) of a Share on the Composite Tape for the New York Stock Exchange-Listed Stocks, or, if on such date the Shares are not quoted on the Composite Tape, on the New York Stock Exchange, or, if the Shares are not listed or admitted to trading on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the Shares are listed or admitted to trading, or, if the Shares are not listed or admitted to trading on any such exchange, the mean between the closing high bid and low asked quotations with respect to a Share on such date on the NASDAQ System, or any similar system then in use, or, if no such quotations are available, the fair market value on such date of a Share as the Committee shall determine.

      "Non-Employee Director" - means a director who a) is not currently an officer or employee of the Corporation; b) is not a former employee of the Corporation who receives compensation for prior services (other than from a tax-qualified retirement plan); c) has not been an officer of the Corporation;
d) does not receive remuneration from the Corporation in any capacity other than as a director; and e) does not possess an interest in any other transactions or is not engaged in a business relationship for which disclosure would be required under Item 404(a) or (b) of Regulation S-K.

      "Non-Qualified Stock Option" - means an option to purchase Shares granted by the Committee pursuant to Section 6 hereof which is not intended to qualify under Section 422(b) of the Code.

      "Option"  - means an  Incentive  Stock  Option  or a  Non-Qualified  Stock
Option.

      "Participant" - means any director, advisory director, director emeritus, officer or employee of the Corporation or any Affiliate who is selected by the Committee to receive an Award or who is granted an Award pursuant to Section 19 hereof.

      "Plan"  -  means  the  1998  Stock  Option  and  Incentive   Plan  of  the
Corporation.

      "Related" - means (i) in the case of a Right, a Right which is granted in connection with, and to the extent exercisable, in whole or in part, in lieu of, an Option or another Right and (ii) in the case of an Option, an Option with respect to which and to the extent a Right is exercisable, in whole or in part, in lieu thereof has been granted.

      "Right" - means a Limited Stock Appreciation Right or a Stock Appreciation Right.

      "Shares" - means the shares of common stock of the Corporation.

      "Stock Appreciation Right" - means a stock appreciation right with respect to Shares granted by the Committee pursuant to Sections 6 and 9 hereof.

      "Ten Percent Beneficial Owner" - means the beneficial owner of more than ten percent of any class of the Corporation's equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

      3.  Administration.   The  Plan  shall  be  administered  by  a  Committee
consisting of two or more members, each of whom shall be a Non-Employee Director. The members of the Committee shall be appointed by the Board of Directors of the Corporation. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of instruments evidencing such grants; and (v) establish from time to time regulations for the administration of the Plan, interpretation of the Plan, and determination of all matters deemed necessary or advisable for the administration of the Plan.

      A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee.

      4. Participation in Committee Awards. The Committee may select from time to time Participants in the Plan from those directors (including advisory directors and directors emeriti), officers and employees of the Corporation or its Affiliates who, in the opinion of the Committee, have the capacity for contributing to the successful performance of the Corporation or its Affiliates.

      5. Shares  Subject to Plan.  Subject to  adjustment  by the  operation  of
Section 11 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 1,930,241. The Shares with respect to which Awards may be made under the Plan may be either authorized and unissued shares or issued shares heretofore or hereafter reacquired and held as treasury shares. Shares which are subject to Related Rights and Related Options shall be counted only once in determining whether the maximum number of Shares with respect to which Awards may be granted under the Plan has been exceeded. An Award shall not be considered to have been made under the Plan with respect to any Option or Right which terminates and new Awards may be granted under the Plan with respect to the number of Shares as to which such termination has occurred.

      6. General Terms and Conditions of Options and Rights. The Committee shall have full and complete authority and discretion, except as expressly limited by the Plan, to grant Options and/or Rights and to provide the terms and conditions (which need not be identical among Participants) thereof. In particular, the Committee shall prescribe the following terms and conditions: (i) the Exercise Price of any Option or Right, which shall not be less than the Market Value per Share at the date of grant of such Option or Right, (ii) the number of Shares subject to, and the expiration date of, any Option or Right, which expiration date shall not exceed ten years from the date of grant, (iii) the manner, time and rate (cumulative or otherwise) of exercise of such Option or Right, and (iv) the restrictions, if any, to be placed upon such Option or Right or upon Shares which may be issued upon exercise of such Option or Right.

      Any Award made pursuant to this Plan may, in the sole discretion of the Committee, vest in annual installments over a period of years, with the first installment vesting on the one-year anniversary of the date of grant, except in the event of death or disability.

      Furthermore, at the time of any Award, the Participant shall enter into an agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the Award and such other matters as the Committee, in its sole discretion, shall determine (the "Option Agreement").

      7.     Exercise of Options or Rights.

            (a) Except as provided herein, an Option or Right granted under the Plan shall be exercisable during the lifetime of the Participant to whom such Option or Right was granted only by such Participant and, except as provided in paragraphs (c) and
                  (d) of this Section 7, no such Option or Right may be exercised unless at the time such Participant exercises such Option or Right, such Participant has maintained Continuous Service since the date of grant of such Option or Right.

            (b) To exercise an Option or Right under the Plan, the Participant to whom such Option or Right was granted shall give written notice to the Corporation in form satisfactory to the Committee (and, if partial exercises have been permitted by the Committee, by specifying the number of Shares with respect to which such Participant elects to exercise such Option or Right) together with full payment of the Exercise Price, if any and to the extent required. The date of exercise shall be the date on which such notice is received by the Corporation. Payment, if any is required, shall be made either (i) in cash (including check, bank draft or money order) or, if the Committee in its discretion so determines, (ii) by delivering
                  (A) Shares already owned by the Participant and having a fair market value equal to the applicable exercise price, such fair market value to be determined in such appropriate manner as may be provided by the Committee or as may be required in order to comply with or to conform to requirements of any applicable laws or regulations, or (B) a combination of cash and such Shares.

            (c) If a Participant to whom an Option or Right was granted shall cease to maintain Continuous Service for any reason (excluding death, disability and termination of employment by the Corporation or any Affiliate for cause), such Participant may, but only within the period of three months immediately succeeding such cessation of Continuous Service and in no event after the expiration date of such Option or Right, exercise such Option or Right to the extent that such Participant was entitled to exercise such Option or Right at the date of such cessation, provided, however, that such right of exercise after cessation of Continuous Service shall not be available to a Participant if the Committee otherwise determines and so provides in the applicable instrument or instruments evidencing the grant of such Option or Right. If a Participant to whom an Option or Right was granted shall cease to maintain Continuous Service by reason of death or disability then, unless the Committee shall have otherwise provided in the instrument evidencing the grant of an Option or Right, all Options and Rights granted and not fully exercisable shall become exercisable in full upon the happening of such event and shall remain so exercisable (i) in the event of death for the period described in paragraph (d) of this Section 7 and (ii) in the event of disability for a period of one year following such date. If the Continuous Service of a Participant to whom an Option or Right was granted by the Corporation is terminated for cause, all rights under any Option or Right of such Participant shall expire immediately upon the effective date of such termination.

            (d) In the event of the death of a Participant while in the Continuous Service of the Corporation or an Affiliate or within the three-month period referred to in paragraph (c) of this Section 7, the person to whom any Option or Right held by the Participant at the time of his death is transferred by will or the laws of descent and distribution, or in the case of an Award other than an Incentive Stock Option, pursuant to a qualified domestic relations order, as defined in the Code or Title I of ERISA or the rules thereunder may, but only to the extent such Participant was entitled to exercise such Option or Right upon his death as provided in paragraph (c) above, exercise such Option or Right at any time within a period of one year succeeding the date of death of such Participant, but in no event later than ten years from the date of grant of such Option or Right. Following the death of any Participant to whom an Option was granted under the Plan, irrespective of whether any Related Right shall have theretofore been granted to the Participant or whether the person entitled to exercise such Related Right desires to do so, the Committee may, as an alternative means of settlement of such Option, elect to pay to the person to whom such Option is transferred by will or by the laws of descent and distribution, or in the case of an Option other than an Incentive Stock Option, pursuant to a qualified domestic relations order, as defined in the Code or Title I of ERISA or the rules thereunder, the amount by which the Market Value per Share on the date of exercise of such Option shall exceed the Exercise Price of such Option, multiplied by the number of Shares with respect to which such Option is properly exercised. Any such settlement of an Option shall be considered an exercise of such Option for all purposes of the Plan.

      8. Incentive Stock Options. Incentive Stock Options may be granted only to Participants who are Employees. Any provision of the Plan to the contrary notwithstanding, (i) no Incentive Stock Option shall be granted more than ten years from the date the Plan is adopted by the Board of Directors of the Corporation and no Incentive Stock Option shall be exercisable more than ten years from the date such Incentive Stock Option is granted, (ii) the Exercise Price of any Incentive Stock Option shall not be less than the Market Value per Share on the date such Incentive Stock Option is granted, (iii) any Incentive Stock Option shall not be transferable by the Participant to whom such Incentive Stock Option is granted other than by will or the laws of descent and distribution, and shall be exercisable during such Participant's lifetime only by such Participant, (iv) no Incentive Stock Option shall be granted to any individual who, at the time such Incentive Stock Option is granted, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation or any Affiliate unless the Exercise Price of such Incentive Stock Option is at least 110 percent of the Market Value per Share at the date of grant and such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted, and (v) the aggregate Market Value (determined as of the time any Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year shall not exceed $100,000.

      9. Stock Appreciation Rights. A Stock Appreciation Right shall, upon its exercise, entitle the Participant to whom such Stock Appreciation Right was granted to receive a number of Shares or cash or combination thereof, as the Committee in its discretion shall determine, the aggregate value of which (i.e., the sum of the amount of cash and/or Market Value of such Shares on date of exercise) shall equal (as nearly as possible, it being understood that the Corporation shall not issue any fractional shares) the amount by which the Market Value per Share on the date of such exercise shall exceed the Exercise Price of such Stock Appreciation Right, multiplied by the number of Shares with respect of which such Stock Appreciation Right shall have been exercised. A Stock Appreciation Right may be Related to an Option or may be granted independently of any Option as the Committee shall from time to time in each case determine. At the time of grant of an Option the Committee shall determine whether and to what extent a Related Stock Appreciation Right shall be granted with respect thereto, provided, however, and notwithstanding any other provision of the Plan, that if the Related Option is an Incentive Stock Option, the Related Stock Appreciation Right shall satisfy all the restrictions and limitations of Section 8 hereof as if such Related Stock Appreciation Right were an Incentive Stock Option and as if other rights which are Related to Incentive Stock Options were Incentive Stock Options. In the case of a Related Option, such Related Option shall cease to be exercisable to the extent of the Shares with respect to which the Related Stock Appreciation Right was exercised. Upon the exercise or termination of a Related Option, any Related Stock Appreciation Right shall terminate to the extent of the Shares with respect to which the Related Option was exercised or terminated.

      10. Limited Stock Appreciation Rights. At the time of grant of an Option or Stock Appreciation Right to any Participant, the Committee shall have full and complete authority and discretion to also grant to such Participant a Limited Stock Appreciation Right which is Related to such Option or Stock Appreciation Right, provided, however and notwithstanding any other provision of the Plan, that if the Related Option is an Incentive Stock Option, the Related Limited Stock Appreciation Right shall satisfy all the restrictions and limitations of Section 8 hereof as if such Related Limited Stock Appreciation Right were an Incentive Stock Option and as if all other Rights which are Related to Incentive Stock Options were Incentive Stock Options. Subject to vesting requirements contained in 12 C.F.R. ss. 563b.3(g)(4) or any successor regulation, a Limited Stock Appreciation Right shall be exercisable only during the period beginning on the first day following the date of expiration of any "offer" (as such term is hereinafter defined) and ending on the forty-fifth day following such date.

      A Limited Stock Appreciation Right shall, upon its exercise, entitle the Participant to whom such Limited Stock Appreciation Right was granted to receive an amount of cash equal to the amount by which the "Offer Price per Share" (as such term is hereinafter defined) or the Market Value on the date of such exercise, as shall have been provided by the Committee in its discretion at the time of grant, shall exceed the Exercise Price of such Limited Stock Appreciation Right, multiplied by the number of Shares with respect to which such Limited Stock Appreciation Right shall have been exercised. Upon the exercise of a Limited Stock Appreciation Right, any Related Option and/or Related Stock Appreciation Right shall cease to be exercisable to the extent of the Shares with respect to which such Limited Stock Appreciation Right was exercised. Upon the exercise or termination of a Related Option or Related Stock Appreciation Right, any Related Limited Stock Appreciation Right shall terminate to the extent of the Shares with respect to which such Related Option or Related Stock Appreciation Right was exercised or terminated.

      For the purposes of this Section 10, the term "Offer" shall mean any tender offer or exchange offer for Shares other than one made by the Corporation, provided that the corporation, person or other entity making the offer acquires pursuant to such offer either (i) 25% of the Shares outstanding immediately prior to the commencement of such offer or (ii) a number of Shares which, together with all other Shares acquired in any tender offer or exchange offer (other than one made by the Corporation) which expired within sixty days of the expiration date of the offer in question, equals 25% of the Shares outstanding immediately prior to the commencement of the offer in question. The term "Offer Price per Share" as used in this Section 10 shall mean the highest price per Share paid in any Offer which Offer is in effect any time during the period beginning on the sixtieth day prior to the date on which a Limited Stock Appreciation Right is exercised and ending on the date on which such Limited Stock Appreciation Right is exercised. Any securities or property which are part or all of the consideration paid for Shares in the Offer shall be valued in determining the Offer Price per Share at the higher of (A) the valuation placed on such securities or property by the corporation, person or other entity making such Offer or (B) the valuation placed on such securities or property by the Committee.

      11. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Corporation, the maximum aggregate number and class of Shares as to which Awards may be granted under the Plan and the number, class and exercise price of Shares with respect to which Awards theretofore have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive.

      12.  Effect  of  Merger.  In the  event of any  merger,  consolidation  or combination of the Corporation (other than a merger, consolidation or combination in which the Corporation is the continuing entity and which does not result in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof) pursuant to a plan or agreement the terms of which are binding upon all stockholders of the Corporation (except to the extent that dissenting stockholders may be entitled, under statutory provisions or provisions contained in the certificate or articles of incorporation, to receive the appraised or fair value of their holdings), any Participant to whom an Option or Right has been granted at least six months prior to such event shall have the right (subject to the provisions of the Plan and any limitation or vesting period applicable to such Option or Right), thereafter and during the term of each such Option or Right, to receive upon exercise of any such Option or Right an amount equal to the excess of the fair market value on the date of such exercise of the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a Share over the Exercise Price of such Right or Option, multiplied by the number of Shares with respect to which such Option or Right shall have been exercised. Such amount may be payable fully in cash, fully in one or more of the kind or kinds of property payable in such merger, consolidation or combination, or partly in cash and partly in one or more of such kind or kinds of property, all in the discretion of the Committee.

      13. Assignments and Transfers. No Award nor any right or interest of a Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution or in the case of Awards other than Incentive Stock Options pursuant to a qualified domestic relations order, as defined in the Code or Title I of ERISA or the rules thereunder.

      14. Employee Rights Under the Plan. No director, officer or employee shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant and no director, officer, employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Corporation or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Corporation or any Affiliate.

      15. Delivery and Registration of Stock. The Corporation's obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933 or any other Federal, state or local securities legislation or regulation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. The Corporation shall not be required to deliver any Shares under the Plan prior to (i) the admission of such shares to listing on any stock exchange or other system on which Shares may then be listed, and (ii) the completion of such registration or other qualification of such Shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

      16. Withholding Tax. The Corporation shall have the right to deduct from all amounts paid in cash with respect to the exercise of a Right under the Plan any taxes required by law to be withheld with respect to such cash payments. Where a Participant or other person is entitled to receive Shares pursuant to the exercise of an Option or Right pursuant to the Plan, the Corporation shall have the right to require the Participant or such other person to pay the Corporation the amount of any taxes which the Corporation is required to withhold with respect to such Shares, and may, in its sole discretion, withhold sufficient Shares to cover the amount of taxes which the Corporation is required to withhold.

      17. Amendment or Termination. The Board of Directors of the Corporation may amend, suspend or terminate the Plan or any portion thereof at any time, but (except as provided in Section 11 hereof) no amendment shall be made without approval of the stockholders of the Corporation which shall (i) increase the aggregate number of Shares with respect to which Awards may be made under the Plan, (ii) materially increase the benefits accruing to Participants, (iii) materially change the requirements as to eligibility for participation in the Plan or (iv) change the class of persons eligible to participate in the Plan; provided, however, that no such amendment, suspension or termination shall impair the rights of any Participant, without his consent, in any Award theretofore made pursuant to the Plan.

      18. Effective Date and Term of Plan. The Plan shall become effective upon its ratification by stockholders of the Corporation. It shall continue in effect for a term of ten years unless sooner terminated under Section 17 hereof.

                                                                      APPENDIX H

                           HUDSON RIVER BANCORP, INC.

                   1998 AMENDED RECOGNITION AND RETENTION PLAN


         1. Plan Purpose. The purpose of the Plan is to promote the long-term interests of the Corporation and its stockholders by providing a means for attracting and retaining directors, executive officers and employees of the Corporation and its Affiliates.

         2. Definitions. The following definitions are applicable to the Plan:

         "Award" - means the grant of Restricted  Stock pursuant to the terms of
Section 12 of the Plan or by the Committee, as provided in the Plan.

         "Affiliate"   -  means  any   "parent   corporation"   or   "subsidiary
corporation" of the Corporation, as such terms are defined in Section 424(e) and
(f), respectively, of the Code.

         "Bank" - means Hudson River Bank & Trust Company and its successors.

         "Beneficiary" - means the person or persons designated by a Participant to receive any benefits payable under the Plan in the event of such Participant's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Participant's surviving spouse, if any, or if none, his estate.

         "Code" - means the Internal Revenue Code of 1986, as amended.

         "Committee" - means the Committee of the Board of Directors of the Corporation referred to in Section 6 hereof.

         "Continuous Service" - means the absence of any interruption or termination of service as a director, director emeritus, advisory director, executive officer or employee of the Corporation or any Affiliate. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Corporation or any Affiliate or in the case of transfers between payroll locations of the Corporation or its Affiliates or between the Corporation, its Affiliates or its successor. With respect to any director emeritus or advisory director, continuous service shall mean availability to perform such functions as may be required of such individuals.

         "Conversion" - means the conversion of the Bank from the mutual to the stock form of organization.

         "Corporation"   -  means  Hudson  River   Bancorp,   Inc.,  a  Delaware
corporation.

         "Disability" - means any physical or mental impairment which qualifies an employee, director, director emeritus or advisor director for disability benefits under any applicable long-term disability plan maintained by the Bank or an Affiliate, or, if no such plan applies to such individual, which renders such employee or director, in the judgment of the Committee, unable to perform his customary duties and responsibilities.

         "ERISA" - means the Employee Retirement Income Security Act of 1974, as amended.

         "Non-Employee Director" - means a director who a) is not currently an officer or employee of the Corporation; b) is not a former employee of the Corporation who receives compensation for prior services (other than from a tax-qualified retirement plan); c) has not been an officer of the Corporation;
d) does not receive remuneration from the Corporation in any capacity other than as a director; and e) does not possess an interest in any other transactions or is not engaged in a business relationship for which disclosure would be required under Item 404(a) or (b) of Regulation S-K.

         "Participant" - means any director, director emeritus, advisory director, executive officer or employee of the Corporation or any Affiliate who is selected by the Committee to receive an Award or a director who is granted an award pursuant to Section 12.

         "Plan" - means the 1998 Recognition and Retention Plan of the Corporation.

         "Restricted Period" - means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under
Section 3 hereof with respect to Restricted Stock awarded under the Plan.

         "Restricted Stock" - means Shares which have been contingently awarded to a Participant by the Committee subject to the restrictions referred to in
Section 3 hereof, so long as such restrictions are in effect.

         "Shares" - means the common stock of the Corporation.

         3. Terms and Conditions of Restricted Stock. The Committee shall have full and complete authority, subject to the limitations of the Plan, to grant Awards and, in addition to the terms and conditions contained in paragraphs (a) through (f) of this Section 3, to provide such other terms and conditions (which need not be identical among Participants) in respect of such Awards, and the vesting thereof, as the Committee shall determine.

(a) At the time of an award of Restricted Stock, the Committee shall establish for each Participant a Restricted Period, during which or at the expiration of which, as the Committee shall determine and provide in the agreement referred to in paragraph (d) of this Section 3, the Shares awarded as Restricted Stock shall vest, and subject to any such other terms and conditions as the Committee shall provide, shares of Restricted Stock may not be sold, assigned, transferred, pledged, voted or otherwise encumbered by the Participant, except as hereinafter provided, during the Restricted Period. Except for such restrictions, and subject to paragraphs (c) and (e) of this Section 3 and Section 4 hereof, the Participant as owner of such shares shall have all the rights of a stockholder.

         The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to an Award, or to remove any or all of such restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of such Restricted Period.

(b) Except as provided in Section 5 hereof, if a Participant ceases to maintain Continuous Service for any reason (other than death or disability), unless the Committee shall otherwise determine, all Shares of Restricted Stock theretofore awarded to such Participant and which at the time of such termination of Continuous Service are subject to the restrictions imposed by paragraph (a) of this Section 3 shall upon such termination of Continuous Service be forfeited and returned to the Corporation. If a Participant ceases to maintain Continuous Service by reason of death or disability, Restricted Stock then still subject to restrictions imposed by paragraph (a) of this Section 3 will be free of those restrictions.

(c) Each certificate in respect of Shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Corporation, and shall bear the following (or a similar) legend:

                  The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the 1998 Recognition and Retention Plan of Hudson River Bancorp, Inc. Copies of such Plan are on file in the offices of the Secretary of Hudson River Bancorp, Inc., 1 Hudson City Center, Hudson, New York 12534.

(d) At the time of any Award, the Participant shall enter into an Agreement with the Corporation in a form specified by the Committee, agreeing to the terms and conditions of the Award and such other matters as the Committee, in its sole discretion, shall determine (the "Restricted Stock Agreement").

(e) The payment to the Participant of dividends or other distributions declared or paid on such shares by the Corporation shall be deferred until the lapsing of the restrictions imposed under paragraph (a) of this Section 3, and such dividends or other distributions shall be held by the Corporation for the account of the Participant until such time. There shall be credited at the end of each year (or portion thereof) interest on the amount of the deferred dividends or other distributions at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends or other distributions, together with interest accrued thereon, shall be made upon the earlier to occur of the lapsing of the restrictions imposed under paragraph (a) of this
         Section 3 or upon death or disability of the Participant. Shares of Restricted Stock subject to restriction on the date of any shareholder vote shall be voted by an independent party to be named by the Committee.

(f)      At the lapsing of the  restrictions  imposed by  paragraph  (a) of this
         Section 3, the Corporation shall deliver to the Participant (or where the relevant provision of paragraph (b) of this Section 3 applies in the case of a deceased Participant, to his legal representative, beneficiary or heir) the certificate(s) and stock power deposited with it pursuant to paragraph (c) of this Section 3 and the Shares represented by such certificate(s) shall be free of the restrictions referred to in paragraph (a) of this Section 3.

         4. Adjustments Upon Changes in Capitalization. In the event of any change in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Corporation, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the number and class of shares with respect to which Awards theretofore have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any shares of stock or other securities received as a result of any of the foregoing by a Participant with respect to Restricted Stock shall be subject to the same restrictions and the certificate(s) or other instruments representing or evidencing such shares or securities shall be legended and deposited with the Corporation in the manner provided in Section 3 hereof.

         5. Assignments and Transfers. During the Restricted Period, no Award nor any right or interest of a Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred except (i) in the event of the death of a Participant, by will or the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA or the rules thereunder.

         6. Administration. The Plan shall be administered by a Committee consisting of two or more members, each of whom shall be a Non-Employee Director. The members of the Committee shall be appointed by the Board of Directors of the Corporation. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of Shares to be subject to types of Awards generally, as well as individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of instruments evidencing such grants; and (v) establish from time to time regulations for the administration of the Plan, interpretation of the Plan, and determination of all matters deemed necessary or advisable for the administration of the Plan. The Committee may maintain, and update from time to time as appropriate, a list designating selected directors as Non-Employee Directors. The purpose of such list shall be to evidence the status of such individuals as Non-Employee Directors, and the Board of Directors may appoint to the Committee any individual actually qualifying as a Non-Employee Director regardless of whether identified as such on said list.

         A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a ma jority of the Committee without a meeting, shall be acts of the Committee.

         7. Shares  Subject to Plan.  Subject to  adjustment by the operation of
Section 4 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan is 918,324. The Shares with respect to which Awards may be made under the Plan may be either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired and held as treasury Shares. An Award shall not be considered to have been made under the Plan with respect to Restricted Stock which is forfeited and new Awards may be granted under the Plan with respect to the number of Shares as to which such forfeiture has occurred.

         The Corporation's obligation to deliver Shares with respect to an Award shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant to whom such Shares are to be delivered, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933 or any other Federal, state or local securities legislation or regulation. It may be provided that any representation requirement shall become inoperative upon a registration of the Shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. The

Corporation  shall not be required to deliver any Shares under the Plan prior to
(i) the admission of such shares to listing on any stock exchange on which Shares may then be listed, and (ii) the completion of such registration or other qualification of such Shares under any state or Federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

         8. Employee Rights Under the Plan. No director, director emeritus, advisory director, officer or employee shall have a right to be selected as a Participant nor, having been so selected, to be selected again as a Participant and no director, officer, employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Corporation or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any officer or employee any right to be retained in the employ of the Corporation, the Bank or any Affiliate.

         9. Withholding Tax. Upon the termination of the Restricted Period with respect to any shares of Restricted Stock (or at such earlier time, if any, that an election is made by the Participant under Section 83(b) of the Code, or any successor provision thereto, to include the value of such shares in taxable income), the Corporation may, in its sole discretion, withhold from any payment or distribution made under this Plan sufficient Shares or withhold sufficient cash to cover any applicable withholding and employment taxes. The Corporation shall have the right to deduct from all dividends paid with respect to shares of Restricted Stock the amount of any taxes which the Corporation is required to withhold with respect to such dividend payments. No discretion or choice shall be conferred upon any Participant with respect to the form, timing or method of any such tax withholding.

         10. Amendment or Termination. The Board of Directors of the Corporation may amend, suspend or terminate the Plan or any portion thereof at any time, but (except as provided in Section 4 hereof) no amendment shall be made without approval of the stockholders of the Corporation which shall (i) increase the aggregate number of Shares with respect to which Awards may be made under the Plan, (ii) materially increase the benefits accruing to Participants, (iii) materially change the requirements as to eligibility for participation in the Plan or (iv) change the class of persons eligible to participate in the Plan; provided, however, that no such amendment, suspension or termination shall impair the rights of any Participant, without his consent, in any Award theretofore made pursuant to the Plan.

         11. Term of Plan. The Plan shall become effective upon its ratification by the stockholders of the Corporation. It shall continue in effect for a term of ten years unless sooner terminated under Section 11 hereof.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.          Indemnification of Directors and Officers.

         Article ELEVENTH of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article ELEVENTH also provides for the authority to purchase insurance with respect thereto.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settloement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith;
(ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

         Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

         Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of osuch proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 21.  Exhibits and Financial Statement Schedules.

         (a)      Exhibits.  See Exhibit Index
         (b)      Financial Statement Schedules.  Not applicable.
         (c)      Reports, Opinions or Appraisals.  Not applicable.

Item 22.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (d) The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hudson, New York on June 26, 2000.

                                    HUDSON RIVER BANCORP, INC.

                                    By: /s/ Carl A. Florio
                                        --------------------------------
                                        Carl A. Florio, President and
                                          Chief Executive  Officer
                                        (Duly Authorized Representative)


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl A. Florio his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ Carl A. Florio                       /s/ Earl Schram, Jr.
----------------------------             ----------------------------
Carl A. Florio, Director,                Earl Schram, Jr., Chairman of the Board
President and Chief Executive Officer
(Principal Executive and
  Operating Officer)
                                         Date:  June 26, 2000
Date: June 26, 2000


/s/ Stanley Bardwell                     /s/ Joseph W. Phelan
----------------------------             ----------------------------
Stanley Bardwell, M.D. , Director        Joseph W. Phelan, Director

Date:  June 26, 2000                     Date:  June 26, 2000


/s/ William E. Collins                   /s/ William H. Jones
----------------------------             ----------------------------
William E. Collins, Director             William H. Jones, Director

Date:  June 26, 2000                     Date:  June 26, 2000


/s/ Joseph H. Giaquinto                  /s/ Marcia M. Race
----------------------------             ----------------------------
Joseph H. Giaquinto, Director            Marcia M. Race, Director

Date:  June 26, 2000                     Date:  June 26, 2000


/s/ Marilyn A. Herrington                /s/ Timothy E. Blow
----------------------------             ----------------------------
Marilyn A. Herrington, Director          Timothy E. Blow,
                                         Chief Financial Officer
                                         (Principal Financial and
                                             Accounting Officer)

Date:  June 26, 2000                     Date:  June 26, 2000





Date:  June 26, 2000

                                INDEX TO EXHIBITS

Exhibit
Number        Description

2.1 Agreement and Plan of Merger between Hudson River Bancorp, Inc. and Cohoes Bancorp, Inc. included as Appendix A to the accompanying Proxy Statement/Prospectus.

3.1 Registrant's Certificate of Incorporation, filed as Exhibit 3.1 to Registrant's Form S-1 registration statement No. 333-47605 (March 9,
         1998) and incorporated herein by reference.

3.2 Registrant's Bylaws, filed as Exhibit 3(ii) Annual Report on Form 10-K for the year ended March 31, 1999 (File No. 000-24187) and incorporated herein by reference.

4 Registrant's form of Certificate of Common Stock, filed as Exhibit 4 to Registrant's Form S-1 registration statement No. 333-47605 (March 9,
         1998) and incorporated herein by reference.

5        Opinion and Consent of Silver, Freedman & Taff, L.L.P.

8.1      Tax Opinion of Silver, Freedman & Taff, L.L.P.

8.2      Tax Opinion of Elias, Matz, Tiernan & Herrick, L.L.P.

10.1 Form of Employment Agreement between Hudson River Bank & Trust Company and certain executive officers, filed as Exhibit 10.1 to Registrant's Form S-1 registration statement No. 333-47605 (March 9, 1998) and incorporated herein by reference.

10.2 Form of Employment Agreement between Hudson River Bancorp, Inc. and certain executive officers, filed as Exhibit 10.2 to Registrant's Form S-1 registration statement No. 333-47605 (March 9, 1998) and incorporated herein by reference.

10.3 Form of Change-In-Control Severance Agreement with certain officers of Hudson River Bank & Trust Company, filed as Exhibit 10.3 to Registrant's Form S-1 registration statement No. 333-47605 (March 9,
         1998) and incorporated herein by reference.

10.4 Hudson River Bank & Trust Company Employee Severance Compensation Plan filed as Exhibit 10.4 to Registrant's Form S-1 registration statement No. 333-47605 (March 9, 1998) and incorporated herein by reference.

10.5 Registrant's Employee Stock Ownership Plan, filed as Exhibit 10.5 to Registrant's Form S-1 registration statement No. 333-47605 (March 9,
         1998) and incorporated herein by reference.

10.6     Form of Hudson City Savings  Institution  401(k)  Savings Plan filed as
         Exhibit 10.6 to Registrant's Pre- Effective Amendment No. 1 to registration statement No. 333-47605 (May 1, 1998) and incorporated herein by reference.

10.7     Benefit   Restoration  Plan  filed  as  Exhibit  10.7  to  Registrant's
         Pre-Effective Amendment No. 1 to registration statement No. 333-47605 (May 1, 1998) and incorporated herein by reference.

10.8 1998 Stock Option and Incentive Plan filed as Exhibit A to the Registrant's Proxy Statement filed on November 13, 1998 in connection with the Company's Special Meeting for Shareholders and incorporated herein by reference.

10.9 1998 Recognition and Retention Plan filed as Exhibit B to the Registrant's Proxy Statement filed on November 13, 1998 in connection with the Company's Special Meeting for Shareholders and incorporated herein by reference.

Exhibit

23.1     Consent of Silver,  Freedman & Taff, L.L.P. (Included in Exhibits 5 and
         8.1)

23.2     Consent of Elias, Matz, Tiernan & Herrick,  L.L.P. (included in Exhibit
         8.2)

23.3     Consent of KPMG LLP

23.4     Consent of Arthur Andersen LLP

23.5     Consent of Sandler O'Neill & Partners, L.P.

23.6     Consent of Keefe Bruyette & Woods, Inc.

99.1     Form of Proxy Card of Hudson River.

99.2     Form of Proxy Cards of Cohoes.